Exhibit 10.34

Private & Confidential	Execution Version RYYS/RJXH/1001144942

Dated	18 September	2021

GOLAR PARTNERS OPERATING LLC
as Borrower

arranged by

CITIGROUP GLOBAL MARKETS LIMITED
MORGAN STANLEY SENIOR FUNDING, INC.
HSBC BANK USA, N.A.
as Mandated Lead Arrangers

GOLDMAN SACHS BANK USA
as Arranger

CITIGROUP GLOBAL MARKETS LIMITED
MORGAN STANLEY SENIOR FUNDING, INC.
as Bookrunners

CITIGROUP GLOBAL MARKETS LIMITED
MORGAN STANLEY SENIOR FUNDING, INC.
as Co-ordinators

CITIBANK EUROPE PLC, UK BRANCH
as Agent

and

CITIBANK, N.A., LONDON BRANCH
as Security Agent

FACILITY AGREEMENT

for

UP TO $725,000,000 SENIOR SECURED AMORTISING TERM LOAN FACILITY

Contents

Clause		Page

Section 1 - Interpretation		1

1	Definitions and interpretation	1

Section 2 - The Facility		34

2	The Facility	34

3	Purpose	36

4	Conditions of Utilisation	37

Section 3 - Utilisation		39

5	Utilisation	40

Section 4 - Repayment, Prepayment and Cancellation		42

6	Repayment	42

7	Illegality, prepayment and cancellation	42

Section 5 - Costs of Utilisation		49

8	Interest	50

9	Interest Periods	52

10	Changes to the calculation of interest	52

11	Fees	54

Section 6 - Additional Payment Obligations		56

12	Tax gross-up and indemnities	55

13	Increased Costs	60

14	Other indemnities	61

15	Mitigation by the Lenders	64

16	Costs and expenses	65

Section 7 - Guarantee		66

17	Guarantee and indemnity	66

Section 8 - Representations, Undertakings and Events of Default		69

18	Representations	69

19	Information undertakings	78

20	Financial covenants	81

21	General undertakings	84

22	Dealings with the Ships	88

23	Condition and operation of the Ships	92

24	Insurance	95

25	Minimum security value	100

26	Chartering undertakings	103

27	Bank accounts	105

28	Business restrictions	107

29	Hedging Contracts	112

30	Events of Default	114

31	Position of Hedging Providers	120

Section 9 - Changes to Parties		121

33	Changes to the Lenders	121

34	Changes to the Obligors	126

Section 10 - The Finance Parties		127

35	Roles of Agent, Security Agent, Arrangers, Bookrunners and Co-ordinators	127

36	[Intentionally Deleted]	146

37	Conduct of business by the Finance Parties	146

38	Sharing among the Finance Parties	149

Section 11 - Administration		151

39	Payment mechanics	151

40	Set-off	154

41	Notices	154

42	Calculations and certificates	156

43	Partial invalidity	157

44	Remedies and waivers	157

45	Amendments and waivers	157

46	Confidentiality of Funding Rates	162

47	Confidentiality	163

48	Counterparts and electronic signing	166

THIS AGREEMENT is dated           2021 and made between:

(1)	GOLAR PARTNERS OPERATING LLC (the Borrower);

(2)	GOLAR LNG PARTNERS LP (the Parent);

(3)	THE ENTITIES listed in Schedule 1 as original guarantors (the Original Guarantors);

(4)	CITIGROUP GLOBAL MARKETS LIMITED, MORGAN STANLEY SENIOR FUNDING, INC. and HSBC Bank USA, N.A. as mandated lead arrangers (the Mandated Lead Arrangers);

(5)	GOLDMAN SACHS BANK USA as arranger (together with the Mandated Lead Arrangers, the Arrangers);

(6)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the Original Lenders);

(7)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as hedging providers (the Hedging Providers);

(8)	CITIGROUP GLOBAL MARKETS LIMITED and MORGAN STANLEY SENIOR FUNDING, INC. as co-ordinators (the Co-ordinators);

(9)	CITIGROUP GLOBAL MARKETS LIMITED and MORGAN STANLEY SENIOR FUNDING, INC. as bookrunners (the Bookrunners);

(10)	CITIBANK EUROPE PLC, UK BRANCH as agent of the other Finance Parties (the Agent); and

(11)	CITIBANK, N.A., LONDON BRANCH as security agent of the Finance Parties (the Security Agent).

IT IS AGREED as follows:

Section 1 -  Interpretation

1	Definitions and interpretation

1.1	Definitions

In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents.

Accession Letter means a document substantially in the form set out in Schedule 12.

Accordion Lender has the meaning given to that term in clause 2.3(b) (Ship H).

Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with clause 27 (Bank accounts).

Account Bank means, in relation to any Account other than a Brazilian Account, Nordea Bank Abp, filial i Norge or, as the case may, Citibank N.A., London Branch in accordance with clause 4.7 (Conditions subsequent), and in relation to any Brazilian Account, Citibank Rio de Janeiro.

Account Holder(s) means, in relation to any Account, each Obligor in whose name that Account is held.

Account Security means, in relation to an Account, a deed or other instrument by the relevant Account Holder(s) in favour of the Security Agent in an agreed form conferring a Security Interest over that Account.

Accounting Reference Date means 31 December or such other date as may be approved by the Lenders.

Additional Advance means, subject to clause 2.4 (Additional Advances), each borrowing of an Advance of the Total Commitments up to the aggregate amount of $170,000,000 and Additional Advances means any or all of them.

Additional Business Day means any day specified as such in the Compounded Rate Terms.

Additional Guarantor means the Golar Eskimo Lessee referred to in Schedule 13 (Additional Guarantor and Ship H) which becomes an additional guarantor in accordance with clause 34.2.

Advance means each borrowing of a portion of the Total Commitments by the Borrower or (as the context may require) the outstanding principal amount of such borrowing.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent includes any person who may be appointed as such under the Finance Documents.

Annex VI means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

Applicable Fraction means a fraction having (a) a numerator equal to the Vessel Value of the relevant Ship plus the firm remaining EBITDA (applicable to the relevant Owner and Bareboat Charterer instead of the Group) of such Ship up to the Final Repayment Date and (b) a denominator equal to the Vessel Value of all of the Ships plus the firm remaining EBITDA (applicable to the relevant Owners and Bareboat Charterers instead of the Group) of all of the Ships up to the Final Repayment Date.

Approved Commercial Manager means Golar Management Ltd or another commercial manager approved by the Majority Lender, such approval not to be unreasonably withheld.

Approved Flag State means the Marshall Islands or any other international flag reasonably acceptable to all the Lenders.

Approved Technical Manager means Golar Management Norway AS (and Wilhelmsen Ship Management AS as sub-manager) or another technical manager approved by the Majority Lenders, such approval not to be unreasonably withheld.

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Assignment Deed means:

(a)
in relation to a Ship which is not subject to a Time Charter or a Bareboat Charter, a first assignment deed in respect of that Ship executed or (as the context may require) to be executed by the Owner in favour of the Security Agent in the agreed form pursuant to which the Owner assigns its rights in the Earnings, the Insurances and the Requisition Compensation of that Ship;

(b)
in relation to a Ship which is subject to a Time Charter only, a first assignment deed in respect of that Ship executed or (as the context may require) to be executed by the Owner in favour of the Security Agent in the agreed form pursuant to which:

(i)	the Owner assigns its rights in the Earnings, the Insurances and the Requisition Compensation of that Ship; and

(ii)	the Owner assigns its interest in the Time Charter in respect of that Ship and any other Charter Documents in respect of that Ship to which it is a party; and

(c)
in relation to a Ship which is subject to a Bareboat Charter and a Time Charter, a first assignment deed in respect of that Ship executed or (as the context may require) to be executed by the Owner and the Bareboat Charterer (but excluding for the avoidance of doubt the NFE Bareboat Charterer) in favour of the Security Agent in the agreed form pursuant to which:

(i)	the Owner and the Bareboat Charterer assign their respective rights in the Earnings, the Insurances and the Requisition Compensation of that Ship;

(ii)	the Owner assigns its interest in the Bareboat Charter in respect of that Ship and any other Charter Documents in respect of that Ship to which it is a party; and

(iii)	the Bareboat Charterer assigns its interest in the Time Charter in respect of that Ship and any other Charter Documents in respect of that Ship to which it is a party.

Auditors mean Ernst & Young or any other firm appointed to act as statutory auditors of the Group which has been notified to the Agent.

Available Facility means, at any relevant time, such part of the Total Commitments (drawn and undrawn) which is available for borrowing under this Agreement at such time in accordance with clause 4 (Conditions of Utilisation) to the extent that such part of the Total Commitments is not cancelled or reduced under this Agreement.

Backstop Rate Switch Date means the date specified as such in the Compounded Rate Terms or any other date agreed as such between the Agent, the Lenders and the Borrower.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)
in relation to any state other than such  an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(a)	in relation to the United Kingdom, the UK Bail-In Legislation.

Bareboat Charter means, in relation to a Ship, the bareboat charter commitment for that Ship as at the date of this Agreement details of which are provided in Schedule 2 (Ship information) (other than the NFE Bareboat Charter).

Bareboat Charterer means, in relation to a Ship, the bareboat charterer named in Schedule 2 (Ship information) as the bareboat charterer of that Ship (other than the NFE Bareboat Charterer).

Bareboat Charterer Earnings Accounts means each of the interest bearing dollar accounts of a Bareboat Charterer with the Account Bank designated as an "Earnings Account" under clause 27 (Bank accounts).

Basel II Accord means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord or Reformed Basel III.

Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Regulations applicable to such Finance Party) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.

Basel II Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel II Regulation in force as at the date hereof (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

Basel II Regulation means:

(a)
any law or regulation in force as at the date hereof implementing the Basel II Accord, (including the relevant provisions of CRD IV and CRR) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord; and

(b)	any Basel II Approach adopted by a Finance Party or any of its Affiliates.

Basel III Accord means, together:

(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”

other than, in each such case, the agreements, rules, guidance and standards set out in Reformed Basel III as amended, supplemented or restated after the date of this Agreement.

Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

Basel III Regulation means any law or regulation implementing the Basel III Accord (including the relevant provisions of CRD IV and CRR) save to the extent that such law or regulation re-enacts a Basel II Regulation and excluding any such law or regulation which implements Reformed Basel III.

Beneficial Ownership Certification means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

Beneficial Ownership Regulation means 31 C.F.R. § 1010.230.

Borrower means the company described as such in Schedule 1 (The original parties).

Borrower Earnings Accounts means each of the interest bearing dollar accounts of the Borrower with the Account Bank designated as an "Earnings Account" under clause 27 (Bank accounts).

Brazilian Account means the Brazilian real account of Golar Serviços de Operação de Embarcações Limitada with the Citibank Rio de Janeiro with account number 37295080 in respect of Ship F or such replacement account number as notified by the Borrower to the Agent.

Break Costs means, in respect of any Term Rate Loan, the amount (if any) by which:

(a)
the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or the relevant part of it or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or the relevant part of it or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means:

(a)	a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York; and

(b)	in relation to:

(i)	any date for payment or purchase of an amount relating to a Compounded Rate Loan; or

(ii)	the determination of the first day or the last day of an Interest Period for a Compounded Rate Loan, or otherwise in relation to the determination of the length of such an Interest Period,

which is an Additional Business Day relating to that Loan or Unpaid Sum.

Central Bank Rate has the meaning given to that term in the Compounded Rate Terms.

Central Bank Rate Adjustment has the meaning given to that term in the Compounded Rate Terms.

Change of Control occurs if:

(a)	the Borrower ceases to be a direct wholly owned Subsidiary of the Parent;

(b)	the Borrower ceases to indirectly or directly wholly own each Owner and each Bareboat Charterer of the Ships;

(c)	NFE ceases to own and control indirectly or directly 100 per cent. of the Parent (excluding any preferred stock held by third parties)

and for the purpose of this definition:

(a)	control means:

(i)	the ownership of the voting and/or ordinary shares and/or limited liability company interests of an entity; or

(ii)
the power to direct the management and policies of an entity (including, but not limited to, the composition of the majority of the board of directors (or equivalent)), whether through the ownership of voting capital, by contract or otherwise; and

(b)
two or more persons are acting in concert if pursuant to an agreement or understanding (whether formal or informal) they actively co-operate, through the acquisition (directly or indirectly) of shares in the Parent by any of them, either directly or indirectly to obtain or consolidate control of the Parent.

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Security Documents.

Charter Documents means, in relation to a Ship, any Time Charter, Bareboat Charter or other charter commitment permitted under clause 22.9 (Chartering) of that Ship, any documents supplementing any Time Charter, Bareboat Charter or other charter commitment and any guarantee or security given by any person for the relevant Time Charterer's, Bareboat Charterer's or other charterer’s (as applicable) obligations under them.

Classification means, in relation to a Ship, the classification specified in respect of that Ship in Schedule 2 (Ship information) or, as the case may be, Schedule 13 (Additional Guarantor and Ship H) with the relevant Classification Society or another classification approved by the Majority Lenders as its classification, at the request of the relevant Owner.

Classification Society means, in relation to a Ship, the classification society specified in respect of that Ship in Schedule 2 (Ship information) or another classification society approved by the Majority Lenders as its Classification Society, at the request of the relevant Owner.

Code means the US Internal Revenue Code of 1986.

Commitment means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 1 (The original parties) and the amount of any other Commitment assigned to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment assigned to it under this Agreement,

to the extent not cancelled, reduced or assigned by it under this Agreement.

Compliance Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate) or otherwise approved.

Compounded Rate Interest Payment means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under any Finance Document; and

(b)	relates to a Compounded Rate Loan.

Compounded Rate Loan means any Loan or, if applicable, Unpaid Sum which is, or becomes, a "Compounded Rate Loan" pursuant to clause 8A (Rate Switch).

Compounded Rate Supplement means a document which:

(a)	is agreed in writing by the Borrower, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies the relevant terms which are expressed in this Agreement to be determined by reference to Compounded Rate Terms; and

(c)	has been made available to the Borrower and each Finance Party.

Compounded Rate Terms means, in relation to:

(a)	a Compounded Rate Loan or, if applicable, an Unpaid Sum;

(b)	an Interest Period for such a Loan or Unpaid Sum (or other period for the accrual of commission or fees in a currency); or

(c)	any term of this Agreement or any other Finance Document relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum,

the terms set out in Schedule 10 (Compounded Rate Terms) or any Compounded Rate Supplement.

Compounded Reference Rate means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the aggregate of:

(a)	the Daily Non‑Cumulative Compounded RFR Rate for that RFR Banking Day; and

(b)	the Credit Adjustment Spread.

Compounding Methodology Supplement means, in relation to the Daily Non‑Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Borrower, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies a calculation methodology for that rate; and

(c)	has been made available to the Borrower and each Finance Party.

Confidential Information means all information relating to an Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 47 (Confidentiality); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.

Confirmation shall have, in relation to any Hedging Transaction, the meaning given to it in the relevant Hedging Master Agreement.

Constitutional Documents means, in respect of an Obligor, such Obligor's memorandum and articles of association, bye-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent).

Co-ordination Agreements means the agreements in respect of each Ship to be made between the relevant Owner of the Ship, (if applicable) the relevant Bareboat Charterer, Citigroup Global Markets Limited and the Security Agent, in each case in an agreed form and Co-ordination Agreement means any of them.

CRD IV means directive 2013/36/EU of the European Union on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

Credit Adjustment Spread means, in respect of any Compounded Rate Loan, any rate which is either:

(a)	specified as such in the Compounded Rate Terms; or

(b)	determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology specified in the Compounded Rate Terms.

CRR means the regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms.

Daily Non‑Cumulative Compounded RFR Rate means, in relation to any RFR Banking Day during an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 11 (Daily Non‑Cumulative Compounded RFR Rate) or in any Compounding Methodology Supplement.

Daily Rate means the rate specified as such in the Compounded Rate Terms.

Default means an Event of Default or any event or circumstance specified in clause 30 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of the foregoing) be an Event of Default.

Defaulting Lender means any Lender:

(a)
which has failed to make its participation in an Advance available and has not remedied such failure within two Business Days or has notified the Agent that it will not make its participation in an Advance available by the Utilisation Date of that Advance in accordance with clause 5.3 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Payment Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Earnings means, in relation to a Ship and a person, all money at any time payable to that person for or in relation to the use or operation of that Ship including freight, hire and passage moneys, money payable to that person for the provision of services by or from that Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment.

Earnings Accounts means the Borrower Earnings Account, the Owner Earnings Accounts, the Bareboat Charterer Earnings Accounts and any Account designated as an "Earnings Account" under clause 27 (Bank accounts), and Earnings Account means any one of them.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

Environmental Claims means:

(a)	enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or

(b)	any claim made by any other person relating to a Spill.

Environmental Incident means any Spill from any vessel in circumstances where:

(a)
any Fleet Vessel or its owner, operator or manager may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(b)	any Fleet Vessel may be arrested or attached in connection with any such Environmental Claim.

Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

EU Ship Recycling Regulation means Regulation (EU) No 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No 1013/2006 and Directive 2009/16/EC (Text with EEA relevance).

Event of Default means any event or circumstance specified as such in clause 30 (Events of Default).

Facility means the term loan facility made available under this Agreement as described in clause 2.1 (The Facility) and which shall include any increase made pursuant to clauses 2.3 (Ship H) and 2.4 (Additional Advances).

Facility Office means:

(a)
in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office through which it will perform its obligations under this Agreement; and

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents has been fully paid and discharged.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)
in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letters means the letters between the Borrower and one or more Finance Parties setting out any of the fees referred to in clause 11 (Fees) and Fee Letter means any one of them and any letter between the Borrower and one or more Finance Parties setting out the fees related to clauses 2.3 (Ship H) and 2.4 (Additional Advances).

Final Repayment Date means, subject to clause 39.7 (Business Days), the date falling 36 months after the date of this Agreement.

Finance Documents means this Agreement, the Fee Letters, the Security Documents, any Hedging Contracts, any Hedging Master Agreement, any Compounded Rate Supplement, any Compounding Methodology Supplement, any Increase Confirmation and any other document designated as such by the Agent and the Borrower.

Finance Party means the Agent, the Security Agent, the Account Bank, any of the Arrangers, any Hedging Provider, any Bookrunner, any Co-ordinator or a Lender.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Final Repayment Date or are otherwise classified as borrowings under GAAP);

(i)
any amount of any liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (b) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back, sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

First Repayment Date means subject to clause 39.7 (Business Days), the earlier of (i) the date falling three months after the first Utilisation Date and (ii) 31 December 2021.

Flag State means, in relation to a Ship, the country specified in respect of that Ship in Schedule 2 (Ship information) or, as the case may be, Schedule 13 (Additional Guarantor and Ship H) or such other state or territory as may be approved by the Lenders, at the request of the relevant Owner, as being the "Flag State" of that Ship for the purposes of the Finance Documents.

Fleet Vessel means each Ship and any other vessel owned, operated, managed or crewed by any Obligor.

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to clause  10.3 (Cost of funds).

GAAP means, as applicable, generally accepted accounting principles in the United Kingdom, generally accepted accounting principles in United States of America or International Accounting Standards, International Financial Reporting Standards and related interpretations as amended, supplemented, issued or adopted from time to time by the International Accounting Standards Board to the extent applicable to the relevant financial statements.

General Partner means Golar GP LLC a limited liability company incorporated in the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.

Golar Eskimo means the LNG FSRU “Golar Eskimo” with IMO number 9624940.

Golar Eskimo Lease BIMCO BARECON 2001 plus Additional clauses dated 4 November 2015 between Sea 23 Leasing Co Limited as owners and the Golar Eskimo Lessee.

Golar Eskimo Lessee means GOLAR ESKIMO CORPORATION an entity incorporated in the Republic of the Marshall Islands (registered Co. No. 68975) at the registered address Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and the lessee and operator of the Golar Eskimo.

Group means the Parent and its Subsidiaries for the time being (being the subsidiaries who are, at any relevant time, the then current subsidiaries of the Parent) and, for the purposes of clause 19.2 (Financial statements) and clause 20 (Financial covenants), any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with GAAP and/or any applicable law.

Group Member means any Obligor and any other entity which is part of the Group.

Guarantors are the Original Guarantors and shall include  the Golar Eskimo Lessee from the date it accedes to this Agreement as an Additional Guarantor pursuant to and in accordance with clause 34.2 (Additional Guarantor) and Guarantor means any one of them. For the avoidance of doubt, the only “Guarantors” as at the date of this Agreement are the Original Guarantors.

Hedging Contract means any Hedging Transaction between the Borrower and any Hedging Provider pursuant to any Hedging Master Agreement and includes any Hedging Master Agreement and any Confirmations from time to time exchanged under it and governed by its terms relating to that Hedging Transaction and any contract in relation to such a Hedging Transaction constituted and/or evidenced by them and Hedging Contracts means all of them.

Hedging Contract Security means a deed or other instrument by the Borrower in favour of the Security Agent in the agreed form conferring a Security Interest over any Hedging Contracts.

Hedging Master Agreement means any agreement made or (as the context may require) to be made between the Borrower and a Hedging Provider comprising an ISDA Master Agreement and Schedule thereto in the agreed form.

Hedging Transaction has, in relation to any Hedging Master Agreement, the meaning given to the term "Transaction" in that Hedging Master Agreement.

Hilli Episeyo means the FLNG vessel “Hilli Episeyo” with IMO number 7382720.

Hilli Episeyo Charter means BIMCO Standard BBC with Additional Clauses dated 9 September 2015 between Fortune Lianjiang Shipping S.A. as owner and the Hilli Episeyo Lessee.

Hilli Episeyo Hedge means an interest rate swap transaction entered into between Golar LNG Partners LP and Citigroup Global Markets Limited in respect of the Hilli Episeyo.

Hilli Episeyo Lessee means GOLAR HILLI CORPORATION an entity incorporated in the Republic of the Marshall lslands (registered Co. No. 68975) at the registered address Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and the lessee and operator of the Hilli Episeyo.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

Increase Confirmation means a confirmation certificate substantially in the form as set out in Schedule 14 (Form of Increase Confirmation) or any other form agreed between the Agent and the Borrower.

Increased Costs has the meaning given to that term in clause 13.1(b) (Increased Costs).

Indemnified Person means:

(a)	each Finance Party and each Receiver and any attorney, agent or other person appointed by them under the Finance Documents;

(b)	each Affiliate of each Finance Party and each Receiver; and

(c)	any officers, employees or agents of each Finance Party and each Receiver.

Insolvency Event in relation to a Finance Party (or, for the purposes of clause 33.2 (Conditions of Assignment), a New Lender) means that the Finance Party (or, for the purposes of clause 33.2 (Conditions of Assignment), that New Lender):

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)
has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above;

(i)
has a secured party take possession of all or substantially all its assets or has a execution, attachment, sequestration or other enforcement action or legal process levied, enforced, taken or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Insurance Notice means, in relation to a Ship, a notice of assignment from that Ship's Owner and (if applicable) the Bareboat Charterer in the form scheduled to that Ship's Assignment Deed or in another approved form.

Insurances means, in relation to a Ship:

(a)	all policies and contracts of insurance; and

(b)	all entries in a protection and indemnity or war risks or other mutual insurance association

(c)
in the name of that Ship's owner or the joint names of its owner and any other person in respect of or in connection with that Ship and/or its owner's Earnings from that Ship and includes all benefits thereof (including the right to receive claims and to return of premiums).

Interbank Market means the London interbank market.

Interest Period means, in relation to the Loan (or any part of the Loan), each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 8.4 (Default interest).

Interpolated Screen Rate means, in relation to LIBOR for an Interest Period with respect to the Loan or any part of it or any Unpaid Sum, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)
the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period of the Loan or any part of it or the relevant Unpaid Sum; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period of the Loan or any part of it or the relevant Unpaid Sum,

each as of 11:00 am on the relevant Quotation Day.

Inventory of Hazardous Material means a statement of compliance issued by the relevant Classification Society and which includes a list of any and all materials known to be potentially hazardous utilised in the construction of a Ship and which also may be referred to as a List of Hazardous Material.

Laid Up Ship has the meaning given to it in clause 18.30.

Last Availability Date means, subject to clauses 2.3 (Ship H) and 2.4 (Additional Advances), in relation to each Advance the date falling 6 months after the first Utilisation (or such later date as may be approved by the Lenders).

Legal Opinion means any legal opinion delivered to the Agent under clause 4 (Conditions of Utilisation).

Legal Reservations means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.

Lender means:

(a)	any Original Lender;

(b)	any Accordion Lender; and

(c)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with clause 33 (Changes to the Lenders),

(d)	which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

LIBOR means, in relation to any Term Rate Loan or any part of it or, as applicable, any Unpaid Sum:

(a)	the applicable Screen Rate as of 11:00 a.m. on the relevant Quotation Day for a period equal in length to the Interest Period of that Loan or any part of it or Unpaid Sum; or

(b)	as otherwise determined pursuant to clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

Loan means the loan made or to be made available under the Facility or the principal amount outstanding for the time being of that loan.

Lookback Period means the number of days specified as such in the Compounded Rate Terms.

Losses means any costs, expenses, payments, charges, losses, demands, liabilities, claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.

Loss Payable Clauses means, in relation to a Ship, the provisions concerning payment of claims under that Ship's Insurances in the form scheduled to that Ship's Assignment Deed or in another approved form.

Major Casualty means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.

Major Casualty Amount means, in relation to a Ship, the amount specified as such in Schedule 2 (Ship information) against the name of that Ship or the equivalent in any other currency.

Majority Lenders means:

(a)
if no Loan is then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent of the Total Commitments immediately prior to that reduction); or

(b)
at any other time, a Lender or Lenders whose (i) Commitment(s) in the Loan together with (ii) where a Loan has been advanced, such Lender(s) participation in the Loan made, aggregate more than 66 2/3 per cent of the Loan; provided that, for the avoidance of doubt, an entity with a sub-participation is not an Existing Lender or a New Lender under this Agreement.

Manager's Undertaking means, in relation to a Ship, an undertaking by any manager of that Ship to the Security Agent in the agreed form pursuant to clause 22.4 (Manager) or clause 26.12 (Bareboat Charterer's manager).

Mandatory Repayment Date means in relation to:

(a)	a Total Loss of a Ship, the applicable Total Loss Repayment Date; or

(b)
a sale of a Ship by the relevant Owner or (subject to release of the applicable Share Security) the sale of all or part of an Owner or a Bareboat Charterer, the date upon which such sale is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price.

Margin means 3 per cent (3.00%) per annum.

Market Rate means, in respect of a charter, terms as to (a) payment which are not materially less beneficial to the relevant Owner, Bareboat Charterer or sub-charterer than the terms which at that time could reasonably be expected to be obtained on the open market for vessels of the same age and type as the relevant Ship under a charter of a similar type and (b) hire which is either (i) at a rate of not less than $25,000 per day or, if more, (ii) at a rate not materially less beneficial to the relevant Owner, Bareboat Charterer or sub-charterer than the terms which at that time could reasonably be expected to be obtained on the open market for vessels of the same age and type as the relevant Ship under a charter of a similar type.

Material Adverse Effect means, in the reasonable opinion of the Majority Lenders, a material adverse effect on:

(a)
the business or financial condition of the Group taken as a whole which will, or is reasonably likely to, affect the ability of an Obligor to perform its payment obligations under the Finance Documents; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

Minimum Value means, at any time, the amount in dollars which is at that time equal to 115 per cent of the Loan.

Mortgage means, in relation to a Ship, a first mortgage of that Ship in the agreed form by the relevant Owner in favour of the Security Agent.

Mortgage Period means, in relation to a Ship, the period from the date the Mortgage over that Ship is executed and registered until the date such Mortgage is released and discharged or, if earlier, its Total Loss Date.

New Lender has the meaning given to that term in clause 33 (Changes to the Lenders).

NFE means New Fortress Energy Inc. a company duly incorporated in Delaware and with its registered office at Corporation Trust Centre, 1209 Orange Street, Wilmington

NFE Bareboat Charter means any sub bareboat charter to NFE or any of its Subsidiaries (other than a Group Member) entity where the Lenders already hold an assignment to the head charter.

NFE Bareboat Charterer means the charterer in respect of any bareboat charter to NFE or any of its Subsidiaries (other than a Group Member) where the Lenders already hold an assignment to the head charter.

Nusantara Regas Satu means the LNG FSRU “Nusantara Regas Satu” with IMO number 7382744.

Nusantara Regas Satu Owner means PT Golar Indonesia, an entity incorporated under the laws of Indonesia and the registered owner of Nusantara Regas Satu.

Obligors mean the Borrower and each Guarantor and Obligor means any one of them.

Original Financial Statements means:

(a)	the audited consolidated financial statements of NFE and the Parent for its financial year ended 31 December 2020; and

(b)	the unaudited consolidated financial statements of NFE and the Parent for its financial quarter ended 31 March 2021.

Original Jurisdiction means, in relation to an Original Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of any other Obligor, as at the date on which that Obligor becomes an Obligor.

Original Obligors means the Borrower and each Guarantor and Obligor means any one of them.

Original Security Documents means:

(a)	any Account Security;

(b)	the Assignment Deeds in respect of the Ships;

(c)	any Hedging Contract Security;

(d)	any Manager's Undertaking in relation to a Ship if required under clause 22.4 (Manager) or 26.12 (Bareboat Charterer's manager);

(e)	the Mortgages over each of the Ships;

(f)	the Quiet Enjoyment Letters;

(g)	any Security Power of Attorney;

(h)	the Share Security in relation to each Owner, each Bareboat Charterer and Golar LNG Holding Co.

OSAs means:

(a)
the Operation and Services Agreement dated 26 November 2018 (as supplemented and amended from time to time) and entered into between NFE South Holdings Limited and Golar Freeze UK Ltd. in respect of the operation and services to be provided in respect of Ship A; and

(b)
the Operation and Services Agreement dated 4 September 2007 (as amended by amendment agreements dated 16 February 2009, 26 March 2011 and 16 January 2012) and entered into between Golar Serviços de Operação de Embarcações Limitada and Petróleo Brasileiro S.A. in respect of the operation and services to be provided in respect of Ship F.

Owner means, in relation to a Ship, the person specified as "Owner" against the name of that Ship in Schedule 2 (Ship information) and shall include the Golar Eskimo Lessee from the date the Golar Eskimo Lessee accedes to this Agreement as an Additional Guarantor pursuant to and in accordance with clause 34.2 and Owners means any or all of them.

Owner Earnings Accounts means each of the interest bearing dollar accounts of an Owner with the Account Bank designated as an "Earnings Account" under clause 27 (Bank accounts).

Parent means the company described as such in Schedule 1 (The original parties).

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Payment Disruption Event means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Permitted Maritime Liens means, in relation to any Ship:

(a)	any lien disclosed in writing to the Agent prior to the date of this Agreement and approved by the Agent;

(b)	unless a Default is continuing, any ship repairer's or outfitter's possessory lien in respect of that Ship for an amount not exceeding the Major Casualty Amount;

(c)	any lien on that Ship for master's, officer's or crew's wages outstanding in the ordinary course of its trading;

(d)	any lien on that Ship for salvage;

(e)	any other lien arising by operation of law in the ordinary course of trading (and not as a result of any default or omission by any Owner or Bareboat Charterer); and

(f)	in each case (other than (a) above) securing obligations not more than 30 days overdue.

Permitted Security Interests means any Security Interest which is:

(a)	granted by the Finance Documents; or

(b)	permitted pursuant to clause 28.4 of this Agreement provided that in connection with the Golar Eskimo only, the Golar Eskimo Lessee has not acceded to this Agreement pursuant to clause 34.2;

(c)	permitted pursuant to the Finance Documents or the Co-ordination Agreements which as at the first Utilisation Date are those set out in Schedule 8 (Permitted Security Interests); or

(d)	a Permitted Maritime Lien; or

(e)	is approved by the Majority Lenders.

Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.

Poseidon Principles means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published on 18 June 2019 as the same may be amended or replaced to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organization from time to time.

Pre-Approved New Lender List means the list of entities agreed in writing on or before the date of this Agreement by or on behalf of the Borrower and the Bookrunners.

PSC register means a register of persons with significant control required pursuant to section 790M of the Companies Act 2006.

Quiet Enjoyment Letter means, in respect of a Ship (other than Ship B and Ship D), a letter by the Security Agent addressed to, and acknowledged by, the relevant Owner, Bareboat Charterer and Time Charterer of the Ship in an agreed form.

Quotation Day means, in relation to any period for which an interest rate is to be determined, in respect of a Term Rate Loan or any part of it, two Business Days before the first day of that period unless market practice differs in the Interbank Market for a currency, in which case the Quotation Day for that currency shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given by leading banks in the Interbank Market on more than one day, the Quotation Day will be the last of those days).

Quoted Tenor means any period for which the Screen Rate is customarily displayed on the relevant page or screen of an information service.

Rate Switch Date means the earlier of:

(a)	the Backstop Rate Switch Date; and

(b)	any Rate Switch Trigger Event Date.

Rate Switch Trigger Event means:

(a)	in relation to the Screen Rate:

(i)

(A)	the administrator of the Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Screen Rate;

(ii)
the administrator of the Screen Rate publicly announces that it has ceased or will cease to provide the Screen Rate for the Quoted Tenor for three months LIBOR permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the Screen Rate for that Quoted Tenor;

(iii)
the supervisor of the administrator of the Screen Rate publicly announces that the Screen Rate has been or will be permanently or indefinitely discontinued for any Quoted Tenor for three months LIBOR; or

(iv)	the administrator of the Screen Rate or its supervisor publicly announces that the Screen Rate for all Quoted Tenors may no longer be used; and

(b)	the supervisor of the administrator of the Screen Rate publicly announces or publishes information:

(i)
stating that the Screen Rate for the Quoted Tenor for three months LIBOR is no longer, or as of a specified future date will no longer be, representative of the underlying market and the economic reality that it is intended to measure and that such representativeness will not be restored (as determined by such supervisor); and

(ii)	with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre‑cessation announcement or publication.

Rate Switch Trigger Event Date means:

(a)
in the case of an occurrence of a Rate Switch Trigger Event described in paragraph (a) of the definition of "Rate Switch Trigger Event", the date on which the Screen Rate ceases to be published or otherwise becomes unavailable;

(b)
in the case of an occurrence of a Rate Switch Trigger Event described in paragraphs (a)(ii) or (a)(iii) of the definition of "Rate Switch Trigger Event", the date on which the Screen Rate for the Quoted Tenor for three months LIBOR ceases to be published or otherwise becomes unavailable;

(c)
in the case of an occurrence of a Rate Switch Trigger Event described in paragraphs (a)(ii) of the definition of "Rate Switch Trigger Event", the date on which the Screen Rate for the all Quoted Tenors ceases to be published or otherwise becomes unavailable; and

(d)
in the case of an occurrence of a Rate Switch Trigger Event described in paragraph (b) of the definition of "Rate Switch Trigger Event", the date on which the Screen Rate for the Quoted Tenor for three months LIBOR ceases to be representative of the underlying market and the economic reality that it is intended to measure (as determined by the supervisor of the administrator of the Screen Rate).

Receiver means a receiver or a receiver and manager or an administrative receiver appointed in relation to the whole or any part of any Charged Property under any relevant Security Document.

Reformed Basel III means the agreements contained in “Basel III: Finalising post-crisis reforms” published by the Basel Committee on Banking Supervision in December 2017, as amended, supplemented or restated.

Reformed Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any other law or regulation which implements Reformed Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates.

Registry means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Ship, the relevant Owner's title to that Ship and the relevant Mortgage under the laws of its Flag State.

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Market means the market specified as such in the Compounded Rate Terms.

Relevant Jurisdiction means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any Charged Property owned by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

Repayment Date means:

(a)	the First Repayment Date;

(b)	each of the dates falling at three monthly intervals thereafter up to but not including the Final Repayment Date; and

(c)	the Final Repayment Date.

Repeating Representations means each of the representations and warranties set out in clauses 18.2 (Status) to 18.11 (Ranking and effectiveness of security) except clause 18.9(c) (Original Financial Statements), clause 18.23 (Legal and beneficial ownership), clause 18.35 (No corrupt practices) and clause 18.36 (Financing of vessels owned by Group Members).

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Requisition Compensation means, in relation to a Ship, any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of that Ship.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

Restricted Party means a person, entity or vessel:

(a)
that is listed on any Sanctions List or any other sanctions-related list of persons, vessels or entities published by or on behalf of a Sanctions Authority (in each case, whether designated by name or by reason of being included in a class of persons, vessels or entities);

(b)	that is domiciled, resident, located, registered as located or having its main place of business in, or is incorporated under the laws of, a country or territory which is, subject to Sanctions Laws;

(c)
that is directly or indirectly owned or controlled by, or acting on behalf of, at the direction or for the benefit of (as interpreted under any relevant Sanctions Laws), a person or entity referred to in (a) and/or (b) above; or

(d)	that is otherwise identified by a Sanctions Authority to be a subject of or targeted by Sanctions Laws.

Restrictions Notice means a 'restrictions notice' as defined in paragraph 1(2) of Schedule 1B of the Companies Act 2006.

RFR means the rate specified as such in the Compounded Rate Terms.

RFR Banking Day means any day specified as such in the Compounded Rate Terms.

Sanctions Authority means (a) the United Nations, (b) the Norwegian State, (c) the European Union, (d) the United Kingdom, (e) the EEA Member Countries, (f) the United States of America and (g) any other country whose laws or regulations bind any Obligor and any authority acting on behalf of any of them in connection with Sanctions Laws, including but not limited to the Office of Foreign Assets Control of the US Department of Treasury, Her Majesty's Treasury, the US Department of Commerce, the US Department of State, any other agency of the US government, and any authority, official institution or agency acting on behalf of any of them in connection with Sanctions Laws.

Sanctions Event means:

(a)
any representation contained in clause 18.33 (Sanctions) made or deemed to be made by an Obligor, is or proves to have been incorrect or misleading when made or deemed to be made, or any undertaking in clause 21.2 (Use of proceeds) or clause 21.5 (Sanctions) is not complied with; and/or

(b)	an Obligor and/or any of their Subsidiaries is or becomes a Restricted Party; and/or

(c)
an act or omission of an Obligor or any of their Subsidiaries or their respective directors, officers, employees, agents or representatives causes a Lender or any Affiliate of a Lender to be in breach of Sanctions Laws or otherwise results in the Lender or an Affiliate of a Lender becoming a Restricted Party.

Sanctions Laws means any applicable trade, economic or financial sanctions laws and/or any regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority from time to time.

Sanctions List means any list of persons, vessels or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority including, without limitation, the "Specially Designated Nationals and Blocked Persons" issued by the Office of Foreign Assets Control of the US Department of Treasury and the "Consolidated List of Financial Sanctions Targets and Investment Ban List" issued by Her Majesty's Treasury or any similar list issued or maintained or made public by or on behalf of any of the Sanctions Authorities.

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars and the relevant period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters.  If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower and the Lenders.

Security Agent includes any person as may be appointed as such under the Finance Documents and includes any separate trustee or co-trustee appointed under clause 35.33 (Additional trustees).

Security Documents means:

(a)	the Original Security Documents;

(b)	any other document as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document.

Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Value means, at any time, the amount in dollars which, at that time, is the aggregate of (a) the aggregate of the Vessel Values (or, if less in relation to an individual Ship, the maximum amount capable of being secured by the Mortgage of the relevant Ship) of all of the Ships subject to a Mortgage which have not then become a Total Loss and (b) the value of any additional security then held by the Security Agent provided under clause 25 (Minimum security value), in each case as most recently determined in accordance with this Agreement.

Selection Notice means a notice substantially in the form set out in Schedule 5 (Selection Notice) given in accordance with clause 9 (Interest Periods).

Share Security means, in relation to each Owner, each Bareboat Charterer and Golar LNG Holding Co., the document constituting a first Security Interest by the relevant Holding Company of such entity in favour of the Security Agent in the agreed form in respect of all of the shares or limited liability company interests in such entity.

Ship A means the ship described as such in Schedule 2 (Ship information).

Ship B means the ship described as such in Schedule 2 (Ship information).

Ship C means the ship described as such in Schedule 2 (Ship information).

Ship D means the ship described as such in Schedule 2 (Ship information).

Ship E means the ship described as such in Schedule 2 (Ship information).

Ship F means the ship described as such in Schedule 2 (Ship information).

Ship G means the ship described as such in Schedule 2 (Ship information).

Ship H means the ship described as such in Schedule 13(Ship information).

Ship Representations means each of the representations and warranties set out in clauses 18.30 (Ship status) and 18.31 (Ship's employment).

Ships means each of the ships described in Schedule 2 (Ship information) and shall include Ship H from the date the Golar Eskimo Lessee accedes to this Agreement as an Additional Guarantor pursuant to and in accordance with clause 34.2 and Ship means any of them. For the avoidance of doubt, the only “Ships” as at the date of this Agreement are Ship A, Ship B, Ship C, Ship D, Ship E, Ship F and Ship G.

Spill means any actual or threatened spill, release or discharge of a Pollutant into the environment.

Statement of Compliance means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

Subsidiary of a person means any other company or entity directly or indirectly controlled by such person and a wholly owned Subsidiary of that person means a Subsidiary which has no shareholders or members except such person and that person's wholly owned Subsidiaries and its or their nominees.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Term Rate Loan means any Loan or, if applicable, Unpaid Sum which is not a Compounded Rate Loan.

Time Charter means, in relation to a Ship, any time charter commitment to an independent third party for that Ship as at the date of this Agreement in the case of the Ships (other than Ship H) details of which are provided in Schedule 2 (Ship information) and as at the date the Golar Eskimo Lessee accedes to this Agreement as an Additional Guarantor in the case of Ship H, details of which are provided in Schedule 13 (Additional Guarantor and Ship H).

Time Charterer means, in relation to a Ship, the time charterer in respect of a Time Charter named in Schedule 2 (Ship information) and shall include the time charterer of Ship H as set out in Schedule 13 (Additional Guarantor and Ship H) from the date the Golar Eskimo Lessee accedes to this Agreement as an Additional Guarantor pursuant to and in accordance with clause 34.2 as time charterer of that Ship.

Total Commitments means the aggregate of the Commitments, being, at the date of this Agreement, the lower of $430,000,000 and an amount equal to 70 per cent. of the aggregate Vessel Value of the Ships subject to a Mortgage, but which, subject to clauses 2.3 (Ship H) and 2.4 (Additional Advances)., may be increased up to $725,000,000.

Total Loss means, in relation to a vessel, its:

(a)	actual, constructive, compromised or arranged total loss; or

(b)	requisition for title, confiscation or other compulsory acquisition by a government entity; or

(c)	hijacking, theft, condemnation, capture, seizure or detention for more than 30 days.

Total Loss Date means, in relation to the Total Loss of a vessel:

(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the vessel was last reported;

(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:

(i)	the date notice of abandonment of the vessel is given to its insurers; or

(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or

(iii)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the vessel's insurers;

(c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and

(d)	in the case of hijacking, theft, condemnation, capture, seizure or detention, the date 30 days after the date upon which it happened.

Total Loss Repayment Date means, where a Ship has become a Total Loss, the earlier of:

(a)	the date 180 days after its Total Loss Date; and

(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.

Transfer Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

Transfer Date means, in relation to an assignment, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price. For the avoidance of doubt, Treasury Transactions shall not include derivative transactions entered into by third parties so long as no Group Member bears any economic exposure prior to the Final Repayment Date.

Trust Property means, collectively:

(a)	all moneys duly received by the Security Agent under or in respect of the Finance Documents;

(b)	any portion of the balance on any Account held by or charged to the Security Agent at any time;

(c)
the Security Interests, guarantees, security, powers and rights given to the Security Agent under and pursuant to the Finance Documents including, without limitation, the covenants given to the Security Agent in respect of all obligations of any Obligor;

(d)
all assets paid or transferred to or vested in the Security Agent or its agent or received or recovered by the Security Agent or its agent in connection with any of the Finance Documents whether from any Obligor or any other person; and

(e)
all or any part of any rights, benefits, interests and other assets at any time representing or deriving from any of the above, including all income and other sums at any time received or receivable by the Security Agent or its agent in respect of the same (or any part thereof).

UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

US Waters the waters of the United States of America as such term is defined under any applicable laws and regulations.

Utilisation means the making of an Advance.

Utilisation Date means the date on which a Utilisation is made.

Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).

VAT means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

Vessel Value means, in respect of a Ship, the value attributed to that Ship in its most recent valuation undertaken in accordance with clause 25 (Minimum security value) and Vessel Values means the aggregate of the valuations of the Ships.

Warning Notice means a 'warning notice' as defined in paragraph 1(2) of Schedule 1B of the Companies Act 2006.

Write-down and Conversion Powers means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation other than the UK Bail-in Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to any UK Bail-In Legislation:

(i)
any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in any of the Finance Documents to:

(i)
Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(ii)
a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(iii)	words importing the plural shall include the singular and vice versa;

(iv)	a time of day are to London time;

(v)	any person includes its successors in title, permitted assignees or transferees;

(vi)
the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of such Obligor, having made due and careful enquiry;

(vii)	agreed form means:

(A)	where a Finance Document has already been executed by all of the relevant parties, such Finance Document in its executed form;

(B)
prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent and the Borrower as the form in which that Finance Document is to be executed or another form approved at the request of the Borrower or, if not so agreed or approved, is in the form specified by the Agent;

(viii)
approved by the Majority Lenders or approved by the Lenders means approved in writing by the Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise (1) approved means approved in writing by the Agent (on such conditions as the Agent may impose) and approval and approve shall be construed accordingly and (2) agreed means, when used with respect to the Agent agreeing with the Borrower and unless otherwise set out expressly therein or in clause 45.2 (All Lender Matters), agreed in writing by the Agent (acting on the instructions of the Majority Lenders and on such conditions as the Majority Lenders may instruct the Agent to impose) and agree shall be construed accordingly

(ix)	assets includes present and future properties, revenues and rights of every description;

(x)	an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;

(xi)
charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

(xii)	control of an entity means (except when used in the definition of Change of Control in clause 1.1 (Definitions)):

(A)	the power (whether by way of ownership of shares or limited liability company interests, proxy, contract, agency or otherwise) to:

(1)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or

(2)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(3)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(B)
the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital);

and controlled shall be construed accordingly;

(xiii)
the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(xiv)	$, USD and dollars denote the lawful currency of the United States of America;

(xv)
the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m.  on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the Agent's spot rate of exchange);

(xvi)	a government entity means any government, state or agency of a state;

(xvii)	a group of Lenders includes all the Lenders;

(xviii)
a guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xix)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xx)	month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(A)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that month (if there is one) or on the immediately preceding Business Day (if there is not); and

(B)	if there is no numerically corresponding day in that month, that period shall end on the last Business Day in that month and the above rules in paragraphs (i) to (ii) will only apply to the last month of any period;

(xxi)	an obligation means any duty, obligation or liability of any kind;

(xxii)
something being in the ordinary course of business of a person means something that is in the ordinary course of that person's current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(xxiii)	pay or repay in clause 28 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;

(xxiv)
a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xxv)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and, in relation to any Lender, includes (without limitation) any Basel II Regulation or Basel III Regulation or any law or regulation which implements Reformed Basel III, in each case which is applicable to that Lender;

(xxvi)
right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(xxvii)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;

(xxviii)
(i) the liquidation, winding up, dissolution, or administration of a person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(xxix)	a provision of law is a reference to that provision as amended or re-enacted; and

(xxx)
any applicable law or regulation which is a regulation or directive of the EU or which is an EU Treaty (as such expression is defined in the European Communities Act 1972) and which is given effect in the United Kingdom under the European Communities Act 1972 includes a reference to any other applicable law or regulation in force in the United Kingdom at any time after the repeal of the European Communities Act 1972 which is intended to give effect to the provisions of such regulation, directive of the EU or EU Treaty.

(b)
Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

(c)	Section, clause and Schedule headings are for ease of reference only.

(d)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

(f)
Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter, the terms of this Agreement shall prevail.

(g)	A Compounded Rate Supplement overrides anything in:

(i)	Schedule 10 (Compounded Rate Terms); or

(ii)	any earlier Compounded Rate Supplement.

(h)	A Compounding Methodology Supplement overrides anything in:

(i)	Schedule 11 (Daily Non‑Cumulative Compounded RFR Rate); or

(ii)	any earlier Compounding Methodology Supplement.

(i)
In respect of the liability of the Security Agent under this Agreement or any other Finance Document only, where the Security Agent is referred to in this Agreement or any other Finance Document as acting “reasonably” or in a “reasonable” manner or as coming to an opinion or determination that is “reasonable” (or any similar or analogous wording is used including any obligation not to be unreasonable or act unreasonably) or acting or exercising any discretion (or refraining from acting or exercising any discretion) this shall mean that the Security Agent shall be acting or exercising any discretion (or refraining from the same) or coming to an opinion or determination on the instructions of the Agent on behalf of the Majority Lenders or any other applicable group of Lenders acting reasonably and that the Security Agent shall be under no obligation to determine the reasonableness or unreasonableness of such instructions from Agent on behalf of the Majority Lenders or any other applicable group of Lenders or whether in giving such instructions, the Agent on behalf of the Majority Lenders or any other applicable group of Lenders are acting in a reasonable or unreasonable manner.

1.3	Third party rights

(a)
Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of the relevant Finance Document.

(b)	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).

(c)
An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

1.4	Finance Documents

Where any other Finance Document provides that this clause 1.4 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

1.5	Conflict of documents

The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

Section 2 -  The Facility

2	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an amount equal to the Total Commitments as at the date of this Agreement.  The Total Commitments may be increased by amounts equal to the Commitment for Ship H and the Additional Advances in accordance with clauses 2.3 (Ship H) and 2.4 (Additional Advances).

2.2	Finance Parties' rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of the Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)
A Finance Party may, except as specifically provided in the Finance Documents (including, without limitation, clauses 35.27 (All enforcement action through the Security Agent)) and 37.2 (Finance Parties acting together), separately enforce its rights under or in connection with the Finance Documents.

2.3	Ship H

(a)	The Commitment for Ship H identified in clause 5.3(c) (Currency and amount) may only be borrowed under this Agreement if:

(i)
no Event of Default has occurred and is continuing or would result from making such Commitment including, without limitation, compliance with clause 20 (Financial Covenants) and clause 25 (Minimum security value);

(ii)	the Borrower has requested the Total Commitments to be increased to an amount of up to such Commitment for Ship H;

(iii)
one or more of the Original Lenders or, as the case may be, Accordion Lenders have agreed to increase the Total Commitments by the amount of up to such Commitment for Ship H and the Agent shall have notified the Borrower accordingly and the Borrower has provided such know-your-customer documentation to the Agent of the nature set out in clause 19.12 ("Know your customer" checks) as the Agent may require to carry out and satisfy its “Know your customer” checks in relation to such Accordion Lender;

(b)
No Original Lender shall be obliged to participate in any Commitment for Ship H and such Commitment for Ship H shall be subject to agreement with the Borrower on any fees payable with respect to such Commitment for Ship H and such other terms and conditions (if any) required by any Original Lender that participates in such Commitment for Ship H and any new Lender that participates in such Commitment for Ship H (or the Additional Advances) (an Accordion Lender) in each case, on no better economic terms than are applicable to the Original Lenders prior to the date of such Commitment for Ship H.

(c)
Subject to clauses 2.3(a) and (b) inclusive, the Borrower may increase the Total Commitments by delivering an Increase Confirmation to the Agent not later than five Business Days prior to the relevant increase date (being a date not later than six months after the first Utilisation) (the Increase Date). An Increase Confirmation is irrevocable. Each Lender irrevocably authorises the Agent to sign an Increase Confirmation pursuant to this clause.

(d)	On the date that any Commitment for Ship H is made:

(i)	the amount of the participations of each Original Lender and/or Accordion Lender which participates in the Commitment for Ship H will be as set out in the relevant Increase Confirmation;

(ii)	each relevant Accordion Lender shall become a Party as a Lender;

(iii)
each of the Obligors and each Lender which participates in the Commitment for Ship H shall assume obligations towards one another and/or acquire rights against one another as they would have acquired or assumed had each Lender which participates in the Commitment for Ship H been an Original Lender with the rights and obligations acquired and assumed by it as a result of providing its participation in the Commitment for Ship H; and

(iv)
the Finance Parties and the Accordion Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the Accordion Lenders been Original Lenders with the rights and obligations acquired and assumed by them as a result of their participation in the Commitment for Ship H.

2.4	Additional Advances

(a)	One or more Additional Advances up to the amount identified in clause 5.3(d) (Currency and amount) may only be borrowed under this Agreement if:

(i)
no Event of Default has occurred and is continuing or would result from making such Commitment including, without limitation, compliance with clause 20 (Financial Covenants) and clause 25 (Minimum security value);

(ii)	the Borrower has requested the Total Commitments to be increased to an amount of up to each such Additional Advance;

(iii)
one or more of the Original Lenders or, as the case may be, Accordion Lenders have agreed to increase the Total Commitments by the amount of the relevant Additional Advance and the Agent shall have notified the Borrower accordingly and the Borrower has provided such know-your-customer documentation to the Agent of the nature set out in clause 19.12 ("Know your customer" checks) as the Agent may require to carry out and satisfy its “Know your customer” checks in relation to such Accordion Lender;

(b)
No Original Lender shall be obliged to participate in any Additional Advance and each such Additional Advance shall be subject to agreement with the Borrower on any fees payable with respect to each such Additional Advance and such other terms and conditions (if any) required by any Original Lender that participates in each such Additional Advance and any Accordion Lender that participates in each such Additional Advance, in each case, on no better economic terms than are applicable to the Original Lenders prior to the date of such Additional Advance.

(c)
Subject to clauses 2.4(a) and (b) inclusive, the Borrower may increase the Total Commitments by delivering an Increase Confirmation to the Agent not later than five Business Days prior to the relevant Increase Date (being a date not later than six months after the first Utilisation). An Increase Confirmation is irrevocable. Each Lender irrevocably authorises the Agent to sign Increase Confirmations pursuant to this clause.

(d)	On the date that any Additional Advance is made:

(i)	the amount of the participations of each Original Lender and/or Accordion Lender which participates in any Additional Advance will be as set out in the relevant Increase Confirmation;

(ii)	each relevant Accordion Lender shall become a Party as a Lender;

(iii)
each of the Obligors and each Lender which participates in any Additional Advance shall assume obligations towards one another and/or acquire rights against one another as they would have acquired or assumed had each Lender which participates in any Additional Advance been an Original Lender with the rights and obligations acquired and assumed by it as a result of providing its participation in any Additional Advance; and

(iv)
the Finance Parties and the Accordion Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the Accordion Lenders been Original Lenders with the rights and obligations acquired and assumed by them as a result of their participation in any Additional Advance.

3	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed under the Facility in accordance with this clause 3.

3.2	General corporate purposes and refinancing of Golar Eskimo

The Commitments shall be made available solely for general corporate purposes of the Obligors including payment of dividends or equity contributions to NFE.

3.3	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with clause 5.3 (Lenders' participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent, or its duly authorised representative, has received or is satisfied that it will receive on the date that the relevant Commitments are made available all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions precedent to any Utilisation) in form and substance satisfactory to the Agent.

4.2	Ship and security conditions precedent

(a)
The Commitments relative to the first Utilisation shall only become available for borrowing under this Agreement if the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 2 of Schedule 3 (Ship and security conditions precedent) in form and substance satisfactory to the Agent.

(b)
Subject to the satisfaction of the conditions set out in clause 2.4 (Additional Advances), each Additional Advance can be borrowed if the Agent, or its duly authorised representative, has received evidence of the registration of a mortgage amendment in favour of the Security Agent in respect of all of the Ships which are subject to a Mortgage in a form and substance acceptable to the Agent and all of the documents and evidence listed in paragraphs 1, 5 and 8 of Part 2 of Schedule 3 (Ship and security conditions precedent) relative to such mortgage amendments in form and substance satisfactory to the Agent.

4.3	Golar Eskimo and security conditions precedent

The Commitment for Ship H shall only become available for borrowing under this Agreement if the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 3 of Schedule 3 (Conditions Precedent required to be delivered by the Additional Guarantor) and Part 4 of Schedule 3 (Ship and security conditions precedent) in form and substance satisfactory to the Agent.

4.4	Notice to Lenders

The Agent shall notify the Lenders and the Borrower promptly upon receipt and being satisfied with all of the documents and evidence referred to in this clause 4 in form and substance satisfactory to it.  Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives any such notification, the Lenders authorise (but do not require) the Agent to give that notification.  The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.5	Further conditions precedent

The Lenders will only be obliged to comply with clause 5.3 (Lenders' participation) if:

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date, no Default is continuing or would result from the proposed Utilisation;

(b)
on the date of the Utilisation Request and on the proposed Utilisation Date, the Repeating Representations are true and, in relation to the first Utilisation, all of the other representations set out in clause 18 (Representations) (other than the Ship Representations) are true; and

(c)	where the proposed Utilisation Date is to be the first day of the Mortgage Period for a Ship, the Ship Representations for that Ship are true on the proposed Utilisation Date.

4.6	Waiver of conditions precedent

The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Lenders.

4.7	Conditions subsequent

The Borrower shall provide to the Agent:

(a)
within thirty days of the date of this Agreement and only with respect to the first Utilisation, the compliance certificate referred to under paragraph 3(f) of Part 1 of Schedule 3 (Conditions precedent to any Utilisation);

(b)
evidence of the service on any relevant charterers of the notices of assignment required under paragraph 2(c) of Part 2 of Schedule 3 (Ship and security conditions precedent) (except in respect of Ship F) within ten Business Days of the relevant Utilisation Date (and the Borrower and relevant assignor shall exercise commercially reasonable efforts to obtain the acknowledgments to such notices of assignment);

(c)
if Quiet Enjoyment Letters are required by the relevant Time Charterer pursuant to the terms of the relevant Time Charter, originals of the duly executed and dated Quiet Enjoyment Letters as soon as practicable after signing thereof by the relevant Time Charterer;

(d)
the documents and evidence set out in paragraphs 2(a), (b), (c), (d), 4 and 11 of Part 2 of Schedule 3 (Ship and security conditions precedent) with respect to Ship F as soon as practicable after signing of any required Quiet Enjoyment Letter in respect of Ship F pursuant to clause 4.7(b);

(e)
the documents and evidence set out in (i) paragraph 3(b) of Part 1 of Schedule 3 (Conditions precedent to any Utilisation) and (ii) paragraph 10 of Part 2 of Schedule 3 (Ship and security conditions precedent) and any legal opinion with respect to the jurisdiction in which an Obligor is incorporated (with reference to the Account Security) or in which an Account is opened, in each case within ten Business Days of the first Utilisation Date. For the avoidance of doubt, no Accounts are anticipated being opened with respect to the Bareboat Charterer of Ship A or the Owner and Bareboat Charterer of Ship B for the purposes of this condition subsequent; and

(f)
evidence that any Account required to be established under clause 27 (Bank accounts) with Citibank N.A., London Branch has been opened and established, that any Account Security in respect of each such Account (other than relative to Ship H)  has been executed and delivered by the relevant Account Holder in favour of the Security Agent and that any notice required to be given to the Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that an amount has been credited to it, in each case, within 90 days of the first Utilisation Date.

For the avoidance of doubt, (other than clause 4.7(a) which shall only apply in respect of the first Utilisation) the conditions subsequent listed in this clause 4.7 shall not be required as conditions precedent to any Utilisation.

Section 3 -  Utilisation

5	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11 a.m. three Business Days before the proposed Utilisation Date it being acknowledged that, for the first Utilisation only, a duly completed Utilisation Request may be submitted one Business Day before the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

(a)	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day falling on or before the Last Availability Date;

(ii)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with clause 9 (Interest Periods); and

(iv)	it identifies the purpose for the Utilisation and that purpose complies with clause 3 (Purpose).

(b)	Only one Advance may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be dollars.

(b)
The amount of the first proposed Advance shall, subject to the terms of this Agreement, not exceed the lower of (i) $430,000,000 and (ii) such amount as shall equal 70% of the aggregate Vessel Values of the Ships subject to a Mortgage.

(c)
Subject to clause 2.3 (Ship H), the amount of the proposed Advance in respect of Ship H shall, subject to the terms of this Agreement, not exceed the lower of (i) $155,000,000 and (ii) such amount as shall when aggregated with the Loan equal 70% of the Vessel Values of the Ships subject to a Mortgage.

(d)
Subject to clause 2.4 (Additional Advances), the amount of the proposed Additional Advance shall, subject to the terms of this Agreement, not exceed the lower of (i) $135,000,000 less any previous Additional Advances which have been borrowed and (ii) such amount as shall when aggregated with the Loan equal 70% of the Vessel Values of the Ships subject to a Mortgage.

(e)
The amount of each proposed Advance must not exceed (when aggregated with the outstanding Loan) the Total Commitments (as the same may be increased in accordance with clauses 2.3 (Ship H) and 2.4 (Additional Advances).

5.4	Lenders' participation

(a)
If the conditions set out in this Agreement have been met and subject to clause 6 (Repayment), each Lender shall make its participation in each Advance available by the relevant Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in an Advance will be equal to the proportion borne by its undrawn Commitment to the undrawn Total Commitments immediately prior to making such Advance.

(c)
The Agent shall promptly notify each Lender of the amount of each Advance and the amount of its participation in such Advance and, if different, the amount of that participation to be made available in accordance with clause 39.1 (Payments to the Agent), in each case by 11:00 a.m. on the Quotation Day. The amount of each proposed Advance must not exceed (when aggregated with the outstanding Loan) the Total Commitments.

(d)
The Agent shall pay all amounts received by it in respect of each Advance (and its own participation in it, if any) to the Borrower or for its account in accordance with the instructions contained in the relevant Utilisation Request.

Section 4 -  Repayment, Prepayment and Cancellation

6	Repayment

6.1	Repayment

The Borrower shall on each Repayment Date repay such part of the Loan as is required to be repaid by clause 6.2 (Scheduled repayment of Facility).

6.2	Scheduled repayment of Facility

(a)
To the extent not previously reduced, the Loan shall be repaid by instalments on each Repayment Date by the amount specified for such Repayment Date below (as may be revised by clause 6.3 (Adjustment of scheduled repayments)):

Repayment Date	Amount ($)
First to Twelfth	15,357,142.86

(b)
Subject to clauses 2.3 (Ship H) and 2.4 (Additional Advances), the Borrower and the Agent shall agree a replacement repayment schedule in clause 6.2(a) in the relevant Increase Confirmation, which replacement repayment schedule shall reflect a straight line amortisation profile of the Loan (as so increased) to zero seven years after the first Utilisation Date.

(c)	A balloon repayment in an amount equal to the amount of the Loan less the amount of the instalments referred to in clause 6.2(a) above shall be payable together with the final instalment.

(d)
On the Final Repayment Date (without prejudice to any other provision of this Agreement), the Loan and all other amounts owing under this Agreement and any of the other Finance Documents shall be repaid in full.

6.3	Adjustment of scheduled repayments

If the Total Commitments have been partially reduced under this Agreement and/or any part of the Loan is prepaid (other than under clause 6.2 (Scheduled repayment of Facility)) before any Repayment Date, then the amount of the instalment by which the Loan shall be repaid under clause 6.2 (Scheduled repayment of Facility) on any such Repayment Date (as reduced by any earlier operation of this clause 6.3) shall be reduced pro rata (including any balloon instalment) to such reduction in the Total Commitments.

7	Illegality, prepayment and cancellation

7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful or contrary to any Sanctions Laws (other than as a result of a Sanctions Event, in which case clause 7.2 (Sanctions Event) shall apply) for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or it becomes unlawful or contrary to any Sanctions Laws (other than as a result of a Sanctions Event, in which case clause 7.2 (Sanctions Event) shall apply) for any Affiliate of a Lender for that Lender to do so:

(a)
that Lender shall promptly notify the Agent (if applicable, providing reasonable detail of the relevant Sanctions Laws, to the extent permitted by law and regulation) upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled and the Total Commitments shall be reduced rateably; and

(c)
to the extent that the Lender’s participation has not been assigned pursuant to clause 7.7 (Right of replacement or cancellation and prepayment in relation to a single Lender), the Borrower shall prepay that Lender's participation in the Loan on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Sanctions Event

If a Sanctions Event occurs:

(a)	the Obligors shall promptly notify the Agent of that Sanctions Event, and the Agent shall then notify each Lender thereof; and

(b)
each Lender may (regardless of whether it has received any notice) cancel its Commitment with immediate effect (and the Total Commitments shall be reduced rateably) and demand that the Borrower prepay that Lender’s participation in the Loan on the date specified by that Lender in a notice to the Borrower, such date being not less than three Business Days after that Lender’s notice to the Borrower or, if earlier, the date required by the relevant Sanctions Laws and/or Sanctions Authority.

7.3	Expropriation

If the authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation or nationalisation in relation to any Ship owned by an Obligor and such curtailment is not remedied within 30 days, the Total Commitments shall be reduced by the Applicable Fraction of the Total Commitments and the Borrower shall prepay the Applicable Fraction of the Loan on the date of the expiry of such 30 day period.

7.4	Change of control

(a)	The Borrower shall promptly notify the Agent upon any Obligor becoming aware of a Change of Control.

(b)
If there is a Change of Control, the Agent shall cancel the Total Commitments and the Borrower shall prepay the Loan in full together with any other amounts owing under this Agreement or any of the other Finance Documents, on or prior to the date which is 30 days after the date on which the Change of Control occurred.

7.5	Voluntary cancellation

The Borrower may, if it gives the Agent not less than ten Business Days' (or such shorter period as the Agent and the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $5,000,000) of the Facility. Upon any such cancellation the Total Commitments shall be reduced by the same amount and the relevant Commitments of the Lenders reduced pro rata.

7.6	Voluntary prepayment

The Borrower may, if it gives the Agent (in its own capacity in the case of a prepayment of the whole or any part of a Compounded Rate Loan) not less than ten Business Days' prior written notice, prepay the whole or any part of the Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of $5,000,000 and is a multiple of $5,000,000), on the last day of an Interest Period in respect of the amount to be prepaid. No more than four prepayments may be made in a calendar year.

7.7	Right of replacement or cancellation and prepayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under clause 12.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Borrower under clause 12.3 (Tax indemnity) or clause 13 (Increased Costs); or

(iii)	any Lender becomes a Defaulting Lender,

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues or whilst the relevant Lender continues to be a Defaulting Lender, give the Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender's participation in the Loan or give the Agent notice of its intention to replace that Lender in accordance with clause 7.7(d).

(b)
On receipt of a notice referred to in clause 7.7(a) above, the Commitments of that Lender shall immediately be reduced to zero and (unless the Commitments of the relevant Lender are replaced in accordance with clause 7.7(d)) the Total Commitments shall be reduced accordingly. The Agent shall as soon as practicable after receipt of a notice referred to in clause 7.7(a)(iii) above, notify all the Lenders.

(c)
On the last day of each Interest Period which ends after the Borrower has given notice under clause 7.7(a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loan and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.

(d)
The Borrower may, in the circumstances set out in clause 7.7(a), on 15 Business Days' prior notice to the Agent and that Lender or in the circumstances set out in clause 7.1 (Illegality), on 15 Business Days' prior notice to the Agent and that Lender (subject to such period not extending beyond the earlier of the dates referred to in clause 7.1(c) (Illegality)), replace that Lender by requiring that Lender to assign (and, to the extent permitted by law, that Lender shall assign) pursuant to clause 33 (Changes to the Lenders) all (and not part only) of its rights under this Agreement to a Lender or other bank, financial institution or fund selected by the Borrower which confirms its willingness to undertake and does undertake all the obligations of the assigning Lender in accordance with clause 33 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the assignment equal to the aggregate of:

(i)	the outstanding principal amount of such Lender's participation in the Loan;

(ii)	all accrued interest owing to such Lender;

(iii)
the Break Costs which would have been payable to such Lender pursuant to clause 10.5 (Break Costs) had the Borrower prepaid in full that Lender's participation in the Loan on the date of the assignment; and

(iv)	all other amounts payable to that Lender under the Finance Documents on the date of the assignment.

(e)	The replacement of a Lender pursuant to clause 7.7(d) shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under clause 7.7(d) be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)
the Lender shall only be obliged to assign its rights pursuant to clause 7.7(d) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that assignment.

(f)
A Lender shall perform the checks described in clause 7.7(e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in clause 7.7(d) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

7.8	Sale or Total Loss

(a)
If a Ship becomes a Total Loss before the Total Commitments have become available for borrowing under this Agreement, the Total Commitments shall immediately be reduced by the Applicable Fraction of the Total Commitments, provided that Ship F shall be disregarded from this clause until the condition subsequent set out in clause 4.7(c) (Condition subsequent) has been satisfied.

(b)	On a Mandatory Repayment Date in relation to any of the Ships:

(i)	the Total Commitments will be reduced by the Applicable Fraction of the Total Commitments; and

(ii)	the Borrower shall prepay the Applicable Fraction of the Loan,

and in the case of the sale of all or part of an Owner, a Bareboat Charterer, the Applicable Fraction shall relate to the Ship which is owned or chartered by such Owner or Bareboat Charterer, provided that Ship F shall be disregarded from this clause until the condition subsequent set out in clause 4.7(c) (Condition subsequent) has been satisfied.

7.9	Unsecured Indebtedness

If the Parent or any other Group Member raises any unsecured indebtedness, the Borrower shall apply such proceeds in part prepayment of the Loan within ten Business Days of the date of such financing.

7.10	Sale or transfer of equity in Hilli Episeyo Lessee or sale of Hilli Episeyo

If the Parent sells or transfers any of the issued share capital or voting rights (or equivalent) in the Hilli Episeyo Lessee which it directly or indirectly owns or if the Hilli Episeyo is sold, the Borrower shall, on the date upon which such sale is completed by the transfer of title to the purchaser or transferee in exchange for payment of all or part of the relevant purchase price or other consideration, prepay the Loan in an amount of:

(a)	if such sale occurs on or before the second anniversary of the date of this Agreement, not less than $100,000,000; or

(b)	if such sale occurs after the second anniversary and on or before the third anniversary of the date of this Agreement, not less than $75,000,000.

7.11	Termination of Hilli Episeyo Charter

If the Hilli Episeyo Charter is terminated, the Borrower shall, on the date on which such termination occurs, prepay the Loan in an amount of:

(a)	if such termination occurs on or before the second anniversary of the first Utilisation Date, not less than $100,000,000; or

(b)	if such termination occurs after the second anniversary and on or before the Final Repayment Date, not less than $75,000,000.

7.12	Sale or transfer of Nusantara Regas Satu or Golar Eskimo

(a)
If the Nusantara Regas Satu is sold or the Parent sells or transfers any of the issued share capital or voting rights (or equivalent) in the Nusantara Regas Satu Owner which it directly or indirectly owns, the Borrower shall:

(i)
on the date upon which any such sale or transfer is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price or other consideration, prepay the Loan in an amount equal to the amount by which the sale proceeds for that vessel, shares, or voting rights exceed any outstanding Financial Indebtedness secured over the relevant vessel; or

(ii)
with the approval of all the Lenders (such approval not to be unreasonably withheld or delayed), apply the amount by which the sale proceeds for that vessel, shares, or voting rights exceed any outstanding Financial Indebtedness secured over the relevant vessel towards replacement assets to grow the Group’s business.

(b)
For the purposes of clause 7.12(a), if the consideration received for any sale or transfer of the vessel or shares described in clause 7.12(a) is not cash, such consideration shall be valued in accordance with a method, and by valuers (appointed by the Agent (at the cost of the Borrower)), approved by the Lenders and the Borrower, and such amount shall be deemed to be the “sale proceeds” for the purposes of calculating the amount of the Loan to be prepaid by the Borrower.

(c)
If the Golar Eskimo is sold (other than to the Golar Eskimo Lessee) or the Parent sells or transfers any of the issued share capital or voting rights (or equivalent) in the Golar Eskimo Lessee which it directly or indirectly owns, the Commitments relative to the second Advance of up to $150,000,000 shall automatically be cancelled.

7.13	Arrest of Ship

If any Ship is arrested in exercise or purported exercise of any possessory lien or other claim and the relevant Owner fails to procure the release of that Ship within a period of 15 days thereafter (or such longer period as may be approved), the Total Commitments will be reduced by the Applicable Fraction of the Total Commitments and the Borrower shall prepay the Applicable Fraction of the Loan upon the expiry of such 15 day period.

7.14	Ship registration

Except with approval of the Lenders, if the registration of any Ship under the laws and flag of its Flag State is:

(a)	cancelled or terminated or, where applicable, not renewed and such registration is not reinstated or renewed (within 30 days provided there is no breach of IMO regulations); or

(b)	only provisionally registered on the date of its Mortgage and that Ship is not permanently registered under such laws within 90 days of such date,

the Total Commitments will be reduced by the Applicable Fraction of the Total Commitments and the Borrower shall prepay the Applicable Fraction of the Loan upon expiry of such 30 days’ period in the case of (a) above provided there is no breach of IMO regulations and otherwise on the date of such cancellation, termination or, non-renewal or, upon the expiry of such 90 days’ period in the case of (b) above.

7.15	Political risk

If the Flag State of any Ship becomes involved in hostilities or civil war or there is a seizure of power in the Flag State or any such Relevant Jurisdiction by unconstitutional means if, in any such case, such event or circumstance, in the reasonable opinion of the Agent (acting on the instructions of the Lenders), has or is reasonably likely to have, a Material Adverse Effect and, within 30 days of notice from the Agent to do so, such action as the Agent (acting on the instructions of the Lenders) may require to ensure that such event or circumstance will not have such an effect has not been taken by the Borrower, the Total Commitments will be reduced by the Applicable Fraction of the Total Commitments and the Borrower shall prepay the Applicable Fraction of the Loan upon the expiry of such 30 days’ period.

7.16	Automatic cancellation

Any part of the Total Commitments which has not become available by, or which is undrawn on, the Last Availability Date shall be automatically cancelled at close of business on the Last Availability Date. For the avoidance of doubt, no commitment commission shall be payable on the cancelled amount in these circumstances unless the Last Availability Date has been extended with approval and any part of the Total Commitments remains undrawn at the end of that period of extension.

7.17	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs for that Interest Period, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid or repaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)

(i)
Any prepayment required as a result of a cancellation in full of an individual Lender’s Commitment under clause 7.1 (Illegality) or clause 7.7 (Right of cancellation and prepayment in relation to a single Lender) shall be applied in prepaying the relevant Lender’s participation in the Loan.

(ii)	Any other prepayment shall be applied pro rata to each Lender’s participation in the Loan.

(h)
Any prepayment under this Agreement shall be made together with payment to any Hedging Provider, of any amount falling due to the relevant Hedging Provider under a Hedging Contract as a result of the termination or close out of that Hedging Contract or any Hedging Transaction under it in accordance with clause 29.3 (Unwinding of Hedging Contracts) in relation to that prepayment.

Section 5 -  Costs of Utilisation

8A	Rate Switch

8A.1	Switch to Compounded Reference Rate

Subject to clause 8A.2 (Delayed switch for the Term Rate Loans), on and from the Rate Switch Date:

(a)	use of the Compounded Reference Rate will replace the use of LIBOR for the calculation of interest for the Loan; and

(b)	each Loan and any Unpaid Sum shall be a "Compounded Rate Loan" and clause 8.2 (Calculation of interest – Compounded Rate Loan) shall apply to each such Loan or Unpaid Sum.

8A.2	Delayed switch for the Term Rate Loans

If the Rate Switch Date falls before the last day of an Interest Period for a Term Rate Loan:

(a)	that Loan shall continue to be a Term Rate Loan for that Interest Period and clause 8.1 (Calculation of interest – Term Rate Loans) shall continue to apply to that Loan for that Interest Period;

(b)	any provision of this Agreement which is expressed to relate to a Compounded Rate Loan shall not apply in relation to that Loan for that Interest Period; and

(c)	on and from the first day of the next Interest Period (if any) for that Loan:

(i)	that Loan shall be a "Compounded Rate Loan"; and

(ii)	clause 8.2 (Calculation of interest – Compounded Rate Loans) shall apply to that Loan.

8A.3	Early termination of Interest Periods for existing Term Rate Loans

If:

(a)	an Interest Period for a Term Rate Loan would otherwise end on a day which falls after the Rate Switch Date; and

(b)	prior to the date of selection of that Interest Period:

(i)	the Backstop Rate Switch Date was scheduled to occur during that Interest Period; or

(ii)	notice of a Rate Switch Trigger Event Date falling during that Interest Period had been given pursuant to clause 8A.4(a)(ii) (Notifications by Agent),

that Interest Period will instead end on the Rate Switch Date.

8A.4	Notifications by Agent

(a)	Following the occurrence of a Rate Switch Trigger Event, the Agent shall:

(i)	promptly upon becoming aware of the occurrence of that Rate Switch Trigger Event, notify the Borrower and the Lenders of that occurrence; and

(ii)	promptly upon becoming aware of the date of the Rate Switch Trigger Event Date applicable to that Rate Switch Trigger Event, notify the Borrower and the Lenders of that date.

(b)	The Agent shall, promptly upon becoming aware of the occurrence of the Rate Switch Date, notify the Borrower and the Lenders of that occurrence.

(c)
The Parties agree that the FCA Cessation Announcement constitutes a Rate Switch Trigger Event in relation to the events described in paragraphs (a)(ii), (iii) and (iv) and (b) of the definition of Rate Switch Trigger Event, that the Rate Switch Trigger Event Date applicable to such Rate Switch Trigger Event will be 1 July 2023 and that the Agent is not under any obligation under paragraph 8A.4(a) above to notify any Party of such Rate Switch Trigger Event or Rate Switch Trigger Event Date resulting from the FCA Cessation Announcement.

(d)
For the purposes of clause 8A.4(c) above, the FCA Cessation Announcement means the announcement on 5 March 2021 by the UK's Financial Conduct Authority that all LIBOR settings will, as of certain specified future dates, either cease to be provided by any administrator or no longer be representative of the market and economic reality that they are intended to measure and that such representativeness will not be restored.

8	Interest

8.1	Calculation of interest – Term Rate Loans

The rate of interest on each Term Rate Loan (or any relevant part of it for which there is a separate Interest Period) for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Calculation of interest – Compounded Rate Loans

(a)
The rate of interest on each Compounded Rate Loan (or any relevant part of it for which there is a separate Interest Period) for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	Compounded Reference Rate for that day.

(b)
If any day during an Interest Period for a Compounded Rate Loan is not an RFR Banking Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

8.3	Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period (and, if (other than for a Compounded Rate Loan) the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of the Interest Period).

8.4	Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document (other than a Hedging Contract) on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.4(b) below, is 2 per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this clause 8.4 shall be immediately payable by the Obligor on demand by the Agent.

(b)
If any overdue amount consists of all or part of a Term Rate Loan (or any relevant part of it) which became due on a day which was not the last day of an Interest Period relating to that Loan or the relevant part of it:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.5	Notification of rates of interest

(a)	The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement relating to a Term Rate Loan.

(b)	The Agent shall promptly upon a Compounded Rate Interest Payment being determinable notify:

(i)          the Borrower of that Compounded Rate Interest Payment;

(ii)	each Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender's participation in the relevant Compounded Rate Loan; and

(iii)	the Lenders and the Borrower of each applicable rate of interest relating to the determination of that Compounded Rate Interest Payment.

(c)	The Agent shall promptly notify the Borrower of each Funding Rate relating to the Loan (or any relevant part of it).

(d)	This clause 8.5 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

9	Interest Periods

9.1	Selection of Interest Periods

(a)
The Borrower may select an Interest Period for the first Advance in the Utilisation Request for that Advance and (after the first Advance has been borrowed) may select an Interest Period for the Loan in a Selection Notice.

(b)
The first Interest Period for the Loan shall start on the first Utilisation Date, the first Interest Period for any subsequent Advance, shall start on the relevant Utilisation Date and end on the last day of the then current Interest Period for the balance of the Loan and each subsequent Interest Period for the Loan shall start on the last day of its preceding Interest Period.

(c)	Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower not later than 11:00 a.m. four Business Days before the last day of the then current Interest Period.

(d)
If the Borrower fails to deliver a Selection Notice to the Agent in accordance with clause 9.1(a), the relevant Interest Period will, subject to clause 9.2 (Interest Periods overrunning Repayment Dates), be three months.

(e)	Subject to this clause 9, the Borrower may select an Interest Period of three or six months or any other period agreed between the Borrower, the Agent and all of the Lenders.

(f)	No Interest Period for a Compunded Rate Loan shall be longer than six months or shorter than one month.

(g)	No Interest Period shall extend beyond the Final Repayment Date.

9.2	Interest Periods overrunning Repayment Dates

If the Borrower selects an Interest Period for the Loan which would overrun any later Repayment Date for the Loan, the Loan shall be divided into parts corresponding to the amounts by which the Loan is scheduled to be repaid under clause 6.2 (Scheduled repayment of Facility) on each of the Repayment Dates falling during such Interest Period (each of which shall have a separate Interest Period ending on the relevant Repayment Date) and to the balance of the Loan (which shall have the Interest Period selected by the Borrower).

9.3	Non-Business Days

(a)
Other than where paragraph (b) below applies, if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)
If the Loan is, or  an Unpaid Sum is in respect of, a Compounded Rate Loan and there are rules specified as "Business Day Conventions" in the Compounded Rate Terms, those rules shall apply to each Interest Period for that Loan or Unpaid Sum.

10	Changes to the calculation of interest

10.1	Unavailability of Screen Rate prior to Rate Switch Date

(a)	If no Screen Rate is available for LIBOR for an Interest Period, LIBOR shall be the Interpolated Screen Rate for a period equal in length to that Interest Period.

(b)
If clause 10.1(a) above applies but no Interpolated Screen Rate is available for dollars or the relevant Interest Period, LIBOR shall be the most recent applicable Screen Rate for dollars and for a period equal in length to the Interest Period of that Loan (a Historic Screen Rate);

(c)
If clause 10.1(b) above applied, but the Historic Screen Rate is not available for dollars or for a period equal in length to the Interest Period of that Loan, LIBOR shall be the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(i)	the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period of the Loan or the relevant Unpaid Sum; and

(ii)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period of the Loan or the relevant Unpaid Sum

(the Historic Interpolated Screen Rate); and

(d)
If clause 10.1(c) applies but it is not possible to calculate the Historic Interpolated Screen Rate, there shall be no LIBOR for that Interest Period and clause 10.3(a) (Cost of funds) shall apply for that Interest Period.

10.2	Market disruption

In the case of a Term Rate Loan, if before close of business in London on the Quotation Day for an Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in the Loan or relevant part of it exceed 35 per cent of the Loan or relevant part of it) that the cost to it of funding its participation in the Loan from whatever source it may reasonably select would be in excess of LIBOR then clause 10.3(a) (Cost of funds) shall apply to the Loan or relevant part of it for the relevant Interest Period.

10.3	Cost of funds

(a)	If this clause 10.3 applies to a Term Rate Loan for an Interest Period, the rate of interest on each Lender’s share of that Loan or relevant part of it for that Interest Period shall be the sum of:

(i)	the Margin; and

(ii)
the weighted average (by reference to the Loans then outstanding of each Lender) of each rate notified to the Agent by each Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select, provided that in respect of any rate not so notified to the Agent, such Lender's proportion of the Loans then outstanding shall be disregarded for the purposes of calculation of the weighted average of all rates above.

(b)
If this clause 10.3 applies and the Agent or the Borrower so require, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to clause 10.4(b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(d)	If this clause 10.3 applies pursuant to clause 10.2 (Market disruption) and:

(i)	a Lender's Funding Rate is less than LIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in clause 10.3(a)(a)(ii) above,

the cost to that Lender of funding its participation in the Loan or relevant part of it for that Interest Period shall be deemed, for the purposes of clause 10.3(a) above, to be LIBOR.

(e)	For the avoidance of doubt, this clause shall not apply to in respect of a Compounded Rate Loan.

10.4	Notification to Borrower

If clause 10.3 (Cost of funds) applies, the Agent shall, as soon as is practicable, notify the Borrower.

10.5	Break Costs

(a)
The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Term Rate  Loan or relevant part of it or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Term Rate  Loan or relevant part of it or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11	Fees

11.1	Commitment commission

(a)
The Borrower shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate of 40 per cent of the Margin per annum on the undrawn and uncancelled portion of that Lender's Commitments calculated on a daily basis from the date of this Agreement (the start date) until the Last Availability Date .

(b)
The Borrower shall pay the accrued commitment commission on the Last Availability Date unless the Last Availability Date is extended by the Lenders in which case the accrued commitment commission shall be payable on the last day of the period of one month commencing on the start date and on the last day of each successive period of one month. If the Commitments are cancelled in full, the Borrower shall pay accrued commitment commission on the cancelled amount of the Commitments at the time the cancellation is effective. For the avoidance of doubt, if the Commitments are drawn in full on or prior to the Last Availability Date (without extension) then no commitment commission is payable.

11.2	Fees

The Borrower shall pay any fees set out in a Fee Letter in the amount and at the times agreed in the applicable Fee Letter.

Section 6 -  Additional Payment Obligations

12	Tax gross-up and indemnities

12.1	Definitions

(a)	In this Agreement:

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document (other than a Hedging Contract), other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 12.2 (Tax gross-up) or a payment under clause 12.3 (Tax indemnity).

Unless a contrary indication appears, in this clause 12.1 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Borrower shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	This clause 12.2 shall not apply in respect of any payments under any Hedging Contract, where the gross-up provisions of the relevant Hedging Master Agreement itself shall apply.

12.3	Tax indemnity

(a)
The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Clause 12.3(a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under clause 12.2 (Tax gross-up);

(B)	is compensated for by an increased payment under clause 12.5 (Indemnities on after Tax basis); or

(C)	relates to a FATCA Deduction required to be made by a Party or any Obligor which is not a Party.

(c)
A Protected Party making, or intending to make a claim under clause 12.3(a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this clause 12.3, notify the Agent.

12.4	Tax Credit

(a)	If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(i)
a Tax Credit is attributable (A) to an increased payment of which that Tax Payment forms part, (B) to that Tax Payment or (C) to a Tax Deduction in consequence of which that Tax Payment was required; and

(ii)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Indemnities on after Tax basis

(a)
If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrower to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrower shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

(b)
For the purposes of this clause 12.5 a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party's profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

12.6	FATCA Information

(a)	Subject to clause 12.6(c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as the other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to clause 12.6(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Clause 12.6(a) above shall not oblige any Finance Party to do anything and clause 12.6(a)(iii) above shall not oblige any Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with clause 12.6(a) above (including, for the avoidance of doubt, where clause 12.6(c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments made under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.7	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

12.8	Stamp taxes

(a)
The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

(b)
Unless an Event of Default has occurred and is continuing, paragraph (a) above shall not apply in respect of any stamp duty, registration or other similar Taxes which are payable in respect of an assignment, transfer or other alienation of any kind by a Finance Party of any of its rights and/or obligations under a Finance Document.

12.9	Value added tax

(a)
All amounts expressed in a Finance Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to clause 12.9(b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any party to a Finance Document other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (a) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)
Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment of in respect of such VAT from the relevant tax authority.

(d)
Any reference in this clause 12.9 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).

(e)
In relation to any supply made by a Finance Party to any party under a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

13	Increased Costs

13.1	Increased Costs

(a)
Subject to clause 13.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates which:

(i)
arises as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement; and/or

(ii)	is a Basel III Increased Cost.

(b)	In this Agreement Increased Costs means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

13.2	Increased Cost claims

(a)
A Finance Party intending to make a claim pursuant to clause 13 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)
Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs and setting forth the basis of the computation of such amount but not including any matters which such Lender or its Holding Company regards as confidential.

13.3	Exceptions

(a)	Clause 13 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)
compensated for by clause 12.5 (Indemnities on after Tax basis) or clause 12.3 (Tax indemnity) (or would have been compensated for under clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.3(b) applied);

(iii)	attributable to a FATCA Deduction required to be made by a Party; or

(iv)
a Basel II Increased Cost or is attributable to the implementation or application or compliance with any other law or regulation which implements the Basel II Accord (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); or

(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this clause 13.3, a reference to a Tax Deduction has the same meaning given to the term in clause 12.1 (Definitions).

14	Other indemnities

14.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; and/or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within three Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

(a)
The Borrower shall (or shall procure that another Obligor will), within three Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses properly incurred by that Finance Party as a result of:

(i)	the occurrence of any Event of Default or Sanctions Event;

(ii)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of clause 38 (Sharing among the Finance Parties);

(iii)
any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by any Finance Party whether in respect of investigating or making an enquiry or otherwise as a result of conduct of any Obligor or Affiliates of the Obligors or any of their directors, officers or employees that violates any Sanctions Laws if such loss or liability or cost and expense would not have been, or been capable of being, made or asserted against the relevant Finance Party if it had not entered into any of the Finance Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Finance Documents and any reasonable counsel fees and disbursements incurred by any Finance Party as a result of a Finance Party investigating or making any enquiry relating to a possible or alleged violation of any Sanctions Laws by an Obligor or any of their directors, officers or employees where it is reasonable for a Finance Party to investigate or make enquires in relation to any such possible or alleged violation and the Borrower has either requested that a Finance Party undertakes such investigation or makes such enquiries or has approved any such investigation or enquiries (such approval not to be unreasonably withheld or delayed);

(iv)
funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(v)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Agent and the Security Agent

(a)	The Borrower shall promptly indemnify the Agent and the Security Agent against:

(i)	any and all Losses properly incurred by the Agent or the Security Agent (acting reasonably) as a result of:

(A)	investigating any event which it reasonably believes is a Default or Sanctions Event;

(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(C)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(D)
any action taken by the Agent or the Security Agent or any of its or their representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor's obligations under the Finance Documents, and

(ii)
any cost, loss or liability (including, without limitation, in respect of liability for negligence or any other category of liability whatsoever) properly incurred by the Agent or the Security Agent (otherwise than by reason of the Agent's or the Security Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 39.10 (Disruption to payment systems etc.) notwithstanding the Agent's or the Security Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent or the Security Agent under the Finance Documents.

14.4	Indemnity concerning security

(a)
The Borrower shall (or shall procure that another Obligor will) promptly indemnify, on an after-Tax basis, each Indemnified Person against any and all Losses properly incurred by it in connection with:

(i)	any failure by the Borrower to comply with its obligations under clause 16 (Costs and expenses) or any corresponding provisions in any other Finance Document;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Security Documents;

(iv)
the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and/or any other Finance Party and each Receiver by the Finance Documents or by law;

(v)	any breach by an Obligor of the Finance Documents;

(vi)
any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person as determined in a final and non-appealable judgment in a court of competent jurisdiction); or

(vii)
(in the case of the Security Agent and/or any other Finance Party and any Receiver) acting as Security Agent and/or as holder of any of the Security Interests under the Security Documents or Receiver under the Finance Documents or which otherwise relates to the Charged Property.

(b)
The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself, on an after-Tax basis, out of the Trust Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 14.4 and shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to it.

14.5	Continuation of indemnities

The indemnities by the Borrower in favour of the Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or the Borrower of the terms of this Agreement, the repayment or prepayment of the Loan, the cancellation of the Total Commitments or the repudiation by any Finance Party or the Borrower of this Agreement or the resignation or termination of the appointment of the Security Agent.

14.6	Third Parties Act

Each Indemnified Person may rely on the terms of clause 14.4 (Indemnity concerning security) and clauses 12 (Tax gross-up and indemnities) and 14.7 (Interest) insofar as it relates to interest on, or the calculation of, any amount demanded by that Indemnified Person under clause 14.4 (Indemnity concerning security), subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

14.7	Interest

Moneys becoming due by the Borrower to any Indemnified Person under the indemnities contained in this clause 14 (Other indemnities) or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Borrower to such Indemnified Person (both before and after judgment) at the rate referred to in clause 8.4 (Default interest).

14.8	Exclusion of liability

No Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct.  Any Indemnified Person may rely on this clause 14.8 subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

15	Mitigation by the Lenders

15.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax gross-up and indemnities) or clause 13 (Increased Costs) including (but not limited to) assigning its rights or transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Clause 15.1(a) does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	Costs and expenses

16.1	Transaction expenses

(a)
The Borrower shall promptly within five Business Days of demand pay the Agent, the Arrangers, the Hedging Providers and the Security Agent the amount of all costs and expenses (including fees, costs and expenses of legal advisers, insurance and other consultants and advisers) properly incurred by any of them (and by any Receiver) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:

(i)	this Agreement, the Hedging Master Agreements and any other documents referred to in this Agreement and the Original Security Documents;

(ii)	any other Finance Documents executed or proposed to be executed after the date of this Agreement including any executed to provide additional security under clause 25 (Minimum security value); or

(iii)	any Security Interest expressed or intended to be granted by a Finance Document.

16.2	Amendment costs

If an Obligor requests an amendment, waiver or consent or an amendment or waiver is required pursuant to clause 45.5 or as a result of a Rate Switch Trigger Event, the Borrower shall, within five Business Days of demand by the Agent, reimburse the Agent for the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) properly incurred by the Agent and the Security Agent (and by any Receiver) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement, preservation and other costs

The Borrower shall, on demand by a Finance Party, pay to each Finance Party the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants, brokers, surveyors and advisers) incurred by that Finance Party in connection with;

(a)
the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings initiated by or against any Indemnified Person and as a consequence of holding the Charged Property or enforcing those rights and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights;

(b)	any valuation carried out under clause 25 (Minimum security value); or

(c)	any inspection carried out under clause 23.9 (Inspection and notice of dry-dockings) or any survey carried out under clause 23.17 (Survey report)
.

Section 7 -  Guarantee

17	Guarantee and indemnity

17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)
guarantees to the Security Agent (as trustee for the Finance Parties) and the other Finance Parties punctual performance by each other Obligor of all such Obligor's obligations under the Finance Documents;

(b)
undertakes with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by the Borrower under any Finance Document on the date when it would have been due. The amount payable by each Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 17.1 if the amount claimed had been recoverable on the basis of a guarantee.

For the avoidance of doubt, the Additional Guarantor shall only become liable under this clause 17.1 immediately following the delivery of an Accession Letter to the Agent in accordance with clause 34.2 but in any event prior to the execution and registration of the Mortgage of Ship H in favour of the Security Agent.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of each Guarantor under this clause 17 will not be affected by an act, omission, matter or thing (whether or not known to it or any Finance Party) which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 17 including (without limitation):

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the shareholders or members or status of an Obligor or any other person;

(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Guarantor Intent

Without prejudice to the generality of clause 17.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents.

17.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from each Guarantor under this clause 17.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this clause 17.

17.8	Deferral of Guarantor's rights

(a)
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 17:

(i)	to be indemnified by another Obligor;

(ii)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(iii)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under clause 17 (Guarantee and indemnity);

(v)	to exercise any right of set-off against any other Obligor; and/or

(vi)	to claim or prove as a creditor of any other Obligor in competition with any Finance Party.

(b)
If a Guarantor receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with clause 39 (Payment mechanics).  This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

17.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.10	Reservation of rights

No failure or delay on the part of the Agent to exercise any power, right or remedy under this guarantee shall operate as a waiver thereof, nor shall any single or partial exercise by the Agent of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this guarantee are cumulative and are not exclusive of any remedies provided by law.

17.11	Assignment

The Guarantors shall maintain this guarantee regardless of any assignment, novation or any other transfer of any of the Obligors’ obligations under the Finance Documents or any rights arising for the Security Agent (as trustee for the Finance Parties) under the Finance Documents.

Section 8 -  Representations, Undertakings and Events of Default

18	Representations

18.1
The Borrower and each Guarantor makes and repeats the representations and warranties set out in this clause 18 to each Finance Party at the times specified in clause 18.41 (Times when representations are made).

18.2	Status

(a)	Each Obligor (except the Parent) is a limited liability company or corporation, duly incorporated or formed and validly existing under the law of its Original Jurisdiction.

(b)	The Parent is duly formed and validly existing under the law of its Original Jurisdiction.

(c)	Each Obligor has power and authority to carry on its business as it is now being conducted and to own its property and other assets.

18.3	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by each Obligor in each Finance Document and any Charter Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations and each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

18.4	Power and authority

(a)
Each Obligor has power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, each Finance Document and any Charter Document to which it is, or is to be, a party and each of the transactions contemplated by those documents.

(b)
No limitation on any Obligor's powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Finance Document or any Charter Document to which such Obligor is, or is to be, a party.

18.5	Non-conflict

(a)
The entry into and performance by each Obligor of, and the transactions contemplated by the Finance Documents and the Charter Documents and the granting of the Security Interests purported to be created by the Security Documents do not and will not conflict with:

(i)	any law or regulation applicable to any Obligor;

(ii)	the Constitutional Documents of any Obligor; or

(iii)	any agreement or other instrument binding upon any Obligor or its assets, or constitute a default or termination event (however described) under any such agreement or instrument or result in the creation of any Security Interest (save for a Permitted Maritime Lien or under a Security Document) on any Group Member's assets, rights or revenues.

18.6	Validity and admissibility in evidence

(a)	All authorisations required or desirable:

(i)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Finance Document and any Charter Document to which it is a party;

(ii)	to make each Finance Document and any Charter Document to which it is a party admissible in evidence in its Relevant Jurisdiction; and

(iii)	to ensure that each of the Security Interests created under the Security Documents has the priority and ranking contemplated by them,

have been obtained or effected and are in full force and effect except any authorisation or filing referred to in clause 18.13 (No filing or stamp taxes), which authorisation or filing will be promptly obtained or effected within any applicable period.

(b)
All authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor have been obtained or effected and are in full force and effect if failure to obtain or effect those authorisations might have a Material Adverse Effect.

18.7	Governing law and enforcement

(a)
Subject to Legal Reservations, the choice of English law or any other applicable law as the governing law of any Finance Document and any Charter Document will be recognised and enforced in each Obligor's Relevant Jurisdictions.

(b)	Subject to Legal Reservations, any judgment obtained in England in relation to an Obligor will be recognised and enforced in each Obligor's Relevant Jurisdictions.

18.8	Information

(a)	Any Information is true and accurate in all material respects at the time it was given or made.

(b)	There are no facts or circumstances or any other information which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

(c)	The Information does not omit anything which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

(d)
All opinions, projections, forecasts or expressions of intention contained in the Information and the assumptions on which they are based have been arrived at after due and careful enquiry and consideration and were believed to be reasonable by the person who provided that Information as at the date it was given or made.

(e)
For the purposes of this clause 18.8, Information means: any information provided by any Obligor or any other Group Member to any of the Finance Parties in connection with the Finance Documents or any Charter Document or the transactions referred to in them.

18.9	Original Financial Statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)
The audited Original Financial Statements give a true and fair view of the financial condition and results of operations of the relevant Obligors and the Group (consolidated in the case of the Group) during the relevant financial period.

(c)
There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Parent) since the date of the Original Financial Statements.

18.10	Pari passu ranking

Each Obligor's payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.11	Ranking and effectiveness of security

Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any Legal Opinion delivered to the Agent under clause 4.1 (Initial conditions precedent), the security created by the Security Documents has (or will have when the Security Documents have been executed) the priority which it is expressed to have in the Security Documents, the Charged Property is not subject to any Security Interest other than Permitted Security Interests and such security will constitute perfected security on the assets described in the Security Documents.

18.12	No insolvency

No corporate action, legal proceeding or other procedure or step described in clause 30.11 (Insolvency proceedings) or creditors' process described in clause  30.12 (Creditors' process) has been taken or, to the knowledge of any Obligor, threatened in relation to a Group Member and none of the circumstances described in clause 30.10 (Insolvency) applies to any Group Member.

18.13	No filing or stamp taxes

Other than in respect of the Mortgages and any Finance Documents executed by an Obligor incorporated in the United Kingdom which will need to be registered at Companies House, under the laws of each Obligor's Relevant Jurisdictions it is not necessary that any Finance Document or any Charter Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document or any Charter Document or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document.

18.14	Tax

(a)
No Obligor is required to make any Tax Deduction from any payment it may make under any Finance Document to which it is, or is to be, a party and no Owner, Bareboat Charterer or, to the knowledge of any Obligor, Time Charterer is required to make any such Tax Deduction from any payment it may make under any Charter Document.

(b)
Other than as specifically stated in any Legal Opinion delivered to the Agent in connection with the Utilisation of the Facility, the execution or delivery or performance by any Party of the Finance Documents will not result in any Finance Party:

(i)	having any liability in respect of Tax in any Flag State; or

(ii)	having or being deemed to have a place of business in any Flag State or any Relevant Jurisdiction of any Obligor.

18.15	Centre of main interests and establishments

For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the Regulations), other than the Borrower or any Guarantor incorporated or formed in the Marshall Islands, each Obligor’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction and does not have any “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction save as may arise through such Obligor’s Ship’s usual shipping operations.

18.16	No Default

(a)
No Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document or any Charter Document.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or to which any Obligor's assets are subject which might have a Material Adverse Effect.

18.17	No proceedings

(a)
No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of any Obligor's knowledge and belief (having made due and careful enquiry)) been started or threatened against any Obligor.

(b)
No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is reasonably likely to have a Material Adverse Effect has (to the best of any Obligor's knowledge and belief (having made due and careful enquiry)) been made against any Obligor.

18.18	No breach of laws

(a)	No Obligor or other Group Member has breached any law or regulation which breach might have a Material Adverse Effect.

(b)
No labour dispute is current or, to the best of any Obligor's knowledge and belief (having made due and careful enquiry), threatened against any Obligor or other Group Member which may have a Material Adverse Effect.

18.19	Environmental matters

(a)	No Environmental Law applicable to any Fleet Vessel and/or any Obligor or other Group Member has been violated in a manner or circumstances which might have, a Material Adverse Effect.

(b)	All consents, licences and approvals required under such Environmental Laws have been obtained and are currently in force.

(c)
No Environmental Claim has been made or, to the best of any Obligor's knowledge and belief (having made due and careful enquiry), is threatened or pending against any Group Member or any Fleet Vessel where that claim might have a Material Adverse Effect and there has been no Environmental Incident which has given, or might give, rise to such a claim.

18.20	Tax compliance

(a)	No Obligor is materially overdue in the filing of any Tax returns or overdue in the payment of any material amount in respect of Tax.

(b)
No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor with respect to Taxes such that a liability of, or claim against, any Obligor is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which might have a Material Adverse Effect, except as separately disclosed in writing and agreed by the Agent (acting on the instructions of the Lenders).

(c)	Neither the Borrower nor the Parent is resident for Tax purposes in any jurisdiction outside of their Original Jurisdiction.

18.21	Anti-corruption law

Each Group Member has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

18.22	Security and Financial Indebtedness

(a)	No Security Interest exists over all or any of the present or future assets of any Owner or Bareboat Charterer in breach of this Agreement.

(b)	No Owner or Bareboat Charterer has any Financial Indebtedness outstanding in breach of this Agreement.

18.23	Legal and beneficial ownership

Each Obligor is or, on the date the Security Documents to which it is a party are entered into, will be, the sole legal and beneficial owner of the respective assets over which it purports to grant a Security Interest under the Security Documents, to which it is a party.

18.24	Shares

The shares or limited liability company interests of each Owner, Bareboat Charterer and Golar LNG Holding Co. are fully paid and not subject to any option to purchase or similar rights. The Constitutional Documents of each such entity do not and could not restrict or inhibit any transfer of those shares or limited liability company interests on creation or enforcement of the Security Documents.  There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of each Owner, Bareboat Charterer and Golar LNG Holding Co. (including any option or right of pre-emption or conversion).

18.25	Accounting Reference Date

The financial year-end of each Obligor and other Group Member is the Accounting Reference Date.

18.26	No adverse consequences

(a)
Other than as specifically stated in any Legal Opinion delivered to the Agent in connection with the Utilisation of the Facility, it is not necessary under the laws of the Relevant Jurisdictions of any Obligor:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document to which it is, or is to be, a party; or

(ii)	by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.

(b)
Other than as specifically stated in any Legal Opinion delivered to the Agent in connection with the Utilisation of the Facility, no Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction by reason only of the execution, performance and/or enforcement of any Finance Document.

18.27	Copies of documents

The copies of the Charter Documents and the Constitutional Documents of the Obligors delivered to the Agent under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to those documents which would materially affect the transactions or arrangements contemplated by them or modify or release the obligations of any party under them.

18.28	No breach of any Charter Document

No Obligor nor (so far as the Obligors are aware) any other person is in breach of any material provisions of any Charter Document to which it is a party nor has anything occurred which entitles or may entitle any party to rescind or terminate it or decline to perform their material obligations under it.

18.29	No immunity

No Obligor or any of its assets is immune to any legal action or proceeding.

18.30	Ship status

Each Ship will on the first day of the relevant Mortgage Period be:

(a)	registered in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)
operationally seaworthy and in every way fit for service, other than, if and for so long as it remains in lay-up, Ship E and any other Ship put into lay-up with approval under clause 22.10 (each a Laid Up Ship);

(c)
classed with the relevant Classification with (i) in the case of each Ship that is not a Laid Up Ship, the highest class free of all overdue requirements and recommendations or adverse notations of the relevant Classification Society, or (ii) in the case of each Laid Up Ship, all certifications to be updated on reactivation; and

(d)	insured in the manner required by the Finance Documents, but excluding in the case of any Laid Up Ship insurance against loss of Earnings under clause 24.3(c).

18.31	Ships’ employment

Each Ship shall on the first day of the relevant Mortgage Period:

(a)	in the case of Ship C, Ship D, Ship F and Ship G, have been delivered, and accepted for service, under (if applicable) its Bareboat Charter and its Time Charter; and

(b)	be free of any other charter commitment which, if entered into after that date, would require approval under the Finance Documents.

18.32	Address commission

There are no rebates, commissions or other payments in connection with any Time Charter or Bareboat Charter other than those referred to in it.

18.33	Sanctions

(a)	No Obligor, nor any of its Subsidiaries, nor their respective directors, officers or employees or, so far as each Obligor is aware, their agents or representatives:

(i)
is or has been a Restricted Party, or is involved in any transaction, activity or conduct through which it will become, or which could be reasonably expected to result in it becoming, a Restricted Party;

(ii)	is or ever has been subject to or involved in any inquiry, claim, action, suit, proceeding or investigation by any Sanctions Authority against it with respect to Sanctions Laws;

(iii)	is engaging or has engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions Laws; or

(iv)	has engaged or is engaging, directly or indirectly, in any trade, business or other activities which is in breach of any Sanctions Laws or has violated or is violating any Sanctions Laws.

(b)	The operation of any Ship does not breach Sanctions Laws

18.34	No money laundering

In relation to the borrowing by the Borrower of the Loan, the performance and discharge of the Obligors' obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by this Agreement and the Finance Documents, the Obligors are acting for their own account and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented by any relevant regulatory authority or otherwise to combat money laundering (as defined in Article 1 of the Directive (2005/60/EC) of the European Parliament and of the Council).

18.35	No corrupt practices

(a)	The Loan is not used by any Obligor for and no Obligor is engaged in:

(i)
Corrupt Practices, Fraudulent Practices, Collusive Practices or Coercive Practices, including the procurement or the execution of any contract for goods or works relating to its functions and each Obligor has instituted and maintains policies and procedures designed to prevent violation of any laws, regulations and rules which prohibit any such Corrupt Practices, Fraudulent Practices, Collusive Practices or Coercive Practices;

(ii)	the Financing of Terrorism; and

(iii)	activities in breach of Sanctions Laws.

(b)	For the purposes of this clause 18.35, the following definitions shall apply:

Collusive Practice means an arrangement between two or more parties without the knowledge, but designed to improperly influence the actions, of another party.

Corrupt Practice means the offering, giving, receiving, or soliciting, directly or indirectly, anything of value to improperly influence the actions of another party or any other activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction.

Coercive Practice means impairing or harming or threatening to impair or harm, directly or indirectly, any party or its property or to improperly influence the actions of that party.

Financing of Terrorism means the act of providing or collecting funds with the intention that they be used, or in the knowledge that they are to be used, in order to carry out terrorist acts.

Fraudulent Practice means any action, including misrepresentation, to obtain a financial or other benefit or avoid an obligation, by deception.

18.36	Financing of vessels owned by Group Members

No Group Member has entered into any financing arrangement in relation to any vessel owned by any Group Member which contains dividend and distribution provisions which are more restrictive than the provisions contained in clause 28.16 (Distributions and other payments) other than in relation to the Hilli Episeyo and the Golar Eskimo.

18.37	People with Significant Control (PSC) Regime

Each Bareboat Charterer represents and warrants that its PSC register is up to date and that no Warning Notices or Restrictions Notices have been issued which have not been complied with or lifted.

18.38	United States Investment Company Act of 1940

Neither the Parent nor any of its Subsidiaries is subject to regulation under the United States Federal Power Act or the United States Investment Company Act of 1940 or under any other United States federal or state statute or regulation which may limit its ability to incur Financial Indebtedness or which may otherwise render all or any portion of the Obligors’ obligations under the Finance Documents unenforceable.  Neither the Parent nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the United States Investment Company Act of 1940.

18.39	Margin stock

(a)
None of the Parent, the Borrower or any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock.

(b)
No portion of the proceeds of the Facility shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, the Facility or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the United States Exchange Act.

18.40	Beneficial Ownership Certification

As of the date of this Agreement, the information in the Beneficial Ownership Certification is true and correct in all respects.

18.41	Times when representations are made

(a)	All of the representations and warranties set out in this clause 18 are deemed to be made on the dates of:

(i)	this Agreement;

(ii)	each Utilisation Request; and

(iii)	each Utilisation.

(b)	The Repeating Representations are deemed to be made on the date of issuance of each Compliance Certificate and the first day of each Interest Period.

(c)	All of the Ship Representations are deemed to be made on the first day of the Mortgage Period for the relevant Ship.

(d)
Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made.

19	Information undertakings

19.1	Each Borrower undertakes that this clause 19 will be complied with throughout the Facility Period.

19.2	Financial statements

(a)
The Borrower shall supply to the Agent as soon as the same become available, but in any event within 180 days after the end of each financial year the audited consolidated financial statements of NFE and the Parent for that financial year together with a reconciliation issued by the Borrower regarding the financial position of the Parent and the Borrower.

(b)
The Borrower shall supply to the Agent as soon as the same become available, but in any event within 90 days after the end of each financial quarter of each financial year the unaudited consolidated financial statements of NFE and the Parent for that financial quarter.

(c)	The Borrower shall supply to the Agent as soon as they become available, but in any event prior to the beginning of each financial year of the Group, the budget and cash flow projections of the Group.

19.3	Provision and contents of Compliance Certificate

(a)
The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to clause 19.2 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with clause 20 (Financial covenants) and clause 25.13 (Security shortfall).

(b)	Each Compliance Certificate shall be signed by the chief financial officer of the Parent or, in his or her absence, by two directors of the Parent.

19.4	Requirements as to financial statements

(a)	Each set of financial statements delivered pursuant to clause 19.2 (Financial statements) shall:

(i)	be prepared in accordance with GAAP;

(ii)
give a true and fair view of (in the case of Annual Financial Statements for any financial year), or fairly represent (in other cases), the financial condition and operations of the Group or (as the case may be) the relevant Obligor as at the date as at which those financial statements were drawn up;

(iii)	include a profit and loss account, a balance sheet and, in all cases other than in respect of the Borrower, a cashflow statement;

(iv)	in the case of the annual financial statements provided pursuant to clause 19.2(a) (Financial Statements), be audited by the Auditors; and

(v)	in the case of annual audited financial statements, not be the subject of any qualification in the Auditors' opinion.

(b)
The Borrower shall procure that each set of financial statements delivered pursuant to clause 19.2 (Financial statements) shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in GAAP or the accounting practices and the Borrower delivers to the Agent:

(i)
a description of any change necessary for those financial statements to reflect the GAAP or accounting practices and reference periods upon which corresponding Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 20 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(c)
Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.5	Year-end

The Borrower shall procure that each financial year-end of each Obligor and each Group Member falls on the Accounting Reference Date.

19.6	Information: miscellaneous

The Borrower shall deliver to the Agent:

(a)
at the same time as they are dispatched, copies of all financial statements, financial forecasts, proxy statements and other material communications and documents dispatched by the Parent or any other Obligor to its shareholders or members or creditors generally (or any class of them);

(b)
promptly upon becoming aware of them, the details of any bona fide litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which, if adversely determined, might have a Material Adverse Effect;

(c)
promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is made against any Obligor and which is reasonably likely to have a Material Adverse Effect;

(d)	promptly upon becoming aware of them, the details of any change of law or regulation which is likely to have a Material Adverse Effect;

(e)	promptly, such information as the Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents;

(f)	promptly on request, such further information as the Agent may reasonably request for the purposes of calculating the amount of the Loan to be prepaid by the Borrower pursuant to clause 7.12; and

(g)
promptly on request, such further information regarding the financial condition, business, assets and operations of any Obligor as any Finance Party through the Agent may reasonably request provided that the provision of such further information would not breach any obligation of confidentiality.

19.7	Information: Sanctions

The Borrower shall procure that each Obligor shall supply to the Agent:

(a)
promptly upon becoming aware of them, the details of (i) any bond fide enquiry or investigation pursuant to Sanctions Laws or (ii) any bona fide claim, action, suit or proceeding pursuant to Sanctions Laws by any Sanctions Authority, in each case against it or any of its Subsidiaries or any of their respective directors, officers or employees, as well as information on what steps are being taken with regards to answer or oppose such;

(b)
promptly upon becoming aware of them, notice of any (i) bona fide enquiry or investigation pursuant to Sanctions Laws or (ii) any claim, action, suit or proceeding pursuant to Sanctions Laws by any Sanctions Authority against any of its agents or representatives; and

(c)
promptly upon becoming aware, notice that it or any of its Subsidiaries or any of their respective directors, officers, employees, agents or representatives has become or will become a Restricted Party or has violated any Sanctions Laws.

(d)
promptly upon becoming aware, notice that it has identified (i) that any representation made or deemed to be made in clause 18.33 (Sanctions) is or proves to be incorrect or misleading or (ii) any non-compliance with clause 21.2 (Use of proceeds) or clause 21.5 (Sanctions).

19.8	Information: US waters

The Borrower shall provide the Agent with at least ten days prior written notice of any Ship entering US Waters together with a confirmation as to how long the relevant Ship will remain in US Waters.

19.9	Notification of Default

The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.10	Sufficient copies

The Borrower, if so requested by the Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders and the Hedging Providers.

19.11	Direct electronic delivery by Company

The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender (including, without limitation, by way of posting to a secure website) in accordance with Clause 41.5 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.

19.12	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders or members of an Obligor after the date of this Agreement; or

(iii)
a proposed assignment by a Lender or a Hedging Provider of any of its rights under this Agreement or any Hedging Contract to a party that is not already a Lender or a Hedging Provider prior to such assignment, obliges the Agent, the Security Agent, the relevant Hedging Provider or any Lender (or, in the case of paragraph (c) above, any prospective new Lender or Hedging Provider) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or the Security Agent or any Lender or any Hedging Provider supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or any Hedging Provider) or the Security Agent or any Lender or any Hedging Provider (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender or Hedging Provider) in order for the Agent, the Security Agent, such Lender or any Hedging Provider or, in the case of the event described in paragraph (c) above, any prospective new Lender or Hedging Provider to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Finance Party shall promptly upon the request of the Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (for itself) in order for it to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20	Financial covenants

The Borrower undertakes that this clause 20 will be complied with throughout the Facility Period, as tested on a quarterly basis in accordance with clause 20.3 (Financial testing).

20.1	Financial definitions

In this clause 20, clause 28.16 (Distributions and other payments) and in clause 1.1 (Definitions):

Cash means cash in hand.

Cash Equivalents means:

(a)	deposits with first class international banks the maturity of which does not exceed twelve months;

(b)	bonds, certificates of deposit and other money market instruments or securities issued or guaranteed by the Norwegian or United States Governments; and

(c)	any other instrument approved by the Agent, with the authorisation of the Majority Lenders.

Consolidated Debt Service means, for any financial period of the Group, the sum to be the aggregate amount of principal amortisation, interest due and payable thereon and all other amounts which shall fall due and will be paid by each Group Member in such period in respect of Total Indebtedness.

Consolidated Net Worth means, for the Parent (on a consolidated basis), the total value of the stock-holders equity determined in accordance with GAAP as shown on the consolidated balance sheet contained in the then most recent financial statements of the Group delivered pursuant to clause 19 (Information undertakings).

EBITDA means, in respect of any period, the consolidated profit on ordinary activities of the Group before taxation for such period:

(a)	adjusted to exclude Interest Receivable and Interest Payable and other similar income or costs to the extent not already excluded;

(b)	adjusted to exclude any gain or loss realised on the disposal of fixed assets (whether tangible or intangible);

(c)	after adding back depreciation and amortisation charged which relates to such period;

(d)	adjusted to exclude any exceptional or extraordinary costs or income;

(e)	after deducting any profit arising out of the release of any provisions against a liability or charge and adding back any provision relating to long term assets or contracts; and

(f)	adjusted to exclude derivative transactions entered into by third parties so long as no Group Member bears any economic exposure prior to the Final Repayment Date.

Free Liquid Assets means Cash or Cash Equivalents freely available for use by the Parent and/or any other Group Member for any lawful purpose without restriction (other than any restriction arising exclusively from any covenant to maintain a minimum level of free Cash or Cash Equivalents similar to that in clause 20.2(a) (Financial condition) notwithstanding any Security Interest, right of set-off or agreement with any other party, where:

(a)
the value of Cash Equivalents shall be deemed to be their quoted price, as at any date of determination, on any recognised exchange (being an exchange recognised and approved by the Agent) on which the same are listed or any dealing facility through which the same are generally traded; and

(b)
any cash or Cash Equivalents denominated in a currency other than dollars shall be deemed to have a value in dollars equal to the dollar equivalent thereof at the rate of exchange published daily by the Agent as at any date of determination.

Interest means, in respect of any specified Financial Indebtedness, all continuing regular or periodic costs, charges and expenses incurred in effecting, servicing or maintaining such Financial Indebtedness including:

(a)	gross interest, commitment fees, discount and acceptance fees and guarantee, fronting and ancillary facility fees payable or incurred on any form of such Financial Indebtedness; and

(b)	arrangement fees or other upfront fees.

Interest Payable means, in respect of any period, the aggregate (calculated on a consolidated basis for the Group) of:

(a)
the amounts charged and posted (or estimated to be charged and posted) as a current accrual accrued during such period in respect of members of the Group by way of Interest on all Financial Indebtedness, but excluding any amount accruing as interest in-kind (and not as cash payment) to the extent capitalised as principal during such period; and

(b)
net payments in relation to interest rate or currency hedging arrangements in respect of Financial Indebtedness (after deducting net income in relation to such interest rate or currency hedging arrangements).

Interest Receivable means, in respect of any period, the amount of Interest accrued on cash balances of the Group (including the amount of interest accrued on the Accounts, to the extent that the account holder is entitled to receive such interest) during such period.

Net Debt means, on a consolidated basis, an amount equal to Total Indebtedness minus Free Liquid Assets and cash deposits restricted under the terms of such debt, as evidenced by the consolidated balance sheet for the Group from time to time.

Total Indebtedness means the aggregate debt and capital lease obligations (as such terms are defined in GAAP and presented in the consolidated balance sheet for the Group from time to time) as demonstrated by the then most recent financial statements of the Group delivered pursuant to clause 19 (Information undertakings) including negative mark-to-market valuations of any Treasury Transactions (after reducing those negative mark-to-market valuations by netting them with any positive mark-to-market valuations of any Treasury Transactions entered into with the same derivative counterparty) and any transactions which might have the effect of commercial borrowing under GAAP.

20.2	Financial condition

The Borrower and the Parent shall ensure that:

(a)	Free Liquid Assets: the aggregate value of the Free Liquid Assets of the Group shall be at all times not less than the higher of:

(A)	$30,000,000; and

(B)	the lower of (x) an amount equal to four per cent. of Total Indebtedness on a consolidated basis minus any debt in relation to Hilli Episeyo and (y) $50,000,000.

(b)
EBITDA to Consolidated Debt Service: on any financial quarter end date, the ratio of EBITDA (including distributable cash in relation to Hilli Episeyo) to Consolidated Debt Service for the previous twelve months, on a trailing four quarter basis, shall be no less than 1.15:1 provided that:

(i)
in respect of the unaudited financial statements to be delivered pursuant to clause 19.2 (Financial Statements) for the financial period ending 30 June 2021, the ratio of EBITDA (including distributable cash in relation to Hilli Episeyo) to Consolidated Debt Service) shall be calculated for the previous three month period, on a trailing one quarter basis;

(ii)
in respect of the unaudited financial statements to be delivered pursuant to clause 19.2 (Financial Statements) for the financial period ending 30 September 2021, the ratio of EBITDA (including distributable cash in relation to Hilli Episeyo) to Consolidated Debt Service) shall be calculated for the previous six month period, on a trailing two quarter basis; and

(iii)
in respect of the audited financial statements to be delivered pursuant to clause 19.2 (Financial Statements) for the financial period ending 31 December 2021, the ratio of EBITDA (including distributable cash in relation to Hilli Episeyo) to Consolidated Debt Service) shall be calculated for the previous nine month period, on a trailing three quarter basis.

(c)	Net Debt to EBITDA: on any financial quarter end date, the ratio of Net Debt to EBITDA for the previous twelve months, on a trailing four quarter basis, shall be no greater than 6.50:1; and

(d)	Consolidated Net Worth: at all times the Consolidated Net Worth shall be greater than $250,000,000.

20.3	Financial testing

The financial covenants set out in clause 20.2 (Financial condition) shall be calculated in accordance with GAAP and tested by reference to each of the financial statements delivered pursuant to clause 19.2 (Financial statements) and/or each Compliance Certificate delivered pursuant to clause 19.3 (Provision and contents of Compliance Certificate).

21	General undertakings

21.1	The Borrower and each Guarantor undertakes that this clause 21 will be complied with by and in respect of each Obligor and each other Group Member throughout the Facility Period.

21.2	Use of proceeds

(a)	The proceeds of any Utilisation will be used exclusively for the purposes specified in clause 3 (Purpose).

(b)
No Obligor shall (and each Obligor shall procure that none of its Subsidiaries will) request any Utilisation and, directly or knowingly indirectly, use the proceeds of the Loan (directly or indirectly) or lend, contribute or otherwise make available the proceeds of the Loan to any Subsidiary or other person or entity (whether or not related to any Group Member):

(i)	in breach of Sanctions Laws;

(ii)	for the purpose of financing the activities of, or business or transactions with, any Restricted Party;

(iii)	in any manner that causes (or will cause) a Lender to be in breach of Sanctions Laws;

(iv)	in any manner that results, or is likely to result, in it or a Lender becoming a Restricted Party or otherwise a target of Sanctions Laws; or

(v)	in any other manner that would result in a violation of Sanctions Laws by any Obligor or other Group Member.

21.3	Authorisations

(a)	Each Obligor will promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Agent of,

any authorisation required under any law or regulation of a Relevant Jurisdiction to:

(A)	enable it to perform its obligations under the Finance Documents and the Charter Documents;

(B)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document or any Charter Document; and

(C)	carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.

21.4	Compliance with laws

(a)	Each Obligor and each other Group Member will comply in all respects with all laws and regulations (including Environmental Laws) to which it may be subject.

(b)	The Borrower shall procure that each of Owners and the Bareboat Charterers shall:

(i)	comply with all laws or regulations:

(A)	applicable to its business; and

(B)	applicable to each Ship, its ownership, employment, operation, management and registration,

including the ISM Code, the ISPS Code, all Environmental Laws, the laws of the Flag State and all Sanctions Laws;

(ii)
obtain, comply with and do all that is necessary to maintain in full force and effect any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to each Ship or its operation required under any Environmental Law; and

(iii)
without limiting clause 21.4(b) above, not employ a Ship nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions Laws.

21.5	Sanctions

(a)	Each Obligor shall (and shall procure that each of its Subsidiaries and each of its and their directors, officers and employees) comply with Sanctions Laws.

(b)
Each Obligor shall (and shall ensure that each of its Subsidiaries shall) maintain in effect policies and procedures designed to ensure compliance by them and their respective directors, officers and employees with all Sanctions Laws and to ensure that none of them engages in any activity that could reasonably be expected to result in any such person being designated as a Restricted Party. Upon request, the Borrower shall provide the Agent with full details of such policies and procedures.

(c)
No Obligor shall use any revenue or benefit derived from any activity or dealing with a Restricted Party in discharging any obligation due or owing to the Finance Parties if this shall lead to a breach of Sanctions Laws.

21.6	Anti-corruption law

(a)
No Obligor or Group Member will directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	Each Obligor shall (and the Borrower shall ensure that each other Group Member will):

(i)	conduct its businesses in compliance with applicable anti-corruption laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

21.7	Tax compliance

(a)	Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time allowed by law without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 19.2 (Financial statements); and

(iii)	such payment can be lawfully withheld.

(b)
Except as approved by the Majority Lenders, each Bareboat Charterer shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and use reasonable efforts to ensure that it is not resident for Tax purposes in any other jurisdiction.

21.8	Change of business

Except as approved by the Lenders, no material change will be made to the general nature of the business of the Obligors or the Group from that carried on at the date of this Agreement.

21.9	Merger and corporate reconstruction

Subject to the proviso set out below, except as approved by the Lenders:

(a)	no Obligor will enter into any amalgamation, demerger, merger, consolidation, redomiciliation, legal migration or corporate reconstruction; and

(b)	no Obligor will materially change its corporate structure, provided that the Borrower shall be entitled to establish additional Subsidiaries.

21.10	Further assurance

(a)
Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent or the Agent may reasonably specify (and in such form as the Security Agent or the Agent may reasonably require):

(i)
to perfect the Security Interests created or intended to be created by that Obligor under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent provided by or pursuant to the Finance Documents or by law;

(ii)
to confer on the Security Agent Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or

(iv)	to facilitate the accession by a New Lender to any Security Document following an assignment in accordance with clause 33.1 (Assignments by the Lenders).

(b)
Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Security Agent or the other Finance Parties by or pursuant to the Finance Documents.

21.11	Environmental matters

(a)
The Agent will be notified as soon as reasonably practicable of any bona fide Environmental Claim being made against any Group Member or any Fleet Vessel which, if successful to any extent, might have a Material Adverse Effect and of any Environmental Incident which may give rise to such a claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

(b)	Environmental Laws (and any consents, licences or approvals obtained under them) applicable to Fleet Vessels will not be violated in a way which might have a Material Adverse Effect.

21.12	People with Significant Control (PSC) Regime

(a)	Each Obligor shall:

(i)	within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from each Bareboat Charterer; and

(ii)	promptly provide the Agent with a copy of that notice.

(b)
Each Bareboat Charterer undertakes that it will use its best endeavours to keep its PSC register up to date and that, if it issues any Restrictions Notices or Warning Notices it will send a copy of these to the Agent at the same time as they are issued.

(c)	The Parent will take all steps necessary to ensure that it remains registered in each Bareboat Charterer’s PSC register and will:

(i)	use its best endeavours to assist each Bareboat Charterer in obtaining any other information each Bareboat Charterer needs in relation to its shares to maintain its PSC register; and

(ii)	ensure that updates of any changes to the information relating to the Parent and contained in the PSC register are provided to each Bareboat Charterer promptly.

22	Dealings with the Ships

22.1	The Borrower and each Guarantor (other than the Parent) undertakes that this clause 22 will be complied with in relation to each Ship throughout the relevant Ship's Mortgage Period.

22.2	Ship's name and registration

(a)
A Ship's name shall only be changed after prior notice to the Agent and, the Borrower shall promptly take all necessary steps to update all applicable insurance, class and registration documents with such change of name.

(b)
Each Ship shall be permanently registered in the name of the relevant Owner with the relevant Registry under the laws of its Flag State.  Except with approval of the Lenders, a Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State), provided that no such approval shall be required for the registration of a Ship under the flag of another Approved Flag State as long as replacement Security Interests are granted in respect of that Ship (which are, in the opinion of the Lenders, equivalent to those in place prior to such registration) in favour of the Security Agent immediately following the registration of such ship under the flag of that Approved Flag State. If a registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Agent shall be notified of that renewal at least 30 days before that date.

(h)
Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or a Ship being required to be registered under the laws of another state of registry.

22.3	Sale or other disposal of a Ship, other vessels or entities

Except with approval of the Lenders or as may be agreed in the Finance Documents, the relevant Owner will not sell, or agree to sell, transfer, abandon or otherwise dispose of the relevant Ship or any share or interest in it, unless the consideration for such sale, transfer or disposal (together with any other unencumbered or unrestricted cash available to the Borrower or to the relevant Owner) shall be sufficient to meet the Borrower’s prepayment obligations under clause 7.8 (Sale or Total Loss).

22.4	Manager

Each Ship shall be managed by a technical and commercial manager. A manager of a Ship shall not be appointed unless that manager and the terms of its appointment are approved (such approval not to be unreasonably withheld or delayed) by the Majority Lenders in writing and it has delivered a duly executed Manager's Undertaking.  There shall be no change to the terms of appointment of a manager whose appointment has been approved unless such change is also approved (such approval not to be unreasonably withheld or delayed) the Majority Lenders in writing.

22.5	Copy of Mortgage on board

A properly certified copy of the relevant Mortgage shall be kept on board each Ship with its papers and shown to anyone having business with that Ship which might create or imply any commitment or Security Interest over or in respect of that Ship (other than a lien for crew's wages and salvage) and to any representative of the Agent or the Security Agent.

22.6	Inventory of Hazardous Materials

An Inventory of Hazardous Materials shall be maintained in relation to and on board each Ship.

22.7	Notice of Mortgage

(a)	A framed printed notice of the Ship's Mortgage shall be prominently displayed in the navigation room and in the Master's cabin of each Ship. The notice must be in plain type and read as follows:

"NOTICE OF MORTGAGE

This Ship is subject to a first mortgage in favour of [here insert name of mortgagee] of [here insert address of mortgagee].  Under the said mortgage and related documents, neither the Owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew's wages and salvage".

(b)	No-one will have any right, power or authority to create, incur or permit to be imposed upon a Ship any lien whatsoever other than for crew's wages and salvage.

22.8	Conveyance on default

Where a Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the relevant Owner shall, upon the Agent's request, immediately execute such form of transfer of title to that Ship as the Agent may require.

22.9	Chartering

(a)
Except with approval of the Lenders (which approval shall not be unreasonably withheld or delayed) or as permitted without approval by clause 22.9(b) below, the relevant Owner or Bareboat Charterer shall not enter into any charter commitment for a Ship (except for a Ship's Time Charter or Bareboat Charter) which is:

(i)	a bareboat or demise charter or passes possession and operational control of that Ship to another person;

(ii)	capable of lasting more than 24 calendar months;

(iii)	less than Market Rate; or

(iv)	to another Obligor.

(b)	Notwithstanding clause 22.9(a) above, the following charter commitments for a Ship are permitted without approval:

(i)
a bareboat or demise charter or other charter commitment that passes possession and operational control of that Ship to any Subsidiary of NFE or Group Member (except an Obligor), provided that such charter or other charter commitment (A) contains an undertaking from the relevant charterer, enforceable by the relevant Owner or Bareboat Charterer to comply with clauses 22.2 (Ship’s name and registration), 22.4 (Manager) - 22.7 (Notice of Mortgage), 22.9 (Chartering) and 22.10 (Lay up), 23 (Condition and operation of the Ships) and 24 (Insurance) (except clauses 24.6 (Mortgagee’s insurance) and 24.18 (Independent report) and (B) is:

(A)	(in the c) ase of a Group Memberassigned to the Security Agent;

(B)	on Market Rate; and

(C)	in the case of Ship C, Ship D, Ship F and Ship G:

(1)	a charter to NFE Atlantic Holdings LLC or a charter guaranteed to the relevant owner or disponent owner by NFE Atlantic Holdings LLC; and

(2)	for a period not ending earlier than 12 months following the Final Repayment Date;

(ii)	a time charter capable of lasting 24 calendar months or more to NFE or any Subsidiary of NFE or Group Member (except an Obligor), provided that such charter is:

(A)	(in the case of a Group Member) assigned to the Security Agent;

(B)	on Market Rate; and

(C)	in the case of Ship C, Ship D, Ship F and Ship G:

(1)	a charter to NFE Atlantic Holdings LLC or a charter guaranteed to the relevant owner or disponent owner by NFE Atlantic Holdings LLC; and

(2)	for a period not ending earlier than 12 months following the Final Repayment Date;

(iii)	a time charter that is not capable of lasting more than 24 calendar months to NFE or any Subsidiary of NFE (except an Obligor) or any third party, provided that such charter is:

(A)	on Market Rate; and

(B)	in the case of Ship C, Ship D, Ship F and Ship G (except where a third party charter complying with clause 26.5 (Expiry of Time Charter) has been entered into):

(1)	a charter to NFE Atlantic Holdings LLC or a charter guaranteed to the relevant owner or disponent owner by NFE Atlantic Holdings LLC; and

(2)	for a period not ending earlier than 12 months following the Final Repayment Date;

(iv)	any charter that is entered into pursuant to clause 26.4, clause 26.5 or clause 30.20(b)(ii);

(v)
any sub-charter by any sub-charterer of any Ship pursuant to a charter permitted under this clause 22.9 provided such sub-charter complies with this clause 22.9 (for the avoidance of doubt if NFE Atlantic Holdings LLC has either chartered a Ship or provided a guarantee of a charter of a Ship, it will not be required to guarantee any further sub-charters of such Ship to NFE or any of its Subsidiaries, during the subsistence of such charter to, or guarantee from, NFE Atlantic Holdings LLC);

(vi)	any extension of a Time Charter at the rates set out in that respective charter or, if at a different rate, provided that the extended Time Charter is on Market Rate.

22.10	Lay up

Save with respect to the current lay up of Ship E, except with approval, (which approval, in relation to a Ship which is subject to a Time Charter, shall not be unreasonably withheld where the request is (i) made by the Time Charterer, (ii) made at a time when the relevant Time Charter has not been terminated, cancelled, rescinded and has not expired and the relevant Ship is continuing in service under the relevant Time Charter and (iii) made at a time when the relevant Time Charterer is not in breach of any of its obligations under the relevant Time Charter), a Ship shall not be laid up or deactivated.

22.11	Sharing of Earnings

Except with approval, neither the relevant Owner nor (if applicable) the relevant Bareboat Charterer shall enter into any arrangement under which its Earnings from a Ship may be shared with anyone else.

22.12	Payment of Earnings

The relevant Owner's and (if applicable) Bareboat Charterer's Earnings from the Ship shall be paid in the way required by the Ship's Assignment Deed, or otherwise in accordance with the provisions of this Agreement.

22.13	Poseidon Principles

The Borrower (on behalf of the relevant Owner) shall, upon the request of the Agent and at the cost of the Borrower, on or before 31 July in each calendar year, supply or procure the supply to the Agent of all information necessary in order for any Lender to comply with its obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance, in each case relating to each Ship for the preceding calendar year provided always that no Lender shall publicly disclose such information with the identity of any Ship without the prior written consent of the Borrower and/or the relevant Owner.
For the avoidance of doubt, such information shall be “Confidential Information” for the purposes of clause 45 (Confidential Information) but the Borrower (on behalf of each Owner) acknowledges that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the relevant Lender’s portfolio climate alignment.

23	Condition and operation of the Ships

23.1	The Borrower undertakes that this clause 23 will be complied with in relation to each Ship throughout the relevant Ship's Mortgage Period.

23.2	Defined terms

In this clause 23 and in Schedule 3 (Conditions precedent):
applicable code means any code or prescribed procedures required to be observed by a Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).

applicable law means all laws and regulations applicable to vessels registered in a Ship's Flag State or which for any other reason apply to a Ship or to its condition or operation at any relevant time.

applicable operating certificate means any certificates or other document relating to a Ship or its condition or operation required to be in force under any applicable law or any applicable code.

23.3	Repair

Each Ship shall be kept in a good, safe and efficient state of repair, other than any Laid Up Ship which shall be kept in a state of repair appropriate for a vessel of similar type in lay-up.  The quality of workmanship and materials used to repair a Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that that Ship's value is not reduced.

23.4	Modification

Except with approval (which shall not be unreasonably delayed) the structure, type or performance characteristics of a Ship shall not be modified in a way which could or might materially alter that Ship or materially reduce its value.

23.5	Removal of parts

Except with approval, no material part of a Ship or any equipment shall be removed from that Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the relevant Owner free of any Security Interest except under the Security Documents).

23.6	Third party owned equipment

Except with approval, equipment owned by a third party shall not be installed on a Ship if it cannot be removed without causing damage to the structure or fabric of that Ship or incurring significant expense.

23.7	Maintenance of class; compliance with laws and codes

Each Ship's class shall be the relevant Classification.  Each Ship and every person who owns, operates or manages each Ship shall comply with all applicable laws and the requirements of all applicable codes and regulations (including, but not limited to, all Environmental Laws and all Sanctions Laws).  There shall be kept in force and on board each Ship or in such person's custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board that Ship or to be in such person's custody.

23.8	Surveys

Each Ship shall be submitted to continuous surveys and any other surveys which are required for it to maintain the Classification as its class.  Copies of reports of those surveys shall be provided promptly to the Agent if it so requests.

23.9	Inspection and notice of dry-dockings

The Agent and/or surveyors or other persons appointed by it for such purpose shall be allowed to board each Ship at all reasonable times to inspect it and given all proper facilities needed for that purpose, which right shall only be exercised once per calendar year in respect of each Ship or, if a Default has occurred, at any further times whilst such Default is continuing.  The Agent shall be given reasonable advance notice of any intended dry-docking of each Ship (whatever the purpose of that dry-docking).

23.10	Prevention of arrest

All debts, damages, liabilities and outgoings which have given, or may give, rise to maritime, statutory or possessory liens on, or claims enforceable against, a Ship, its Earnings or Insurances shall be promptly paid and discharged.

23.11	Release from arrest

Each Ship, its Earnings and Insurances shall promptly be released from any arrest, detention, attachment or levy, and any legal process against that Ship shall be promptly discharged, by whatever action is required to achieve that release or discharge.

23.12	Information about a Ship

The Agent shall promptly be given any information which it may reasonably require about each Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments entered into by or on behalf of any Obligor and copies of any applicable operating certificates.

23.13	Notification of certain events

The Agent shall promptly be notified of:

(a)	any damage to a Ship where the cost of the resulting repairs may exceed the Major Casualty Amount for that Ship;

(b)	any occurrence which may result in a Ship becoming a Total Loss;

(c)	any requisition of a Ship for hire;

(d)	any Environmental Incident involving a Ship and Environmental Claim being made in relation to such an incident;

(e)	any withdrawal or threat to withdraw any applicable operating certificate;

(f)	the issue of any operating certificate required under any applicable code;

(g)	the receipt of notification that any application for such a certificate has been refused;

(h)
any requirement or recommendation made in relation to a Ship by any insurer or that Ship's Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended; and

(i)	any arrest or detention of a Ship or any exercise or purported exercise of a lien or other claim on that Ship or its Earnings or Insurances.

23.14	Payment of outgoings

All tolls, dues and other outgoings whatsoever in respect of a Ship and its Earnings and Insurances shall be paid promptly.  Proper accounting records shall be kept of each Ship and its Earnings.

23.15	Evidence of payments

The Agent shall be allowed proper and reasonable access to those accounting records when it requests it and, when it requires it, shall be given satisfactory evidence that:

(a)	the wages and allotments and the insurance and pension contributions of each Ship's crew are being promptly and regularly paid;

(b)	all deductions from its crew's wages in respect of any applicable Tax liability are being properly accounted for; and

(c)	each Ship's master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.

23.16	Repairers' liens

Save with respect to scheduled periodic dry-docking, except with approval, a Ship shall not be put into any other person's possession for work to be done on that Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount for that Ship unless that person gives the Security Agent a written undertaking in approved terms not to exercise any lien on that Ship or its Earnings for any of the cost of such work.

23.17	Survey report

As soon as reasonably practicable after the Agent requests it, the Agent shall be given a report on the seaworthiness and/or safe operation of each Ship, from approved surveyors or inspectors. This right shall only be exercised once per calendar year in respect of each Ship or, if a Default has occurred, at any further times whilst such Default is continuing. If any recommendations are made in such a report they shall be complied with in the way and by the time recommended in the report.

23.18	Lawful use

A Ship shall not be employed:

(a)	in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;

(b)	in carrying illicit or prohibited goods;

(c)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated;

(d)	in any manner contrary to any Sanctions Laws; or

(e)	if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods, and the persons responsible for the operation of that Ship shall take all necessary and proper precautions to ensure that this does not happen.

23.19	War zones

Except with approval, each Ship shall not enter or remain in any zone which has been declared a war zone by any government entity or that Ship's war risk insurers.  If approval is granted for it to do so, any requirements of the Agent and/or that Ship's insurers necessary to ensure that that Ship remains properly insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) shall be complied with.

23.20	Sustainable and socially responsible dismantling

The Obligors shall ensure that the Ships (whilst they are owned by the Obligors or where such vessels are sold to an intermediary with the intention of being scrapped) are recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible matter in accordance with the Hong Kong International Convention for the Sale and Environmentally Sound Recycling of 2009 (whether or not in force) or, if applicable, the EU Ship Recycling Regulation.

24	Insurance

24.1	The Borrower undertakes that this clause 24 shall be complied with in relation to each Ship and its Insurances throughout the relevant Ship's Mortgage Period.

24.2	Insurance terms

In this clause 24:

excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.

excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.

hull cover means insurance cover against the risks identified in clause 24.3(a) below.

minimum hull cover means, in relation to a Ship, an amount equal at the relevant time to the higher of (a) the Vessel Value of that Ship; and (b) 120 per cent of such proportion of the Loan as is equal to the proportion which the Vessel Value of that Ship bears to the aggregate of the Vessel Values of all of the Ships.

P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).

24.3	Coverage required

Each Ship shall at all times be insured:

(a)
against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks and terrorism risks, piracy and confiscation risks) on an agreed value basis (which shall include the total insured value of that Ship, including any sum insured under freight interest insurance), for at least its minimum hull cover, provided that, in the event that part of the agreed insurable value of that Ship is insured by way of an increased value policy (or, in the case of cover under the Nordic Marine Insurance Plan, a hull interest policy), the hull and machinery marine risks policy shall be for an amount of not less than 80 per cent of the agreed insurable value, unless the relevant approved brokers or approved insurers have confirmed in writing to the Agent that such hull and machinery marine risks policy provides that the conditions for condemnation will be met when any casualty damage to that Ship is sufficiently extensive that the cost of removing and repairing that Ship exceeds the amount insured under the hull and machinery marine risks policy, in which case the hull and machinery marine risks policy shall be for an amount of not less than 66 2/3 per cent of the agreed insurable value;

(b)
against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as that Ship (which, in relation to liability for oil pollution, is currently $1,000,000,000);

(c)	against loss of Earnings in any amount and on terms approved by the Agent (this shall only apply in respect of Ship E ten days prior to Ship E becoming operational);

(d)	against such other risks and matters which the Agent notifies it that it considers reasonable for a prudent shipowner or operator to insure against at the time of that notice; and

(e)	on terms which comply with the other provisions of this clause 24,

it being acknowledged that, for Ship E (which is non-operational and laid up as at the date of this Agreement), (i) the hull cover does not comply with the minimum hull cover required under this clause 24.3 (Coverage required) and (ii) there is no loss of Earnings insurance in place. The Borrower undertakes that ten (10) days prior to Ship E becoming operational, it shall provide evidence satisfactory to the Agent (acting on the instructions of the Majority Lenders) that the insurance coverage required by clause 24.3 (Coverage required).

24.4	Placing of cover

The insurance coverage required by clause 24.3 (Coverage required) shall be:

(a)
in the name of a Ship's Owner and (in the case of a Ship's hull cover) no other person (other than the Security Agent if required by it) (unless such other person, if so required by the Agent, has duly executed and delivered a first priority assignment of its interest in that Ship's Insurances to the Security Agent in an approved form and provided such supporting documents and opinions in relation to that assignment as the Agent requires). In the case of any assignment of insurances provided by NFE or any of its Subsidiaries (other than a Group Member) such assignment shall be on a third party basis with recourse limited to the insurance proceeds;

(b)	in dollars or another approved currency;

(c)	arranged through approved brokers or direct with approved insurers or protection and indemnity or war risks associations; and

(d)	on approved terms and with approved insurers or associations.

24.5	Deductibles

The aggregate amount of any excess or deductible under a Ship's hull cover shall not exceed an approved amount.

24.6	Mortgagee's insurance

The Borrower shall promptly reimburse to the Agent the cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of a Ship and the other Ships on approved terms, or in considering or making claims under:

(a)
a mortgagee's interest insurance cover for the benefit of the Finance Parties for an aggregate amount up to 120 per cent of the Loan and a mortgagee's additional perils (pollution risks) cover for the benefit of the Finance Parties if a Ship enters US Waters for at least that Ship's minimum hull cover; and

(b)
any other insurance cover which the Agent reasonably requires in respect of any Finance Party's interests and potential liabilities (whether as mortgagee of that Ship or beneficiary of the Security Documents), provided that the taking out of such cover is in accordance with the then current market practice within the shipping finance industry for ships of the type of the Ships.

24.7	Fleet liens, set off and cancellations

If a Ship's hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(a)	set off against any claims in respect of that Ship any premiums due in respect of any of such other vessels insured (other than other Ships); or

(b)	cancel that cover because of non-payment of premiums in respect of such other vessels, or the Borrower shall ensure that hull cover for that Ship and any other Ships is provided under a separate policy from any other vessels.

24.8	Payment of premiums

All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Agent shall be provided with all relevant receipts or other evidence of payment upon request.

24.9	Details of proposed renewal of Insurances

At least seven days before any of a Ship's Insurances are due to expire, the Agent shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.

24.10	Instructions for renewal

At least seven days before any of a Ship's Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.

24.11	Confirmation of renewal

Each Ship's Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 24 (and Insurances on the same terms and issued by or through the same brokers and/or insurers as the existing Insurances shall be deemed to comply with this clause 24 without any further approval being required) and confirmation of such renewal given by approved brokers or insurers to the Agent at least seven days (or such shorter period as may be approved) before such expiry.

24.12	P&I guarantees

Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to a Ship shall be provided when required by the association.

24.13	Insurance documents

The Agent shall be provided with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with a Ship's Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents relating to that Ship's Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Agent or some other approved person.

24.14	Letters of undertaking

Unless otherwise approved where the Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

24.15	Insurance Notices and Loss Payable Clauses

The interest of the Security Agent as assignee of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of each Ship and its Insurances signed by its Owner and Bareboat Charterer and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent if it is itself an assured).

24.16	Insurance correspondence

If so required by the Agent, the Agent shall promptly be provided with copies of all written communications between the assureds and brokers, insurers and associations relating to any of a Ship's Insurances as soon as they are available.

24.17	Qualifications and exclusions

All requirements applicable to a Ship's Insurances shall be complied with and that Ship's Insurances shall only be subject to approved exclusions or qualifications.

24.18	Independent report

(a)
If the Agent asks the Borrower for a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the adequacy of a Ship's Insurances then the Agent shall be provided promptly with such a report.

(b)	The following such reports shall be provided at no cost to the Agent or (if the Agent obtains such a report itself) the Borrower shall reimburse the Agent for the cost of obtaining that report:

(i)	as required pursuant to paragraph 6(a) of the conditions precedent set out in Part 2 of Schedule 3 (Conditions precedent);

(ii)
one further such report following any material change (in the opinion of the Agent acting on the instructions of the Lenders (acting reasonably) or the approved independent firm of marine insurance brokers) to a Ship's Insurances; or

(iii)	any further such reports requested at any time during which a Default has occurred and is continuing.

(c)
The cost of any reports requested by the Agent under clause 24.18(a) in excess of those for the account of the Borrower under clause 24.18(b) shall be for the account of the Agent but the Borrower shall nonetheless provide the Agent with such information as it requires in order to obtain such a report.

24.19	Collection of claims

All documents and other information and all assistance required by the Agent to assist it and/or the Security Agent in trying to collect or recover any claims under a Ship's Insurances shall be provided promptly.

24.20	Employment of Ship

Each Ship shall only be employed or operated in conformity with the terms of that Ship's Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).

24.21	Declarations and returns

If any of a Ship's Insurances are on terms that require a declaration, certificate or other document to be made or filed before that Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.

24.22	Application of recoveries

All sums paid under a Ship's Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.

24.23	Settlement of claims

Any claim under a Ship's Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval of the Lenders (which approval, in the case of a Major Casualty, shall not be unreasonably withheld or delayed).

24.24	Change in insurance requirements

If the Agent gives notice to the Borrower to change the terms and requirements of this clause 24 (which the Agent may only do, in such manner as it considers appropriate, as a result in changes of circumstances or practice after the date of this Agreement and in order to better align the terms and requirements of this clause 24 with the then current market practice within the shipping finance industry for ships of the type of the Ships), this clause 24 shall be modified in the manner so notified by the Agent on the date 14 days after such notice from the Agent is received.

25	Minimum security value

25.1	The Borrower undertakes that this clause 25 will be complied with throughout any Mortgage Period.

25.2	Valuation of Ships

For the purpose of the Finance Documents, the value at any time of any Ship or any other asset over which additional security is provided under this clause 25 will be its value as most recently determined in accordance with this clause 25 or, if no such value has been obtained, its value under any valuation provided pursuant to clause 4 (Conditions of Utilisation).

25.3	Valuation frequency

Valuation of each Ship and each such other asset in accordance with this clause 25 may be required by the Agent (acting on the instructions of the Majority Lenders) at any time upon an Event of Default and at all other times the Borrower shall provide one set of valuations of each Ship at six monthly intervals from the first Utilisation Date.

25.4	Expenses of valuation

The Borrower shall bear, and reimburse to the Agent where incurred by the Agent, all costs and expenses of providing:

(a)
one set of valuations of each Ship per six months (which shall not include the costs and expenses of providing any valuations required under clause 4 (Conditions of Utilisation) which shall also be for the account of the Borrower);

(b)	in addition to those referred to in (a) above, any sets of valuations carried out at any time when an Event of Default has occurred and is continuing;

(c)
in addition to those referred to in (a) above, any sets of valuations required pursuant to the terms of clause 7.8 (Sale or Total Loss) which valuations must be carried out not more than 30 days prior to the relevant event under the terms of clause 7.8 (Sale or Total Loss);

(d)
in addition to those referred to in (a) above, any sets of valuations required pursuant to the terms of clause 30.20 (Time Charter termination), which valuations must be carried out not more than 30 days prior to the relevant event under the terms of clause 30.20 (Time Charter termination).

(e)
in addition to those referred to in (a) above, any sets of valuations requested by the Agent (acting on the instructions of the Majority Lenders) in connection with any Utilisation and carried out not more than 30 days prior to the Utilisation Date for such Utilisation.

25.5	Valuations procedure

The value of any Ship shall be determined in accordance with, and by valuers approved and appointed in accordance with, this clause 25.  Additional security provided under this clause 25 shall be valued in such a way, on such a basis and by such persons (including the Agent itself) as may be approved by the Lenders or as may be agreed in writing by the Borrower and the Agent (on the instructions of the Lenders).

25.6	Currency of valuation

Valuations shall be provided by valuers in dollars or, if a valuer is of the view that the relevant type of vessel is generally bought and sold in another currency, in that other currency.  If a valuation is provided in another currency, for the purposes of this Agreement it shall be converted into dollars at the Agent's spot rate of exchange for the purchase of dollars with that other currency as at the date to which the valuation relates.

25.7	Basis of valuation

Each valuation will be addressed to the Agent in its capacity as such and made:

(a)	without physical inspection (unless required by the Agent);

(b)	on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm's length on normal commercial terms between a willing buyer and a willing seller; and

(c)	without taking into account the benefit or the burden of any charter commitment.

25.8	Information required for valuation

The Borrower shall promptly provide to the Agent and any such valuer any information which they reasonably require for the purposes of providing such a valuation.

25.9	Approval of valuers

All valuers must have been approved.  The Agent may (acting on the instructions of the Majority Lenders) from time to time notify the Borrower of approval of one or more independent ship brokers as valuers for the purposes of this clause 25.  The Agent shall (following receipt of instructions of the Majority Lenders) respond promptly to any request by the Borrower for approval of a broker nominated by the Borrower.  The Agent may (acting on the instructions of the Majority Lenders) at any time by notice to the Borrower withdraw any previous approval of a valuer for the purposes of future valuations. That valuer may not then be appointed to provide valuations unless it is once more approved.  If the Agent has not approved at least three brokers as valuers at a time when a valuation is required under this clause 25, the Agent shall (acting on the instructions of the Majority Lenders) promptly notify the Borrower of the names of at least three valuers which are approved.  The approved valuers as at the date of this Agreement are Affinity (Shipping) LLP, Clarkson Valuations Ltd., Poten & Partners Inc., Braemar ACM Valuations Ltd. and Fearnleys AS.

25.10	Appointment of valuers

When a valuation is required for the purposes of this clause 25, the Agent (acting on the instructions of the Majority Lenders) or, if so approved at that time, the Borrower shall promptly appoint approved valuers to provide such a valuation.  If the Borrower is approved to appoint valuers but fails to do so promptly, the Agent may appoint approved valuers to provide that valuation.

25.11	Number of valuers

Each valuation must be carried out by two approved valuers nominated by the Borrower. If the Borrower fails promptly to nominate one or both valuers then the Agent may (acting on the instructions of the Majority Lenders) nominate one or both valuers as the case may be.

25.12	Differences in valuations

If valuations provided by individual valuers differ, the value of the relevant Ship for the purposes of the Finance Documents will be the mean average of those valuations.  If the higher of the two valuations obtained pursuant to clause 25.11 (Number of valuers) is more than 110 per cent of the lower of the two valuations then a third valuation shall be obtained by the Agent (acting on the instructions of the Majority Lenders) from a third approved valuer and the value of the relevant ship for the purposes of the Finance Documents will be the mean average of those three valuations.

25.13	Security shortfall

(a)
If at any time the Security Value is less than the Minimum Value, the Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrower require that such deficiency be remedied.  The Borrower shall then, within 30 Business Days of receipt of such notice, ensure that the Security Value equals or exceeds the Minimum Value.  For this purpose, the Borrower may:

(i)	provide additional security over other assets approved by the Lenders in accordance with this clause 25; and/or

(ii)	cancel part of the Total Commitments under clause 7.5 (Voluntary cancellation) and prepay on five Business Days' notice a corresponding amount of the Loan.

25.14	Creation of additional security

The value of any additional security which the Borrower offers to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:

(a)	that additional security, its value and the method of its valuation have been approved by the Lenders;

(b)	a Security Interest over that security has been constituted in favour of the Security Agent or (if appropriate) the Finance Parties in a form and manner approved by the Agent;

(c)	this Agreement has been unconditionally amended in such manner as the Agent requires in consequence of that additional security being provided; and

(d)
the Agent, or its duly authorised representative, has received such documents and evidence it may reasonably require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 in relation to that amendment and additional security and its execution and (if applicable) registration.

(e)
If at any time the Security Agent holds additional security provided under this clause 25 and the Security Value, disregarding the value of that additional security, is equal to or exceeds 120 per cent of the Loan and the Security Value has been determined by reference to valuations provided no more than 90 days previously, the Borrower may, by notice to the Agent, require the release and discharge of that additional security.  The Agent shall then promptly direct the Security Agent to release and discharge that additional security if no Event of Default is then continuing or will result from such release and discharge and, upon such release and discharge and, if so required by the Agent, the Borrowers shall reimburse to the Agent and the Security Agent any costs and expenses payable under clause 16.1 (Transaction expenses) in relation to that release and discharge.

26	Chartering undertakings

26.1
The Borrower and each Guarantor (other than the Parent), undertakes that this clause 25 will be complied with in relation to each Ship and its Charter Documents and by the relevant Owner and Bareboat Charterer throughout the relevant Ship's Mortgage Period.

26.2	Variations

Except with approval of all the Lenders (such approval not to be unreasonably withheld or delayed), the Charter Documents shall not be varied in any way which would mean that had either (a) the provisions of the Finance Documents existed at the date of signing of such Charter Documents or (b) the amended provisions of the Charter Document existed at the date of signing of such Charter Documents, the Lenders’ approval would have been required to the entry into such Charter Documents. The Agent shall, once it has received instructions from the Lenders and at the same time as it notifies the Borrower of any approval or rejection to a variation of the Charter Documents, notify the relevant Bareboat Charterer, the relevant Time Charterer and any other relevant charterer of such approval or rejection.

26.3	Releases and waivers

Except with approval, there shall be no release by the relevant Owner or Bareboat Charterer of any obligation of any other person under a Time Charter or Bareboat Charter (including by way of novation), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach.

26.4	Termination by relevant Owner or Bareboat Charterer

(a)
Subject to clause 26.4(b) below, except with approval, the relevant Owner or Bareboat Charterer shall not terminate, cancel or rescind any Charter Document relating to a Time Charter in existence as at the date of this Agreement in respect of the Ships (other than Ship H) and the date of accession of the Additional Guarantor pursuant to clause 34.2 in respect of Ship H or withdraw a Ship from service under the relevant Charter Document or take any similar action.

(b)	Notwithstanding paragraph (a), the relevant Owner or Bareboat Charterer may without further approval of the Lenders terminate, cancel or rescind:

(i)
a Charter Document described in clause 26.4(a) above or withdraw a Ship from service under such Charter Document if a replacement time charter has been concluded that complies in all respects with clauses 30.20(b)(ii) and/or

(ii)
any other Charter Document or withdraw a Ship from service under such Charter Document if within thirty (30) days a replacement time charter has been concluded that complies in all respects with clause 22.9.

26.5	Expiry of Time Charter

If a Time Charter expires by way of effluxion of time prior to the Final Repayment Date and the relevant Owner or Bareboat Charterer has not procured, within 60 days of the date of such expiry (the Marketing End Date), a charter commitment for such Ship on Market Rate, the Borrower shall procure that NFE Atlantic Holdings LLC, or any company guaranteed by NFE Atlantic Holdings LLC, shall, from the Marketing End Date, charter the Ship pursuant to a charter permitted under clause 22.9(b) until the earlier of a replacement charter being found at Market Rate, or 12 months after the Final Repayment Date. For the avoidance of doubt, provided such charter complies with the terms of this clause 26.5 no further approvals shall be required from the Lenders to enter into such charter. Any such charter or the hire under such charter shall not be required to be assigned to the Security Agent.

26.6	Charter performance

The relevant Owner or Bareboat Charterer shall perform its obligations under the Charter Documents and use its reasonable endeavours to ensure that each other party to them performs their obligations under the Charter Documents.

26.7	Notice of assignment

The relevant Owner and (if applicable) the relevant Bareboat Charterer shall give notice of assignment of the Charter Documents to the other parties to them in the form specified by the relevant Assignment Deed for that Ship and shall exercise commercially reasonable efforts to ensure that the Agent receives a copy of that notice acknowledged by each addressee in the form specified therein in accordance with clause 4.7 (Conditions subsequent).

26.8	Payment of Charter Earnings

All Earnings which the relevant Owner or Bareboat Charterer is entitled to receive under the Charter Documents shall be paid in the manner required by the Security Documents and the provisions of this Agreement and, in the case of the Bareboat Charterer, without any set-off or counter-claim and free and clear of any deductions or withholdings.

26.9	Enforcement of charter assignment

The relevant Bareboat Charterer shall allow the Security Agent to enforce the rights of the relevant Owner under the relevant Bareboat Charter as assignee of those rights under the relevant Assignment Deed.

26.10	Assignment by Bareboat Charterer

Except with approval or, if such charter (as assigned) would be a charter permitted without approval pursuant to clause 22.9, the relevant Bareboat Charterer shall not assign or otherwise dispose of its rights under the relevant Bareboat Charter (which approval shall not be unreasonably withheld or delayed if the Borrower has satisfied the Agent that the relevant Time Charter shall continue in full force and effect following such assignment or disposal and if the assignment or disposal is to another Group Member).

26.11	Sub-chartering

Except with approval or as permitted under clause 22.9(b) (Chartering), the relevant Bareboat Charterer shall not enter into any charter commitment for the relevant Ship (other than the relevant Time Charter). If the Security Agent is at any time entitled to enforce its rights as mortgagee of that Ship or otherwise under the terms of any Mortgage, the relevant Bareboat Charterer will exercise its rights under any sub-charter of that Ship in such manner as the Agent may direct.

26.12	Performance of other undertakings

The relevant Bareboat Charterer shall not do anything which would or might prevent the Borrower complying with clauses 22 (Dealings with the Ships), 23 (Condition and operation of the Ships) or 24 (Insurance)) or fail to do anything required by the relevant Bareboat Charter where failure to do so would or might have such an effect.

26.13	Bareboat Charterer's manager

A manager of a Ship shall not be appointed by the relevant Bareboat Charterer unless that manager and the terms of its employment are approved by the Lenders and it has delivered a duly executed Manager's Undertaking.

26.14	Charters with NFE or any of its Subsidiaries

All hire and other payments under any charter commitment for a Ship entered into by an Owner or Bareboat Charterer with NFE or any of its Subsidiaries (other than a member of the Group) pursuant to clause 22.9(b) shall not be overdue by more than 30 days.

27	Bank accounts

27.1	The Borrower undertakes that this clause 27 will be complied with throughout the Facility Period.

27.2	Earnings Accounts

(a)
The Borrower, each Owner and each Bareboat Charterer shall be the holder of one or more Accounts with the Account Bank which is designated as an "Earnings Account" for the purposes of the Finance Documents.

(b)
The Earnings of the Ships (other than amounts in Brazilian real in respect of Ship F paid to the Brazilian Account) and all moneys payable to the relevant Owner and/or (if applicable) the relevant Bareboat Charterer under a Ship's Insurances and any net amount payable to the Borrower under any Hedging Contract shall be paid by the persons from whom they are due or, if applicable, paid by the Owner and/or (if applicable) the relevant Bareboat Charterer or the Borrower receiving the same, to an Earnings Account unless required to be paid to the Security Agent under the relevant Finance Documents.

(c)	The relevant Account Holder(s) shall not withdraw amounts standing to the credit of an Earnings Account except as permitted by clauses 27.2(d) and 27.2(e).

(d)
Subject to clause 27.2(f), if there is no continuing Default or Event of Default and subject as otherwise prohibited under this Agreement, the Borrower shall be entitled to deal freely with and withdraw amounts standing to the credit of any Earnings Accounts for which it is the Account Holder.

(e)	Subject to clause 27.2(f), if there is no continuing Default or Event of Default, the Bareboat Charterers and the Owners may withdraw the following amounts from an Earnings Account:

(i)
payments then due to Finance Parties under the Finance Documents (other than payments due in respect of a prepayment unless it is a voluntary prepayment under clause 7.6 (Voluntary prepayment) or payments under Hedging Contracts attributable to the partial unwind of any Hedging Contract pursuant to clause 29.3 (Unwinding of Hedging Contracts));

(ii)
payments then due under Hedging Contracts entered into to protect against the fluctuation in the rate of interest payable under the Finance Documents or the price of goods or services purchased by the relevant Owner for the purpose of operating a Ship;

(iii)
payments to another Earnings Account of a Bareboat Charterer or Owner (which shall include, in relation to the Bareboat Charterers, payment of hire under the relevant Bareboat Charter to the relevant Owner);

(iv)	payments of the proper costs and expenses of insuring, repairing, operating and maintaining any Ship;

(v)	payments to purchase other currencies in amounts and at times required to make payments referred to above in the currency in which they are due; and

(vi)	any payments permitted under clauses 28.10 (Disposals), 28.14 (Acquisitions and investments) and 28.16 (Distributions and other payments).

(f)
The Borrower shall (without prejudice to the rights of the Finance Parties under this Agreement following or in respect of the termination of any Time Charter) procure that, in respect of each Ship, there is a minimum of $2,000,000 maintained in the relevant Owner Earnings Account relating to that Ship at any time when that Ship is not subject to a Time Charter or the relevant Time Charter has been terminated and has not been replaced by another charter commitment approved by the Lenders.

27.3
The Borrower shall procure that amounts standing to the credit of the Brazilian Account are used (a) if there is no continuing Default or Event of Default, solely for the payment of the proper costs and expenses of repairing, operating and maintaining Ship F and other amounts referred to in clause 27.2(e), or (b) if there is a continuing Default or Event of Default, solely for the payment of the proper costs and expenses of repairing, operating and maintaining Ship F. If an Event of Default has occurred and is continuing and if the Agent so requests, the Borrower shall procure that all amounts standing to the credit of the Brazilian Account are transferred to a Bareboat Charterer Earnings Account held by the Bareboat Charterer in respect of Ship F (as applicable).

27.4	Other provisions

(a)	An Account may only be designated for the purposes described in this clause 27 if:

(i)
such designation is made in writing by the Agent and acknowledged by the Borrower and specifies the name and address of the Account Bank and the number and any designation or other reference attributed to the Account;

(ii)	an Account Security has been duly executed and delivered by the relevant Account Holder in favour of the Security Agent;

(iii)	any notice required by the Account Security to be given to the Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and

(iv)
the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the Account Security including documents and evidence of the type referred to in Schedule 3 in relation to the Account and the relevant Account Security.

(b)
The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the relevant Account Holder(s) and the Account Bank.  If an Account is a fixed term deposit account, the relevant Account Holder(s) may select the terms of deposits until the relevant Account Security has become enforceable and the Security Agent directs otherwise.

(c)
The relevant Account Holder(s) shall not close any Account or alter the terms of any Account from those in force at the time it is designated for the purposes of this clause 27 or waive any of its rights in relation to an Account except with approval (which approval, except in the case of a closure of an Account, shall not be unreasonably withheld or delayed).

(d)
The relevant Account Holder(s) shall deposit with or to the order of the Security Agent all certificates of deposit, receipts or other instruments or securities relating to any Account, notify the Security Agent of any claim or notice relating to an Account from any other party and provide the Agent with any other information it may request concerning any Account.

(e)
Each of the Agent and the Security Agent agrees that if it is the Account Bank in respect of an Account then there will be no restrictions on creating a Security Interest over that Account as contemplated by this Agreement and it shall not (except with the approval of the Majority Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the other Finance Parties.

28	Business restrictions

28.1
Except as otherwise approved by the Majority Lenders, the Borrower and each of the Guarantors each undertake that this clause 28 will be complied with by the relevant party throughout the Facility Period.

28.2	General negative pledge

(a)
No Obligor (other than the Borrower or the Parent) shall permit any Security Interest to exist, arise or be created or extended over all or any part of its assets and the Borrower shall not permit any Security Interest to exist, arise or be created or extended over any of its shares in the Owners or the Bareboat Charterers.

(b)	Clause 28.2(a) above does not apply to any Security Interest, listed below:

(i)	those granted or expressed to be granted by any of the Security Documents;

(ii)	Permitted Security Interests;

(iii)	(except in relation to Charged Property) any other lien arising by operation of law in the ordinary course of trading and not as a result of any default or omission by any Obligor.

28.3	Financial Indebtedness

No Owner or Bareboat Charterer shall incur or permit to exist any Financial Indebtedness owed by it to anyone else except:

(a)	Financial Indebtedness incurred under the Finance Documents and Hedging Contracts for Hedging Transactions entered into pursuant to clause 29.2 (Hedging);

(b)
Financial Indebtedness secured pursuant to the Co-ordination Agreements including, for the avoidance of doubt, any guarantees given by any Owner or Bareboat Charterer in respect of the Hilli Episeyo Hedge;

(c)	Financial Indebtedness owed to another Group Member, provided that such Financial Indebtedness is subordinated in a manner acceptable to all of the Lenders;

(d)	Financial Indebtedness owed to trade creditors of the Group given in the ordinary course of its business; and

(e)	Financial Indebtedness permitted under clause 28.7 (Guarantees).

28.4	Financial Indebtedness in respect of the Hilli Episeyo Lessee, the Nusantara Regas Satu Owner and the Golar Eskimo Lessee

Except with (i) until the date that an Advance in respect of Ship H in accordance with clause 2.3 (Ship H) or the first Additional Advance in accordance with clause 2.4 (Additional Advances) is borrowed by the Borrower, the approval of all Lenders (such approval not to be unreasonably withheld or delayed) or (ii) after the date that an Advance in respect of Ship H in accordance with clause 2.3 (Ship H) or the first Additional Advance in accordance with clause 2.4 (Additional Advances) is borrowed by the Borrower, the approval of the Majority Lenders (such approval not to be unreasonably withheld or delayed), there shall be no increase to any Financial Indebtedness disclosed in writing to the Agent prior to the date of this Agreement and incurred by the Hilli Episeyo Lessee, the Nusantara Regas Satu Owner or the Golar Eskimo Lessee or secured over the Hilli Episeyo, the Nusantara Regas Satu or the Golar Eskimo save that (subject and without prejudice to clause 7.9) (a) in respect of the Nusantara Regas Satu, senior secured vessel-backed debt of up to $90,000,000 may be raised without approval of the Majority Lenders, and (b) in respect of the Golar Eskimo, a refinancing of senior secured vessel-backed debt of up to $189,100,000 is permitted without further approval of the Majority Lenders. For the avoidance of doubt, the incurrence of senior secured vessel-backed debt indebtedness permitted by (a) and (b) of this clause 28.4 is both (i) expressly permitted under this Agreement and (ii) not subject to the prepayment requirements regarding the incurrence of unsecured indebtedness set forth in clause 7.9.

28.5	Negative pledge in respect of the Hilli Episeyo, the Nusantara Regas Satu and the Golar Eskimo

Except for Permitted Security Interests and subject to clause 28.4 (Financial Indebtedness in respect of the Hilli Episeyo Lessee, the Nusantara Regas Satu Owner and the Golar Eskimo Lessee), the Parent shall not grant or allow to exist any Security Interest over any part of the following:

(a)	the Hilli Episeyo or the shares in the Hilli Episeyo Lessee owned by the Parent;

(b)	the Nusantara Regas Satu or the shares in the Nusantara Regas Satu Owner owned by the Parent; and

(c)	the Golar Eskimo or the shares in the Golar Eskimo Lessee owned by the Parent.

28.6	Unsecured Indebtedness

If the Borrower incurs any unsecured indebtedness, such unsecured indebtedness shall have a maturity, repayment or redemption date of no earlier than the Final Repayment Date.

28.7	Guarantees

No Owner or Bareboat Charterer shall give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else except:

(a)	guarantees entered into under the Finance Documents;

(b)	guarantees in favour of trade creditors of the Group given in the ordinary course of its business (other than guarantees in favour of NFE or any of its Subsidiaries (excluding the Group));

(c)	guarantees under the Co-ordination Agreements;

(d)	guarantees which are Financial Indebtedness permitted under clause 28.3 (Financial Indebtedness).

28.8	Loans and credit

No Owner or Bareboat Charterer shall be a creditor in respect of Financial Indebtedness other than in respect of trade credit granted by it in the ordinary course of business.

28.9	Bank accounts and financial transactions

No Owner or Bareboat Charterer shall:

(a)	maintain any current or deposit account with a bank or financial institution except for the Accounts and the Brazilian Account;

(b)	hold cash in any account (other than an Account and the Brazilian Account); or

(c)	be party to any banking or financial transaction, whether on or off balance sheet, that is not expressly permitted under this clause 28 (Business restrictions).

28.10	Disposals

No Owner or Bareboat Charterer shall enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to dispose of any asset except for any of the following disposals so long as they are not prohibited by any other provision of the Finance Documents:

(a)	disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity;

(b)	disposals permitted by clauses 22.3 (Sale or other disposal of a Ship, other vessels or entities), clause 28.2 (General negative pledge) or 28.3 (Financial Indebtedness); and

(c)	the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.

28.11	Chartering-in

None of the Borrower, the Owners, or the Bareboat Charterers shall charter-in or hire any vessel from any person (other than, in the case of the Bareboat Charterers, pursuant to the Bareboat Charters).

28.12	Contracts and arrangements with Affiliates

None of the Borrower, the Owners, the Bareboat Charterers shall be party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm's length basis.

28.13	Subsidiaries

No Owner or Bareboat Charterer shall establish or acquire a company or other entity. For the avoidance of doubt, the Parent and the Borrower shall be entitled to establish or acquire a company or other entity without any approval from Lenders.

28.14	Acquisitions and investments

No Owner or Bareboat Charterer shall acquire any person, business, assets or liabilities or make any investment in any person or business or enter into any joint-venture arrangement, without the approval of all of the Lenders, except:

(a)	capital expenditures or investments related to maintenance of a Ship in the ordinary course of its business;

(b)	acquisitions of assets in the ordinary course of business (not being new businesses or vessels);

(c)	the incurrence of liabilities in the ordinary course of its business;

(d)	any loan or credit not otherwise prohibited under this Agreement; or

(e)	pursuant to any Finance Documents or the Charter Documents to which it is party.

28.15	Reduction of capital

No Owner or Bareboat Charterer shall redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner if an Event of Default has occurred and is continuing or would result from doing so.

28.16	Distributions and other payments

(a)	Subject to clauses 28.16(b) and 28.16(c), no Obligor shall:

(i)
declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend or redeem or make any other distribution or payment (whether in cash or in specie), including any interest and/or unpaid dividends, in respect of its equity or any other share capital or any warrants for the time being in issue; or

(ii)
make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder loan, loan stock or similar instrument,

(each a Distribution).

(b)	An Owner and Bareboat Charterer may only declare, pay or make a Distribution to its Holding Company.

(c)	An Obligor may only declare, pay or make a Distribution where it is financed using the proceeds from a Utilisation or each of the following conditions is satisfied:

(i)	no Event of Default is continuing or would result from doing so;

(ii)
after giving effect to any Distribution, the Borrower and Parent would remain in compliance with the financial covenants set out in clause 20 (Financial covenants) and clause 25.13 (Security shortfall); and

(iii)
if, after giving effect to any Distribution, the ratio of EBITDA (including distributable cash in relation to Hilli Episeyo) to Consolidated Debt Service for the previous twelve months, on a trailing four quarter basis, shall be greater than or equal to 1.3:1 provided that:

(A)
in respect of the unaudited financial statements to be delivered pursuant to clause 19.2 (Financial Statements) for the financial period ending 30 June 2021, the ratio of EBITDA (including distributable cash in relation to Hilli Episeyo) to Consolidated Debt Service) shall be calculated for the previous three month period, on a trailing one quarter basis;

(B)
in respect of the unaudited financial statements to be delivered pursuant to clause 19.2 (Financial Statements) for the financial period ending 30 September 2021, the ratio of EBITDA (including distributable cash in relation to Hilli Episeyo) to Consolidated Debt Service) shall be calculated for the previous six month period, on a trailing two quarter basis; and

(C)
in respect of the audited financial statements to be delivered pursuant to clause 19.2 (Financial Statements) for the financial period ending 31 December 2021, the ratio of EBITDA (including distributable cash in relation to Hilli Episeyo) to Consolidated Debt Service) shall be calculated for the previous nine month period, on a trailing three quarter basis.

29	Hedging Contracts

29.1	The Borrower undertake that this clause 29 will be complied with throughout the Facility Period.

29.2	Hedging

(a)
If, at any time during the Facility Period, the Borrower wishes to enter into any Treasury Transaction so as to hedge all or any part of its exposure under this Agreement to interest rate fluctuations, it shall advise the Agent in writing.

(b)
The Borrower agrees that it shall not enter into a speculative hedging transaction (which would include hedging transactions which are: (i) not entered into to hedge a real risk or exposure which the Borrower has or (ii) entered into by the Borrower for the main purpose of financial losses or gains) under any Treasury Transaction with a Hedging Provider.

(c)
Subject to clause 29.2(e), any such Treasury Transaction shall be concluded with a Hedging Provider on the terms of the Hedging Master Agreement with that Hedging Provider but (except with the approval of the Majority Lenders) no such Treasury Transaction shall be concluded unless:

(i)	its purpose is to hedge the Borrower’s interest rate risk in relation to borrowings under this Agreement for a period exceeding 12 months expiring no later than the Final Repayment Date;

(ii)	interest under such Treasury Transaction is payable at three monthly intervals; and

(iii)
its notional principal amount, when aggregated with the notional principal amount of any other continuing Hedging Contracts, does not and will not exceed the Loan as then scheduled to be repaid pursuant to clause 6.2 (Scheduled repayment of Facility); and

(d)	If and when any such Treasury Transaction has been concluded with a Hedging Provider, it shall constitute a Hedging Contract for the purposes of the Finance Documents.

(e)
If a reputable bank or financial institution (which is not a Hedging Provider) agrees to enter into a Treasury Transaction to hedge all or any part of the Borrower’s exposure under this Agreement to interest rate fluctuations, the Borrower shall be entitled to enter into the Treasury Transaction on an unsecured basis with that reputable bank or financial institution on those terms.

(f)
The Borrower shall notify the Agent of any Treasury Transaction entered into pursuant to clause 29.2(e) and clauses 29.3 (Unwinding of Hedging Contracts) to 29.9 (Information concerning Hedging Contracts) shall apply to any such Treasury Transaction as if all references to a "Hedging Master Agreement", "Hedging Contracts" and "Hedging Transactions" were references to the equivalent documents or transactions in respect of such Treasury Transaction.

(g)
The Borrower shall, if requested to do so, enter into such deeds or other instruments as may be required to confer a Security Interest over the Borrower’s rights under any Treasury Transaction entered into pursuant to clause 29.2(e) in favour of the Security Agent equivalent to the Security Interest conferred by the Hedging Contract Security.

29.3	Unwinding of Hedging Contracts

If, at any time, and whether as a result of any prepayment (in whole or in part) of the Loan or any cancellation (in whole or in part) of any Commitment or otherwise, the aggregate notional principal amount under all Hedging Transactions in respect of the Loan entered into by the Borrower exceeds or will exceed the amount of the Loan outstanding at that time after such prepayment or cancellation, then (unless otherwise approved by the Majority Lenders) the Borrower shall immediately close out and terminate sufficient Hedging Transactions (on a pro rata basis) as are necessary to ensure that the aggregate notional principal amount under the remaining continuing Hedging Transactions equals, and will in the future be equal to, the amount of the Loan at that time and as scheduled to be repaid from time to time thereafter pursuant to clause 6.2 (Scheduled repayment of Facility).

29.4	Variations

Except with approval (which approval shall not be unreasonably withheld or delayed) or as required by clause 29.3 (Unwinding of Hedging Contracts), any Hedging Master Agreement and the Hedging Contracts shall not be varied.

29.5	Releases and waivers

Except with approval, there shall be no release by the Borrower of any obligation of any other person under the Hedging Contracts (including by way of novation), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach.

29.6	Assignment of Hedging Contracts by Borrower

Except with approval or by the Hedging Contract Security, the Borrower shall not assign or otherwise dispose of its rights under any Hedging Contract.

29.7	Termination of Hedging Contracts by Borrower

Except with approval, the Borrower shall not terminate or rescind any Hedging Contract or close out or unwind any Hedging Transaction except in accordance with clause 29.3 (Unwinding of Hedging Contracts) for any reason whatsoever.

29.8	Performance of Hedging Contracts by Borrower

The Borrower shall perform its obligations under the Hedging Contracts.

29.9	Information concerning Hedging Contracts

The Borrower shall provide the Agent with any information it may request concerning any Hedging Contract, including all reasonable information, accounts and records that may be necessary or of assistance to enable the Agent to verify the amounts of all payments and any other amounts payable under the Hedging Contracts.

29.10	Mortgage Amendments

If a Hedging Master Agreement is entered into by the Borrower following the first Utilisation Date, the Owners shall, at the time such Hedging Master Agreement is entered into, enter into amendments to the Mortgages pursuant to which the Mortgages are amended to also secure the obligations under all associated Hedging Contracts.

30	Events of Default

30.1	Each of the events or circumstances set out in clauses 30.2 (Non-payment) to 30.20 (Time Charter termination) is an Event of Default.

30.2	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable provided however that no Event of Default shall occur if a Payment Disruption Event has occurred or if its failure to pay is caused by an administrative or technical error which is outside its control and, in each case, such payment is made within three Business Days of the due date.

30.3	Hedging Contracts

(a)
An Event of Default (as defined in any Hedging Master Agreement) has occurred and is continuing under any Hedging Contract that requires a cash payment in excess of $10,000,000 or $100,000,000 in respect of the Hilli Episeyo Hedge.

(b)	An Early Termination Date (as defined in any Hedging Master Agreement) has occurred or been or become capable of being effectively designated under any Hedging Contract.

(c)	A person entitled to do so gives notice of such an Early Termination Date under any Hedging Contract except with approval or as may be required by clause 29.3 (Unwinding of Hedging Contracts).

(d)
Any Hedging Contract is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with approval or as may be required by clause 29.3 (Unwinding of Hedging Contracts).

(e)
No Event of Default under this clause 30.3 will occur if the failure to comply is waived by the relevant Hedging Provider under the relevant Hedging Contract or is remedied, (i) in the case of a failure to comply which relates to a non-payment, within three Business Days of the due date or (ii) in the case of any other failure to comply, within seven days of the earlier of (A) the relevant Hedging Provider giving notice to the Borrower and (B) the Borrower or any Finance Party becoming aware of the failure to comply.

30.4	Financial covenants

The Borrower or the Parent do not comply with clause 20 (Financial covenants) or clause 19.2 (Financial statements).

30.5	Value of security

The Borrower does not comply with clause 25.13 (Security shortfall).

30.6	Insurance

(a)	The Insurances of a Ship are not placed and kept in force in the manner required by clause 24 (Insurance).

(b)	Any insurer either:

(i)	cancels any such Insurances; or

(ii)	disclaims liability under them by reason of any mis-statement or failure or default by any person.

30.7	Other obligations

(a)
An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clauses 30.2 (Non-payment), 30.3 (Hedging Contracts), 30.4 (Financial covenants), 30.5 (Value of security), 30.6 (Insurance) and 30.19 (Sanctions)).

(b)
No Event of Default under clause 30.7(a) above will occur if the Agent (acting on the instructions of the Majority Lenders) considers that the failure to comply is capable of remedy and the failure is remedied within ten Business Days of the earlier of (A) the Agent giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

30.8	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading to a material extent when made or deemed to be made unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within ten Business Days of the Agent giving notice to the Borrower to do so.

30.9	Cross default

(a)	Any Financial Indebtedness of any Group Member or of NFE or any of its Subsidiaries (other than a Group Member) is not paid when due nor within any originally applicable grace period.

(b)
Any Financial Indebtedness of any Group Member or of NFE or any of its Subsidiaries (other than a Group Member) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)
Any commitment for any Financial Indebtedness of any Group Member or of NFE or any of its Subsidiaries (other than a Group Member) is cancelled or suspended by a creditor of that Group Member as a result of an event of default (however described).

(d)
The counterparty to a Treasury Transaction entered into by any Group Member or of NFE or any of its Subsidiaries (other than a Group Member) becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described).

(e)
Any creditor of any Group Member or of NFE or any of its Subsidiaries (other than a Group Member) becomes entitled to declare any Financial Indebtedness of that Group Member or, as the case may be, of NFE or any of its Subsidiaries (other than a Group Member) due and payable prior to its specified maturity as a result of an event of default (however described).

(f)
No Event of Default will occur under this clause 30.9 if (i) the aggregate amount of Financial Indebtedness of the Group or commitment for Financial Indebtedness falling within clauses 30.9(a) to 30.9(e) above is less than $20,000,000 (or its equivalent in any other currency or currencies) or (ii) the aggregate amount of Financial Indebtedness of NFE and its Subsidiaries (excluding the Group) or commitment for Financial Indebtedness falling within clauses 30.9(a) to 30.9(e) above is less than $100,000,000 (or its equivalent in any other currency or currencies)

30.10	Insolvency

(a)
An Obligor is unable or admits inability to pay its debts as they fall due, is deemed to, or is declared to, be unable to pay its debts under applicable law, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Borrower or the Parent is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

30.11	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Member other than a solvent liquidation or reorganisation of any Group Member which is not an Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Group Member;

(iii)
the appointment of a liquidator (other than in respect of a solvent liquidation of a Group Member which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Group Member or any of its assets (including the directors of any Group Member requesting a person to appoint any such officer in relation to it or any of its assets); or

(iv)	enforcement of any Security Interest over any assets of any Group Member,

or any analogous procedure or step is taken in any jurisdiction.

(b)
Clause 30.11(a) shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within fifteen days of commencement or, if earlier, the date on which it is advertised.

30.12	Creditors' process

(a)	Any expropriation, attachment, sequestration, execution or any other analogous process or enforcement action affects any asset or assets of any Group Member and is not discharged within seven days;

(b)	Any judgment or order for an amount is made against any Group Member and is not stayed or complied with within seven days.

(c)
No Event of Default will occur under this clause 30.12 if, in relation to clause 30.12(a) above, the value of such asset or assets is or, in relation to clause 30.12(b) above, such amount is less than $10,000,000 (or its equivalent in any other currency or currencies).

30.13	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any security created by the Security Documents ceases to be effective.

(b)
Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)
Any Finance Document or any security created by the Security Documents ceases to be in full force and effect or ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.

(d)
Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

30.14	Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

30.15	Repudiation and rescission of Finance Documents

An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

30.16	Litigation

Either:

(a)	any litigation, alternative dispute resolution, arbitration or administrative proceeding is taking place, or threatened; or

(b)	any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body is made,

against any Group Member or any of its assets, rights or revenues which has or would involve, if adversely determined, a liability exceeding $20,000,000 (or its equivalent in other currencies) or which the Majority Lenders reasonably believe will have a Material Adverse Effect.

30.17	Material Adverse Effect

Any Environmental Incident or other event or circumstance or series of events (including any change of law) occurs which the Majority Lenders reasonably believe has a Material Adverse Effect.

30.18	Security enforceable

Any Security Interest (other than a Permitted Maritime Lien) in respect of Charged Property becomes enforceable.

30.19	Sanctions

(a)
An Obligor or a director, officer, employee of an Obligor is or becomes a Restricted Party and either (a) in the reasonable opinion of the Lenders the situation cannot be remedied within 30 days or (b) if the situation can be remedied within 30 days, without being contrary to any law or regulation, such action as the Majority Lenders may require shall not have been taken within 30 days of the Agent notifying the Borrower of such required action.

(b)
If any of the requirements set out in clause 19.7 (Information: Sanctions), clause 21.2 (Use of proceeds), clause 21.4(b)(i) (Compliance with laws) (in so far as it relates to Sanctions Laws), clause 21.5 (Sanctions) or clause 23.18(d) (Lawful use) is not complied with or if a Sanctions Event occurs.

30.20	Charter termination

(a)	Except in accordance with clause 26.4:

(i)	the Time Charter of any Ship is terminated, cancelled or rescinded or (except as a result of that Ship being a Total Loss) frustrated; or

(ii)	a Ship is withdrawn from service under the relevant Time Charter before the time that Time Charter was scheduled to expire and is not returned to service within 60 days.

(b)	For the avoidance of doubt, no Event of Default under clause 30.20(a) above will occur in relation to a Time Charter if:

(i)
as soon as possible after such termination, cancellation, rescission, frustration or withdrawal (and in any event within 120 days of the last date on which the relevant Ship is on charter), any of the following conditions are satisfied:

(A)	the Borrower prepays the Loan, in accordance with the provisions of clause 7.17 (Restrictions), in an amount equal to the greater of:

(1)	the amount which would be payable under the provisions of clause 7.8(b) (Sale or Total Loss) if the Ship to which the relevant Time Charter relates had been sold or become a Total Loss;

(2)	the early termination fee payable as a result of the early termination of the relevant Time Charter (the Terminated Charter); or

(B)
the Borrower provides additional security over other assets approved by the Majority Lenders acting reasonably in accordance with the requirements set out in clause 25.14 (Creation of additional security) for the amount provided for under clause 30.20(b)(i)(A), it being agreed that cash collateral provided in dollars shall be acceptable to the Lenders, and shall be valued at par; or

(ii)
within 60 days after such termination, cancellation, rescission, frustration or withdrawal, the relevant Owner or Bareboat Charterer (as applicable) has entered into a charter commitment (a Replacement Charter) in respect of the relevant Ship permitted pursuant to any of sub-paragraphs (i) to (iii) of clause 22.9(b).

(iii)	The relevant Owner or Bareboat Charterer (as applicable) obtains approval to terminate, cancel or rescind the relevant Time Charter or withdraw the Ship from service under the relevant Time Charter.

30.21	United States Bankruptcy Laws

(a)	In this Subclause:

U.S. Bankruptcy Law means the United States Bankruptcy Code 1978 or any other United States Federal or State bankruptcy, insolvency or similar law.

(b)	Any of the following occurs in respect of any Obligor:

(i)	it makes a general assignment for the benefit of creditors;

(ii)	it commences a voluntary case or proceeding under any U.S. Bankruptcy Law;

(iii)	an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 30 days or is not dismissed or stayed within 90 days after commencement of the case; or

(iv)	an order for relief or other order approving any case or proceeding is entered under any U.S. Bankruptcy Law.

30.22	Acceleration

(a)
If an Event of Default described in clause 30.21 occurs the Total Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled and all amounts outstanding under the Finance Documents shall become immediately due and payable without notice from the Agent;

(b)
On and at any time after the occurrence of an Event of Default other than under clause 30.21 which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(i)	cancel the Total Commitments at which time they shall immediately be cancelled and the Facility shall immediately cease to be available for further utilisation; and/or

(ii)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Loan be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(iv)	declare that no withdrawals be made from any Account; and/or

(v)	exercise or direct the Security Agent and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

31	Position of Hedging Providers

31.1	Rights of Hedging Providers

Each Hedging Provider is a Finance Party and as such, will be entitled to share in the security constituted by the Security Documents in respect of any liabilities of the Borrower under the Hedging Contracts with such Hedging Provider in the manner and to the extent contemplated by the Finance Documents.

31.2	No voting rights

No Hedging Provider shall be entitled to vote on any matter where a decision of the Lenders alone is required under this Agreement, whether before or after the termination or close out of the Hedging Contracts with such Hedging Provider

31.3	Acceleration and enforcement of security

Neither the Agent nor the Security Agent or any other beneficiary of the Security Documents shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to clause 30 (Events of Default) or pursuant to the other Finance Documents, to have any regard to the requirements of the Hedging Provider except to the extent that the relevant Hedging Provider is also a Lender.

31.4	Close out of Hedging Contracts

(a)	No Hedging Provider shall be entitled to terminate or close out any Hedging Contract or any Hedging Transaction under it prior to its stated maturity except:

(i)
if, following the occurrence of any Event of Default or Termination Event (as each such expression is defined in the Hedging Master Agreements), the relevant Hedging Provider is entitled to terminate or close out the relevant Hedging Transaction pursuant to the relevant Hedging Contract.; or

(ii)	if the Agent takes any action under clause 30.22 (Acceleration); or

(iii)	if the Loan and other amounts outstanding under the Finance Documents (other than amounts outstanding under the Hedging Contracts) have been repaid by the Borrower in full.

(b)
If there is a net amount payable to the Borrower under a Hedging Transaction or a Hedging Contract upon its termination and close out, the relevant Hedging Provider shall forthwith pay that net amount (together with interest earned on such amount) to the Security Agent for application in accordance with clause 35.25(a) (Order of application).

(c)
If a Default has occurred and is continuing and there is a net amount payable to a Hedging Provider under a Hedging Transaction or a Hedging Contract upon its termination and close out, the Borrower shall forthwith pay that net amount (together with interest earned on such amount) to the Agent for application in accordance with clause 39.5 (Partial payments).

(d)	No Hedging Provider (in any capacity) shall set-off any such net amount against or exercise any right of combination in respect of any other claim it has against the Borrower.

Section 9 -  Changes to Parties

33	Changes to the Lenders

33.1	Assignments by the Lenders

Subject to this clause 33, a Lender (the Existing Lender) may assign any of its rights under this Agreement to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

33.2	Conditions of assignment

(a)	The consent of the Borrower is required for an assignment by a Lender, unless the assignment is:

(i)	to another Lender, an Affiliate of a Lender, a fund which is a Related Fund of that Existing Lender or an entity identified on the Pre-Approved New Lender List; or

(ii)	made at a time when an Event of Default is continuing.

(b)
The Borrower's consent to an assignment may not be unreasonably withheld or delayed and will be deemed to have been given five Business Days after the Lender has requested consent unless consent is expressly refused within that time.

(c)	The Agent shall, within five Business Days of a reasonable request by any Party, provide a copy of the Pre-Approved New Lender List to that Party.

(d)	The Agent will advise the Borrower of the assignment.

(e)	No assignment may be made to a New Lender if an Insolvency Event has occurred and is, at the time of the proposed transfer, continuing in relation to that New Lender.

(f)	Any assignment will be for a minimum amount of $1,000,000 or the Available Facility (whichever is the lower).

(g)	An assignment will only be effective:

(i)
on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrower and the other Finance Parties as it would have been under if it was an Original Lender;

(ii)
on the New Lender entering into any documentation required for it to accede as a party to any Security Document to which the Original Lender is a party in its capacity as a Lender and, in relation to such Security Documents, completing any filing, registration or notice requirements;

(iii)
on the performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender; and

(iv)	if that Existing Lender assigns equal fractions of its Commitments and participation in the Loan and each Utilisation (if any) under the Facility.

(h)
Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the assignment becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(i)
If a Lender assigns or transfers any of its rights under the Finance Documents or changes its Facility Office and, as a result of circumstances existing at the date of the assignment, transfer or change, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 12 or clause 13, then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

33.3	Fee

The New Lender shall, on the date upon which an assignment takes effect, pay to the Agent (for its own account) a fee of $3,500.

33.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents;

(iv)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; or

(v)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of:

(A)	the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and

(B)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document;

(ii)	will continue to make its own independent appraisal of the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; and

(iii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-assignment from a New Lender of any of the rights assigned under this clause 33 (Changes to the Lenders); or

(ii)
support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or by reason of the application of any Basel II Regulation to the transactions contemplated by the Finance Documents or otherwise.

33.5	Procedure for assignment

(a)
Subject to the conditions set out in clause 33.2 (Conditions of assignment) an assignment may be effected in accordance with clause 33.5(d) below when (a) the Agent executes an otherwise duly completed Transfer Certificate and (b) the Agent executes any document required under clause 33.5(d) which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person.  The Agent shall, subject to clause 33.5(b), as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	The Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultations with them.

(d)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Transfer Certificate;

(ii)
the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Transfer Certificate (but the obligations owed by the Obligors under the Finance Documents shall not be released); and

(iii)	the New Lender shall become a Party to the Finance Documents as a "Lender" for the purposes of all the Finance Documents and will be bound by obligations equivalent to the Relevant Obligations.

(e)
Lenders may utilise procedures other than those set out in this clause 33.5 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with clauses 33.5 (Procedure for assignment) to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 33.2 (Conditions of assignment).

33.6	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under clause 33.2(f) above, send a copy of that Transfer Certificate and such other documents to the Borrower.

33.7	Security over Lenders' rights

In addition to the other rights provided to Lenders under this clause 33 each Lender may without consulting with or obtaining consent from an Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

33.8	Disclosure of information

(a)	Any Lender may disclose to any of its Affiliates and to any other person:

(i)	to (or through) whom that Lender assigns (or may potentially assign) all or any of its rights and obligations under the Finance Documents;

(ii)
with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law, regulation or request of any regulatory or governmental authority or central bank,

any information about any Obligor, the Group and the Finance Documents as Lender shall consider appropriate.

(b)
In relation to clauses (a) and (b) above, the relevant Lender shall procure that the recipient of any information about any Obligor, the Group and the Finance Documents, will enter into a confidentiality undertaking with the relevant Lender.

(c)
Any Finance Party may disclose to a rating agency, to a numbering service provider or its professional advisers or (with the consent of the Borrower) any other person, any information about any Obligor, the Group and the Finance Documents as that Finance Party shall consider appropriate.

(d)
The Agent and the Arrangers each may, at their own expense, publish information about their participation in, or agency or arrangement in respect of, the Facility and, for such purposes, to use the Borrower’s and/or the Obligors' logo and trademark in connection with such publication.

33.9	Pro rata interest settlement

(a)	In respect of any transfer pursuant to Clause 33.5 (Procedure for assignment) the Transfer Date of which, in each case, is not on the last day of an Interest Period:

(i)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(B)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 33.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 33.9 references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.

34	Changes to the Obligors

34.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

34.2	Additional Guarantor

Subject to compliance with the provisions of clause 19.12 (Know your customer checks), the Borrower may request that the Golar Eskimo Lessee become an Additional Guarantor for the purposes of the Utilisation relating to clause 2.3 (Ship H). The Golar Eskimo Lessee shall become an Additional Guarantor if:

(a)	it delivers to the Agent a duly completed and executed Accession Letter; and

(b)	the Agent has received all of the documents and other evidence listed in Part 3 of Schedule 3 (Conditions precedent), each in form and substance satisfactory to the Agent.

The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 3 of Schedule 3 (Conditions precedent) in respect of the Additional Guarantor.

34.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the Additional Guarantor that the Repeating Representations are true and correct in relation to it as at the date of delivery of the Accession Letter as if made by reference to the facts and circumstances then existing.

Section 10 -  The Finance Parties

35	Roles of Agent, Security Agent, Arrangers, Bookrunners and Co-ordinators

35.1	Appointment of the Agent

(a)	Each other Finance Party (other than the Security Agent and the Hedging Providers) appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each such other Finance Party (other than the Hedging Providers) authorises the Agent:

(i)
to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)	to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it.

(c)
The Agent accepts its appointment under clause 35.1(a) as agent for the Finance Parties (for so long as they are Finance Parties) on and subject to the terms of this clause 35, and any Finance Documents to which it is a Party.

35.2	Instructions to Agent

(a)	The Agent shall:

(i)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)
The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)
The Agent is not authorised to act on behalf of a Lender or any Hedging Provider (without first obtaining that Lender's or any Hedging Provider's consent) in any legal or arbitration proceedings relating to any Finance Document.  This clause 35.2(f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

35.3	Duties of the Agent

(a)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to clause 33.6 (Copy of Transfer Certificate to Borrower), clause (a) shall not apply to any Transfer Certificate.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties (other than the Hedging Providers).

(f)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or any Arrangers or the Security Agent for their own account) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

35.4	Role of the Arrangers, Bookrunners and Co-ordinators

Except as specifically provided in the Finance Documents, the Arrangers, the Bookrunners and the Co-ordinators have no obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.

35.5	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent, the Arrangers, the Bookrunners and the Co-ordinators as a trustee or fiduciary of any other person.

(b)
None of the Agent, the Security Agent, the Arrangers, the Bookrunners and the Co-ordinators shall be bound to account to any Lender or any Hedging Provider for any sum or the profit element of any sum received by it for its own account or have any obligations to the other Finance Parties beyond those expressly stated in the Finance Documents.

35.6	Business with the Group

The Agent, the Security Agent, the Arrangers, the Bookrunners  and the Co-ordinators may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or other Group Member or their Affiliates.

35.7	Rights and discretions of the Agent

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (i) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the other Finance Parties) (other than the Hedging Providers) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 30.2 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or a Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	in the case of the Security Agent, if it receives any instructions, that all applicable conditions under the Finance documents for so acting have been satisfied.

(c)
The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts in the conduct of its obligations and responsibilities under the Finance Documents.

(d)
Without prejudice to the generality of clause 35.7(c) or clause 35.7(e), the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(e)
The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent's gross negligence, wilful misconduct or fraudulent behaviour.

(g)	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, the Security Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.  The Agent and any Arranger may do anything which in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(i)
Without prejudice to the generality of clause 35.7(h), the Agent may (but is not obliged) disclose the identity of a Defaulting Lender to the other Finance Parties (other than the Hedging Providers) and the Borrower and the Agent shall disclose the same upon the written request of the Majority Lenders.

(j)
Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(k)
Neither the Agent nor any Arranger shall be obliged to request any certificate, opinion or other information under clause 19 (Information undertakings) unless so required in writing by a Lender or any Hedging Provider, in which case the Agent shall promptly make the appropriate request of the Borrower if such request would be in accordance with the terms of this Agreement.

35.8	Responsibility for documentation and other matters

Neither the Agent nor any Arranger is responsible or liable for:

(a)
the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, any Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or of any representations in any Finance Document or of any copy of any document delivered under any Finance Document;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any Charter Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or any Charter Document;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)
any loss to the Trust Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(e)	accounting to any person for any sum or the profit element of any sum received by it for its own account;

(f)	the failure of any Obligor or any other party to perform its obligations under any Finance Document or any Charter Document or the financial condition of any such person;

(g)	ascertaining whether all deeds and documents which should have been deposited with it (or the Security Agent) under or pursuant to any of the Security Documents have been so deposited;

(h)	investigating or making any enquiry into the title of any Obligor to any of the Charged Property or any of its other property or assets;

(i)	failing to register any of the Security Documents with the Registrar of Companies or any other public office;

(j)	failing to register any of the Security Documents in accordance with the provisions of the documents of title of any Obligor to any of the Charged Property;

(k)
failing to take or require any Obligor to take any steps to render any of the Security Documents effective as regards property or assets outside England or Wales or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned;

(l)
(unless it is the same entity as the Security Agent) the Security Agent and/or any other beneficiary of a Security Document failing to perform or discharge any of its duties or obligations under the Security Documents;

(m)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise; or

(n)
any payment, deduction or withholding of any Tax or governmental charge as a result of any Agent (i) holding the Security Interests created by the Finance Documents or (ii) enforcing such Security Interests created by the Finance Documents and shall have no liability for distributing any amounts hereunder net of such amounts.

35.9	No duty to monitor

The Agent shall not be bound, unless it has been instructed by the Majority Lenders in relation to any specific event or circumstance, to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

35.10	Exclusion of liability

(a)
Without limiting clause 35.10(b) (and without prejudice to any other provision of the Finance Documents excluding or limiting the liability of the Agent) the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Charged Property, unless directly caused by its gross negligence, wilful misconduct or fraudulent behaviour;

(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Charged Property unless directly caused by its gross negligence, wilful misconduct or fraudulent behaviour; or

(iii)	without prejudice to the generality of paragraphs (a) and (b) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Payment Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this clause subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or any Arrangers to carry out

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender or any Hedging Provider and each Lender and any Hedging Provider confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any Arranger.

(e)
Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document or the Charged Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss.  In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

35.11	Lenders' indemnity to the Agent

(a)
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against:

(i)
any Losses for negligence or any other category of liability whatsoever incurred by such Lenders' Representative in the circumstances contemplated pursuant to clause 39.10 (Disruption to payment systems etc) notwithstanding the Agent's negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Agent); and

(ii)
any other Losses (otherwise than by reason of the Agent's gross negligence or wilful misconduct) including the costs of any person engaged in accordance with clause 35.7(c) (Rights and discretions of the Agent) and any Receiver in acting as its agent under the Finance Documents, in each case incurred by the Agent in acting as such under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document or out of the Trust Property).

(b)	Subject to clause 35.11(c), the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to clause 35.11(a).

(c)	Clause 35.11(b) shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

35.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders, the Security Agent and the Borrower.

(b)
Alternatively the Agent may resign by giving 30 days’ notice to the other Finance Parties (other than the Hedging Providers) and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)
If the Majority Lenders have not appointed a successor Agent in accordance with clause (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)
If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under clause 35.12(c), the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this clause 35 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(e)
The retiring Agent shall, at its own cost (in the case of the Agent or, in the case of the Security Agent, at the cost of the Borrower), make available to the successor Agent or Security Agent such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(g)
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent.  As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 35.12(e)) but shall remain entitled to the benefit of clause 14.3 (Indemnity to the Agent and the Security Agent) and this clause 35 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

35.13	Replacement of the Agent

(a)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days' notice to the Agent replace the Agent by appointing a successor Agent.

(b)
The retiring Agent shall make available to the successor Agent, at the cost of the Lenders, such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent.  As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 35.13(b)) but shall remain entitled to the benefit of clause 14.3 (Indemnity to the Agent and the Security Agent) and this clause 35 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

35.14	Replacement of the Agent for FATCA withholding

The Agent shall resign in accordance with clause 35.14(b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to clause 35.14(b) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)
the Agent fails to respond to a request under clause 12.6 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)
the information supplied by the Agent pursuant to clause 12.6 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

35.15	Confidentiality

(a)
In acting as agent for the Finance Parties (other than the Hedging Providers), the Agent shall be regarded as acting through its department, division or team directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions, departments or teams.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

35.16	Relationship with the Lenders and Hedging Providers

(a)
The Agent may treat the person shown in its records as each Lender or as each Hedging Provider at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as a Lender or (as the case may be) as a Hedging Provider acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days prior notice from that Lender or (as the case may be) a Hedging Provider to the contrary in accordance with the terms of this Agreement.

(b)
Each Lender and each Hedging Provider shall supply the Agent with any information that the Agent may reasonably specify as being necessary or desirable to enable the Agent or the Security Agent to perform its functions as Agent or Security Agent.

(c)	Each Lender and each Hedging Provider shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

35.17	Credit appraisal by the Lenders and Hedging Providers

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document or any Charter Document, each Lender and each Hedging Provider confirms to each other Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document or any Charter Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor and other Group Member;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any Charter Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or any Charter Document;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)
whether any Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(e)
the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document or any Charter Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or any Charter Document; and

(f)
the right or title of any person in or to, or the value or sufficiency of, any part of the Charged Property, the priority of the Security Documents or the existence of any Security Interest affecting the Charged Property.

35.18	[Intentionally Deleted]

35.19	Agent's management time and additional remuneration

(a)
Any amount payable to the Agent under clause 14.3 (Indemnity to the Agent and the Security Agent), clause 16 (Costs and expenses) and clause 35.11 (Lenders' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under clause 11 (Fees).

(b)	Without prejudice to clause 35.19(a), in the event of:

(i)	a Default;

(ii)
the Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Agent under the Finance Documents; or

(iii)	the Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances,

the Borrower shall pay to the Agent any additional remuneration that may be agreed between them or determined pursuant to clause 35.19(c).

(c)
If the Agent and the Borrower fail to agree upon the nature of the duties, or upon the additional remuneration referred to in clause 35.19(b) or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Agent and approved by the Borrower or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

(d)
The Agent agrees that, unless an Event of Default has occurred and is continuing, all costs or remuneration required to be paid by the Borrower pursuant to this clause 35.19 shall be limited to those costs and/or remuneration which are, in the particular circumstances, reasonable.

35.20	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

35.21	Common parties

Although the Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the Finance Parties (other than the Hedging Providers) and (as appropriate) security agent and trustee for the Finance Parties.  Where any Finance Document provides for the Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.

35.22	Security Agent

(a)
Each other Finance Party appoints the Security Agent to act as its agent and (to the extent permitted under any applicable law) trustee under and in connection with the Security Documents and confirms that the Security Agent shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to the beneficiaries of those Security Documents.

(b)	Each other Finance Party authorises the Security Agent:

(i)
to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)	to execute each of the Security Documents and all other documents that may be approved by the Agent and/or the Majority Lenders for execution by it.

(c)
The Security Agent accepts its appointment under clause 35.22 (Security Agent) as trustee of the Trust Property with effect from the date of this Agreement and declares that it holds the Trust Property on trust for itself, the other Finance Parties (for so long as they are Finance Parties) on and subject to the terms set out in clauses 35.22 to 35.29 (Indemnity from Trust Property) (inclusive) and the Security Documents to which it is a party.

35.23	Application of certain clauses to Security Agent

(a)
Clauses 35.3(Duties of the Agent) (excluding 35.3(f)), 35.7 (Rights and discretions of the Agent), (excluding 35.7(i) and (k)), 35.8 (Responsibility for documentation and other matters), 35.9 (No duty to monitor), 35.10 (Exclusion of liability), 35.11 (Lenders' indemnity to the Agent), 35.12 (Resignation of the Agent), 35.15 (Confidentiality), 35.16 (Relationship with the Lenders and Hedging Providers), 35.17 (Credit appraisal by the Lenders and Hedging Providers), 35.19 (Agent's management time and additional remuneration) (excluding 35.19(d)) and 35.20 (Deduction from amounts payable by the Agent) shall each extend so as to apply to the Security Agent in its capacity as such and for that purpose each reference to the "Agent" in these clauses shall extend to include in addition a reference to the "Security Agent" in its capacity as such and, in clause 35.7(a) (Rights and discretions of the Agent), references to the Lenders and a group of Lenders shall refer to the Agent.

(b)	In addition, clause 35.12 (Resignation of the Agent) shall, for the purposes of its application to the Security Agent pursuant to clause 35.23(a), have the following additional sub-clause:

(i)
At any time after the appointment of a successor, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any property, assets and rights previously vested in the retiring Security Agent pursuant to the Security Documents and which shall not have vested in its successor by operation of law.  All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Security Agent (except where the Security Agent is retiring under clause 35.13(a) (Replacement of the Agent) as extended to it by clause 35.23(a), in which case such costs shall be borne by the Lenders (in proportion to their shares of the Total Commitments or, if the Total Commitments are then zero, to their shares of the Total Commitments immediately prior to their reduction to zero).

35.24	Instructions to Security Agent

(a)	The Security Agent shall:

(i)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Agent; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (a) above.

(b)
The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)
Unless a contrary indication appears in a Finance Document, any instructions given to the Security Agent by the Agent shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)
The Security Agent may refrain from acting in accordance with any instructions of the Agent until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)
The Security Agent is not authorised to act on behalf of a Lender or any Hedging Provider (without first obtaining that Lender's or the relevant Hedging Provider's consent) in any legal or arbitration proceedings relating to any Finance Document.  This clause (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

(g)	Clause 35.24 above shall not apply:

(i)	where a Finance Document requires the Security Agent to act in a specified manner or to take a specified action;

(ii)
in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of the Security Agent for the Finance Parties including, without limitation, clauses 35.5 (No fiduciary duties) to clause 35.11 (Lenders’ indemnity to the Agent), clause 35.15 (Confidentiality) to clause 35.17 (Credit Appraisal by the Lenders and Hedging Providers), clause 35.19 (Agent’s management time and additional remuneration), clause 35.26 (Powers and duties of the Security Agent as trustee of the security) and clause 35.29 (Indemnity from Trust Property); and

(iii)	in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under clause 35.25 (Order of Application)

35.25	Order of application

(a)
The Security Agent agrees to apply the Trust Property and each other beneficiary of the Security Documents agrees to apply all moneys received by it in the exercise of its rights under the Security Documents in accordance with the following respective claims:

(i)
first, as to a sum equivalent to the amounts payable to the Security Agent under the Finance Documents (excluding any amounts received by the Security Agent pursuant to clause 35.11 (Lenders' indemnity to the Agent) as extended to the Security Agent pursuant to clause 35.23 (Application of certain clauses to Security Agent)), for the Security Agent absolutely;

(ii)
secondly, as to a sum equivalent to the aggregate amount then due and owing to the other Finance Parties (other than the Hedging Providers) under the Finance Documents (other than the Hedging Contracts or any Hedging Master Agreement), for those Finance Parties absolutely for application between them in accordance with clause 39.5 (Partial payments);

(iii)
thirdly, until such time as the Security Agent is satisfied that all obligations owed to the Finance Parties (other than the Hedging Providers) have been irrevocably and unconditionally discharged in full, held by the Security Agent on a suspense account for payment of any further amounts owing to the Finance Parties (other than the Hedging Providers) under the Finance Documents (other than the Hedging Contracts or any Hedging Master Agreement) and further application in accordance with this clause 35.25(a) as and when any such amounts later fall due;

(iv)
fourthly, as to a sum equivalent to the aggregate amount then due and owing to the Hedging Providers under the Hedging Contracts and any Hedging Master Agreements, for those Hedging Providers absolutely for application between them in accordance with clause 39.5 (Partial payments);

(v)
fifthly, until such time as the Security Agent is satisfied that all obligations owed to the Hedging Providers have been irrevocably and unconditionally discharged in full, held by the Security Agent on a suspense account for payment of any further amounts owing to the Hedging Providers under the Hedging Contracts, any Hedging Master Agreement and any other Finance Documents and further application in accordance with this clause 35.25(a) as and when any such amounts later fall due;

(vi)	sixthly, to such other persons (if any) as are legally entitled thereto in priority to the Obligors; and

(vii)	seventhly, as to the balance (if any), for the Obligors by or from whom or from whose assets the relevant amounts were paid, received or recovered or other person entitled to them.

(b)
The Security Agent and each other beneficiary of the Security Documents shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Security Documents) the Security Agent (acting on the instructions of the Agent) any other beneficiary of the Security Documents or any receiver or administrator may credit any moneys received by it to a suspense account for so long and in such manner as the Security Agent), any other beneficiary of the Security Documents or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the Borrower or any other person liable.

(c)
The Security Agent and/or any other beneficiary of the Security Documents shall obtain a good discharge in respect of the amounts expressed to be due to the other Finance Parties as referred to in this clause 35.25 by paying such amounts to the Agent for distribution in accordance with clause 39 (Payment mechanics).

35.26	Powers and duties of the Security Agent as trustee of the security

In its capacity as trustee in relation to the Trust Property, the Security Agent:

(a)
shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by this Agreement and/or any Security Document but so that the Security Agent may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement;

(b)
shall (subject to clause 35.25(a) (Order of application)) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the security constituted by any Finance Document which, in the reasonable opinion of the Security Agent, it would not be practicable to distribute immediately, by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify the same and the Security Agent shall not be responsible for any loss due to interest rate or exchange rate fluctuations except for any loss arising from the Security Agent's gross negligence or wilful misconduct and shall not be liable to account for an amount of interest greater than the standard amount that would be payable to an independent customer;

(c)
may, in the conduct of its obligations under and in respect of the Security Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent (whether being a lawyer or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Agent (including the receipt and payment of money) and on the basis that (i) any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his or her in connection with such employment and (ii) the Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Agent shall have exercised reasonable care in the selection of such agent; and

(d)
may place all deeds and other documents relating to the Trust Property which are from time to time deposited with it pursuant to the Security Documents in any safe deposit, safe or receptacle selected by the Security Agent exercising reasonable care or with any firm of solicitors or company whose business includes undertaking the safe custody of documents selected by the Security Agent exercising reasonable care and may make any such arrangements as it thinks fit for allowing Obligors access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm of solicitors or company (save that it shall take reasonable steps to pursue any person who may be liable to it in connection with such loss).

35.27	All enforcement action through the Security Agent

(a)
None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in favour of the Security Agent only or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent.

(b)
None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in their favour or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent.  If any Finance Party (other than the Security Agent) is a party to any Security Document it shall promptly upon being requested by the Agent to do so grant a power of attorney or other sufficient authority to the Security Agent to enable the Security Agent to exercise any rights, discretions or powers or to grant any consents or releases under such Security Document.

(c)
Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.   Such delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, the Receiver or the Delegate (as the case may be) may, in its discretion, think fit in the interests of the Finance Parties.

(d)
No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate if the Security Agent, Receiver or Delegate shall have exercised reasonable care in the selection of the such delegate or sub-delegate.

35.28	Co-operation to achieve agreed priorities of application

The other Finance Parties shall co-operate with each other and with the Security Agent and any receiver or administrator under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 35.25(a) (Order of application).

35.29	Indemnity from Trust Property

(a)
In respect of all liabilities, costs or expenses for which the Obligors are liable under this Agreement, the Security Agent and each Affiliate of the Security Agent and each officer or employee of the Security Agent or its Affiliate (each a Relevant Person) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by such Relevant Person:

(i)
in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Finance Documents;

(ii)	as a result of any breach by an Obligor of any of its obligations under any Finance Document;

(iii)	in respect of any Environmental Claim made or asserted against a Relevant Person which would not have arisen if the Finance Documents had not been executed; and

(iv)	in respect of any matter or thing done or omitted in any way in accordance with the terms of the Finance Documents relating to the Trust Property or the provisions of any of the Finance Documents.

(b)
The rights conferred by this clause 35.29 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Finance Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, costs or expenses incurred or suffered by it in connection with any of the Finance Documents or the performance of any duties under any of the Finance Documents.  Nothing contained in this clause 35.29  shall entitle the Security Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person's own gross negligence or wilful misconduct.

35.30	Finance Parties to provide information

The other Finance Parties shall provide the Security Agent with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Security Documents and, in particular, with such necessary directions in writing so as to enable the Security Agent to make the calculations and applications contemplated by clause 35.25(a) (Order of application) above and to apply amounts received under, and the proceeds of realisation of, the Security Documents as contemplated by the Security Documents, clause 39.5 (Partial payments) and clause 35.25(a) (Order of application).

35.31	Release to facilitate enforcement and realisation

(a)
Each Finance Party acknowledges that pursuant to any enforcement action by the Security Agent (or a Receiver) carried out on the instructions of the Agent it may be desirable for the purpose of such enforcement and/or maximising the realisation of the Charged Property being enforced against, that any rights or claims of or by the Security Agent (for the benefit of the Finance Parties) and/or any Finance Parties against any Obligor and/or any Security Interest over any assets of any Obligor (in each case) as contained in or created by any Finance Document, other than such rights or claims or security being enforced, be released in order to facilitate such enforcement action and/or realisation and, notwithstanding any other provision of the Finance Documents, each Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases to the extent necessary to fully effect such enforcement action and realisation including, without limitation, to the extent necessary for such purposes to execute release documents in the name of and on behalf of the Finance Parties.  Where the relevant enforcement is by way of disposal of shares or limited liability company interests in an Obligor, the requisite release shall include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against such Obligor and of all Security Interests over the assets of such Obligor.

(b)
without prejudice to the generality of any other provision of this Agreement or any other Security Document, the entry into possession of the Charged Property shall not render the Security Agent or any Receiver or Delegate liable to account as mortgagee in possession thereunder (or its equivalent in any other applicable jurisdiction) or take any action which would expose it to any liability in respect of Environmental Claims in respect of which it has not been indemnified and/or secured and/or pre-funded to its satisfaction or to be liable for any loss on realisation or for any default or omission on realisation or for any default or omission for which a mortgagee in possession might be liable unless such loss, default or omission is caused by its own gross negligence or wilful misconduct.

35.32	Undertaking to pay

Each Obligor which is a Party undertakes with the Security Agent on behalf of the Finance Parties that it will, on demand by the Security Agent, pay to the Security Agent all money from time to time owing, and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

35.33	Additional trustees

The Security Agent shall have power by notice in writing to the other Finance Parties and the Borrower to appoint any person approved by the Borrower (such approval not to be unreasonably withheld or delayed) either to act as separate trustee or as co-trustee jointly with the Security Agent:

(a)	if the Security Agent reasonably considers such appointment to be in the best interests of the Finance Parties;

(b)	for the purpose of conforming with any legal requirement, restriction or condition in any jurisdiction in which any particular act is to be performed; or

(c)	for the purpose of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction against any person of a judgment already obtained,

and any person so appointed shall (subject to the provisions of this Agreement) have such rights (including as to reasonable remuneration), powers, duties and obligations as shall be conferred or imposed by the instrument of appointment.  The Security Agent shall have power to remove any person so appointed.  At the request of the Security Agent, the other parties to this Agreement shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such party irrevocably authorises the Security Agent in its name and on its behalf to do the same.  Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent and (subject always to the provisions of this Agreement) have such trusts, powers, authorities, liabilities and discretions (not exceeding those conferred on the Security Agent by this Agreement and the other Finance Documents) and such duties and obligations as shall be conferred or imposed by the instrument of appointment (being no less onerous than would have applied to the Security Agent but for the appointment).  The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

35.34	Non-recognition of trust

It is agreed by all the parties to this Agreement that:

(a)
in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by this clause 35, the relationship of the Security Agent and the other Finance Parties shall be construed as one of principal and agent, but to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the parties to this Agreement; and

(b)
the provisions of this clause 35 insofar as they relate to the Security Agent in its capacity as trustee for the Finance Parties and the relationship between themselves and the Security Agent as their trustee may be amended by agreement between the other Finance Parties and the Security Agent.  The Security Agent may amend all documents necessary to effect the alteration of the relationship between the Security Agent and the other Finance Parties and each such other party irrevocably authorises the Security Agent in its name and on its behalf to execute all documents necessary to effect such amendments.

35.35	Appointment of Receiver

Subject to the applicable law governing the relevant Security Document (Applicable Law), the Security Agent may, subject to it being indemnified and/or secured and/or prefunded to its satisfaction, appoint a Receiver of all or part of the Charged Property over which any Security Interest shall have become enforceable and may remove any Receiver so appointed and appoint another in his place. No delay or waiver of the right to exercise these powers shall prejudice their future exercise. The following provisions shall apply:

(a)	such appointment may be made before or after the Security Agent shall have taken possession of all or part of the Charged Property;

(b)
to the extent permitted by Applicable Law, such Receiver may be vested by the Security Agent with such powers and discretions as the Security Agent may think expedient, including, without limitation, all the powers set out in Schedule 1 to the Insolvency Act 1986 or any powers vested in the Security Agent pursuant to the relevant Security Document, and may sell, concur in selling, assign or release any of the Charged Property without restriction and on such terms as he may think fit and may effect any such transaction in the name or on behalf of the Borrower or otherwise;

(c)	such Receiver shall, in the exercise of his functions, conform to the regulations from time to time made by the Security Agent;

(d)	the Security Agent may from time to time fix such Receiver’s remuneration and direct its payment out of moneys accruing to it in the exercise of his powers as such Receiver;

(e)
the Security Agent may from time to time and at any time require such Receiver to give security for the due performance of his duties as Receiver and may fix the nature and amount of the security to be given. The Security Agent need not, however, in any case require any such security nor shall it be responsible for its adequacy or sufficiency;

(f)	all moneys received by such Receiver shall be paid over to the Security Agent for application in accordance with this Agreement; and

(g)
such Receiver shall be the Borrower’s agent for all purposes. The Borrower alone shall be responsible for its acts, defaults and misconduct and the Security Agent shall not incur any liability therefor nor be responsible for any misconduct.

35.36	Insurance by a Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the property subject to Security;

(ii)	to require any other person to maintain any insurance; or

(iii)
to verify any obligation to arrange or maintain insurance contained in any Finance Document and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)
Where the Security Agent is named on any insurance policy as an insured party, the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the Security Agent's failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent requests it to do so in writing and the Security Agent fails to do so within fourteen,(14) days after receipt of that request.

35.37	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

35.38	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation  to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

36	[Intentionally Deleted]

37	Conduct of business by the Finance Parties

37.1	Finance Parties tax affairs

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

37.2	Finance Parties acting together

Notwithstanding clause 2.2 (Finance Parties' rights and obligations), if the Agent makes a declaration under clause 30.21 (Acceleration) the Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrower and any Group Members and generally administer the Facility in accordance with the wishes of the Majority Lenders.  All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall be entitled to take action independently against any Obligor or any of its assets without the prior consent of the Majority Lenders.

This clause shall not override clause 35 (Roles of Agent, Security Agent, Arrangers, Bookrunners and Co-ordinators) as it applies to the Security Agent.

37.3	Majority Lenders

(a)
Where any Finance Document provides for any matter to be determined by reference to the opinion of, or to be subject to the consent, approval or request of, the Majority Lenders or for any action to be taken on the instructions of the Majority Lenders (a majority decision), such majority decision shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders shall have received prior notice of the matter on which such majority decision is required and the relevant majority of Lenders shall have given or issued such majority decision.  However (as between any Obligor and the Finance Parties) the relevant Obligor shall be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Majority Lenders when notified to this effect by the Agent whether or not this is the case.

(b)
If, within ten Business Days of the Agent despatching to each Lender a notice requesting instructions (or confirmation of instructions) from the Lenders or the agreement of the Lenders to any amendment, modification, waiver, variation or excuse of performance for the purposes of, or in relation to, any of the Finance Documents, the Agent has not received a reply specifically giving or confirming or refusing to give or confirm the relevant instructions or, as the case may be, approving or refusing to approve the proposed amendment, modification, waiver, variation or excuse of performance, then (irrespective of whether such Lender responds at a later date) the Agent shall treat any Lender which has not so responded as having indicated a desire to be bound by the wishes of 662/3 per cent of those Lenders (measured in terms of the total Commitments of those Lenders) which have so responded.

(c)	For the purposes of clause 37.3(b), any Lender which notifies the Agent of a wish or intention to abstain on any particular issue shall be treated as if it had not responded.

(d)	Clauses 37.3(b) and 37.3(c) shall not apply in relation to those matters referred to in, or the subject of, clause 38.5 (Exceptions).

37.4	Conflicts

(a)
The Borrower acknowledges that any Arranger and its parent undertaking, subsidiary undertakings and fellow subsidiary undertakings (together an Arranger Group) may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrower may have conflicting interests in respect of the Facility or otherwise.

(b)
No member of an Arranger Group shall use confidential information gained from any Obligor by virtue of the Facility or its relationships with any Obligor in connection with their performance of services for other persons.  This shall not, however, affect any obligations that any member of an Arranger Group has as Agent in respect of the Finance Documents.  The Borrower also acknowledges that no member of an Arranger Group has any obligation to use or furnish to any Obligor information obtained from other persons for their benefit.

(c)	The terms parent undertaking, subsidiary undertaking and fellow subsidiary undertaking when used in this clause have the meaning given to them in sections 1161 and 1162 of the Companies Act 2006.

37.5	Replacement of a Defaulting Lender

(a)
The Borrower may, at any time a Lender has become a Non-Consenting Lender (as defined in clause 37.5(c) below) or has become and continues to be a Defaulting Lender, by giving 20 Business Days' prior written notice to the Agent and such Lender:

(i)
replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to clause 33 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement; or

(ii)	require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to clause 33(Changes to the Lenders) all (and not part only) of the undrawn Commitments of the Lender, to a Lender or other bank or financial institution (a Replacement Lender) selected by the Borrower, and which is acceptable to the Agent (acting reasonably and with the approval of the Majority Lenders) and (in the case of any transfer of any undrawn Commitments), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loan and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Non-Consenting Lender or Defaulting Lender pursuant to this clause shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor such Lender or any other Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	the transfer must take place no later than 20 days after the notice referred to in clause 37.5(a); and

(iv)
in no event shall the Non- Consenting Lender or, as the case may be, Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	In the event that:

(i)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	the Majority Lenders have consented or agreed to such waiver or amendment,

then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a Non-Consenting Lender.

38	Sharing among the Finance Parties

38.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 39  (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 39 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 39.5 (Partial payments).

38.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clause 39.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

38.3	Recovering Finance Party's rights

On a distribution by the Agent under clause 38.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

38.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

38.5	Exceptions

(a)
This clause 38 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings;

(ii)	the taking legal or arbitration proceedings was in accordance with the terms of this Agreement; and

(iii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Section 11 -  Administration

39	Payment mechanics

39.1	Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document (other than a Hedging Contract), that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

39.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 39.3 (Distributions to an Obligor) and clause 39.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

39.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with clause 40 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

39.4	Clawback and pre-funding

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent or its Affiliate or Representative on its behalf or direction (the Agent and its applicable Affiliate or Representative, an “Agent Entity”) pays an amount to another Party (unless paragraph (c) below applies) or, at the direction of such Party, that Party’s Affiliate, Related Fund or Representative (such Party and its applicable Affiliate, Related Fund or Representative, an “Other Party Entity”) and it proves to be the case (in the sole determination of the Agent) that (i) neither the Agent nor the applicable Agent Entity actually received that amount or (ii) such amount was otherwise paid in error (whether such error was known or ought to have been known to such other Party or applicable Other Party Entity), then the Party to whom that amount (or the proceeds of any related exchange contract) was paid (or on whose direction its applicable Other Party Entity was paid) by the applicable Agent Entity shall hold such amount on trust or, to the extent not possible as a matter of law, for the account (or will procure that its applicable Other Party Entity holds on trust or for the account) of the Agent Entity and on demand (or will procure that its applicable Other Party Entity shall) refund the same to the Agent Entity together with interest on that amount from the date of payment to the date of receipt by the Agent Entity, calculated by the Agent to reflect its cost of funds.

(c)
If the Agent is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves (in the sole determination of the Agent) to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)
the Borrower to whom that sum was made available shall hold such amount on trust or, to the extent not possible as a matter of law, for the account, of the Agent and on demand refund it to the Agent; and

(ii)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

39.5	Partial payments

(a)
If the Agent receives a payment for application against amounts in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent or the Security Agent under those Finance Documents;

(ii)	second in or towards payment pro rata of any unpaid amount owing to the Arrangers under those Finance Documents;

(iii)
thirdly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 35.11 (Lenders' indemnity to the Agent) including any amount resulting from the indemnity to the Security Agent under clause 35.23 (Application of certain clauses to Security Agent);

(iv)	fourthly, in or towards payment to the Lenders pro rata of any accrued interest, fee, commission or any principal or any other sum due but unpaid under those Finance Documents;

(v)
fifthly, in or towards payment to the Hedging Providers pro rata of any net accrued interest, fees, commission or any other net amounts due to them but unpaid under the Hedging Contracts which is due but unpaid under those Finance Documents; and

(vi)	sixthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by all the Lenders and each Hedging Provider, vary the order set out in paragraphs (ii) to (v) of clause 39.5(a).

(c)	Clauses 39.5(a) and 39.5(b) above will override any appropriation made by an Obligor.

39.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

39.7	Business Days

(a)
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

39.8	Currency of account

(a)	Subject to clauses 39.8(b) to 39.8(c), dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.

(c)
Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

(d)
All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale.  Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

39.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Interbank Market and otherwise to reflect the change in currency.

39.10	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Payment Disruption Event has occurred or the Agent is notified by the Borrower that a Payment Disruption Event has occurred:

(a)
the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Payment Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 45 (Amendments and waivers);

(e)
the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 39.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

40	Set-off

Following an Event of Default, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

41	Notices

41.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

41.2	Addresses

The address, and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of any Obligor which is a Party, that identified with its name in Schedule 1 (The original parties);

(b)	in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;

(c)	in the case of the Security Agent, the Agent and any other original Finance Party that identified with its name in Schedule 1 (The original parties); and

(d)	in the case of each Lender or other Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity,

(e)
or, in each case, any substitute address, fax number, or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

41.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under clause 41.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

(e)
Any communication or document which becomes effective, in accordance with clauses 41.3(a) to (d) above, after 5:00pm in the place of receipt shall be deemed only to become effective on the next Business Day.

41.4	Notification of address and fax number

Promptly upon changing its own address or fax number, the Agent shall notify the other Parties.

41.5	Electronic communication

(a)
Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)
Any electronic communication or document made or delivered by one Party to another will be effective only when actually received in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

(c)
Any electronic communication or document which becomes effective, in accordance with clause 41.5(b) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following Business Day.

(d)
Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this clause 41.5.

41.6	English language

(a)	Any notice given under or in connection with any Finance Document shall be in English.

(b)	All other documents provided under or in connection with any Finance Document shall be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

42	Calculations and certificates

42.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

42.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

42.3	Day count convention

(a)
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Interbank Market  or the Relevant Market (as applicable) differs, in accordance with that market practice).

(b)
The amount of interest, commission or fee which accrues in respect of any day during an Interest Period for a Compounded Rate Loan (or of any amount equal to that interest, commission or fee) shall be rounded to 2 decimal places (with 0.005 being rounded upwards).

43	Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

44	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents.  No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

45	Amendments and waivers

45.1	Required consents

(a)
Subject to clauses 45.2 (All Lender matters) and 45.3 (Other exceptions), any term of the Finance Documents may be amended or waived with the consent of the Agent (acting on the instructions of the Majority Lenders and, if it affects the rights and obligations of the Agent or the Security Agent, the consent of the Agent or the Security Agent and, if it affects the rights and obligations of the Hedging Providers, the consent of the Hedging Providers and any such amendment or waiver agreed or given by the Agent will be binding on all the Finance Parties.

(b)	The Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 45.

(c)
Without prejudice to the generality of sub-clauses (c), (d) and (e) of clause 35.7 (Rights and discretions of the Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)
Each Obligor agrees to any such amendment or waiver permitted by this clause 45 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this clause 45.1(d), require the consent of the Parent.

45.2	All Lender matters

(a)	An amendment, waiver or discharge or release or a consent of, or in relation to, the terms of any Finance Document that has the effect of changing or which relates to:

(i)	the definition of “Change of Control” in clause 1.1 (Definitions);

(ii)	the definition of "Last Availability Date" in clause 1.1 (Definitions);

(iii)	the definition of "Majority Lenders" in clause 1.1 (Definitions);

(iv)	the definition of "Restricted Party" in clause 1.1 (Definitions);

(v)	the definition of "Sanctions Authority" in clause 1.1 (Definitions);

(vi)	the definition of "Sanctions Event" in clause 1.1 (Definitions);

(vii)	the definition of "Sanctions Laws" in clause 1.1 (Definitions);

(viii)	the definition of "Sanctions List" in clause 1.1 (Definitions);

(ix)	an extension to the date of payment of any amount under the Finance Documents;

(x)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;

(xi)	an increase in, or an extension of, any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders pro rata under the Facility;

(xii)	a change to the Borrower or any other Obligor;

(xiii)	any provision which expressly requires the consent or approval of all the Lenders;

(xiv)
any provision which relates to Sanctions, a Sanctions Event and a Restricted Party (including, without limitation, clause 7.2 (Sanctions Event), clause 18.33 (Sanctions), clause 19.7 (Information: Sanctions), clause 21.2 (Use of proceeds), clause 21.5 (Sanctions) and clause 30.19 (Sanctions));

(xv)
clause 2.2 (Finance Parties' rights and obligations), clause 7.4 (Change of Control), clause 33 (Changes to the Lenders), clause 38.1 (Payments to Finance Parties), this clause 45, clause 51 (Governing law) or clause 52.1 (Jurisdiction of English courts);

(xvi)	the order of distribution under clause 35.25(a) (Order of application);

(xvii)	the order of distribution under clause 39.5 (Partial payments);

(xviii)	an extension to the Backstop Rate Switch Date as provided for in Schedule 10 (Compounded Rate Terms);

(xix)	the currency in which any amount is payable under any Finance Document;

(xx)
an increase in any Commitment or the Total Commitments, an extension of any period within which the Facility is available for Utilisation or any requirement that a cancellation of Commitments reduces the Commitments pro rata;

(xxi)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Security Documents are distributed;

(xxii)	the nature or scope of the guarantee and indemnity granted under clause 17 (Guarantee and indemnity); or

(xxiii)	the circumstances in which the security constituted by the Security Documents are permitted or required to be released under any of the Finance Documents,

shall not be made, or given, without the prior consent of all the Lenders.

45.3	Other exceptions

(a)	Amendments to or waivers in respect of the Hedging Contracts may only be agreed by the relevant Hedging Provider.

(b)
An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, any Hedging Provider, the Arrangers, the Bookrunners and the Co-ordinators in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent, the Security Agent, any Hedging Provider, the Arrangers, the Bookrunners and the Co-ordinators (as the case may be).

(c)
Notwithstanding clauses 45.1 and (a) to (b) (inclusive), the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

45.4	Releases

Except with the approval of the Lenders or for a release which is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release:

(a)	any Charged Property from the security constituted by any Security Document; or

(b)	any Obligor from any of its guarantee or other obligations under any Finance Document.

45.5	Changes to reference rates

(a)	Subject to clause 45.3 (Other exceptions), if a Published Rate Replacement Event has occurred, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)
enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fall‑back (and market disruption) provisions for that Replacement Reference Rate; or

(E)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrower.

(b)
An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Compounded Rate Loan under this Agreement to any recommendation of a Relevant Nominating Body which:

(i)	relates to the use of the RFR on a compounded basis in the international or any relevant domestic syndicated loan markets; and

(ii)	is issued on or after the date of this Agreement,

 may be made with the consent of the Agent (acting on the instruction of the Majority Lenders) and the Borrower.

(c)	In this clause 45.5:

 Published Rate means:

(i)	an RFR; or

(ii)	the Screen Rate for the Quoted Tenor of 3 months LIBOR,

 Published Rate Replacement Event means, in relation to a Published Rate:

(d)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders, and the Borrower materially changed; or

(e)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate; or

(ii)
the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate; or

(iii)	the supervisor of the administrator of that Published Rate publicly announces that that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(v)	in the case of a Screen Rate for any Quoted Tenor, the supervisor of the administrator of that Screen Rate makes a public announcement or publishes information:

(A)
stating that that Screen Rate for that Quoted Tenor is no longer or, as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); and

(B)
with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by  any such pre-cessation announcement or publication; or

(f)
the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that the Published Rate should be calculated in accordance with its reduced submissions or other contingency or fall‑back policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrower) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the period which is:

(A)	set out opposite the relevant Screen Rate in Schedule 9 (Screen Rate Contingency Period); or

(B)	specified as the “RFR Contingency Period” in the Compounded Rate Terms relating to that Published Rate; or

(g)	in the opinion of the Majority Lenders and the Borrower, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Replacement Reference Rate means a reference rate which is:

(h)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(i)	in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(j)	in the opinion of the Majority Lenders and the Borrower, an appropriate successor to the Published Rate.

46	Confidentiality of Funding Rates

46.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by clauses 46.1(b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate to the Borrower pursuant to clause 8.5 (Notification of rates of interest); and

(ii)
any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender as the case may be.

(c)	The Agent may disclose any Funding Rate and each Obligor may disclose any Funding Rate, to:

(i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this clause 46.1(c)(ii) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

46.2	Related obligations

(a)
The Agent and each Obligor acknowledge that each Funding Rate  is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender =:

(i)
of the circumstances of any disclosure made pursuant to clause 46.1(c)(ii) (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this clause 46.2.

46.3	No Event of Default

No Event of Default will occur under clause 30.7 (Other obligations) by reason only of an Obligor's failure to comply with this clause 46.3.

47	Confidentiality

47.1	Confidential Information

Each Obligor agrees to keep all information relating to the Finance Documents, the Facility and the Finance Parties which it receives from a Finance Party or, if the information was obtained by a member of the Group from a Finance Party, a member of the Group in connection with the Facility or entry into the Finance Documents confidential and not to disclose it to anyone, save as permitted by clause 47.2 (Disclosure of Confidential Information) below, and to ensure that all such information is protected with security measures and a degree of care that would apply to its own confidential information. The obligations in this clause 47 are continuing and, in particular, shall survive and remain binding on each Obligor for a period of 12 months from the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available.

47.2	Disclosure of Confidential Information

(a)
Any Finance Party may disclose to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, insurers, re-insurers, brokers and re-insurance brokers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this clause 47.2 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information.

(b)	Any Finance Party and any of that Finance Party’s Affiliates may disclose to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent, and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by any Finance Party or any of that Finance Party’s Affiliates or by a person to whom clause 47.2(b)(i) or clause 47.2(b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)
appointed by any Finance Party or any of that Finance Party’s Affiliates or by a person to whom clause 47.2(b)(ii) above applies to act as a verification agent in respect of any transaction referred to in clause 47.2(b)(ii) above;

(v)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in clause 47.2(b)(i) or clause 47.2(b)(ii) above;

(vi)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation, including filing of this Agreement with the U.S. Securities and Exchange Commission;

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to clause 33.7 (Security over Lenders' rights);

(ix)	who is a Party; or

(x)	with the consent of the Borrower;

 in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to clause 47.2(b)(i), clause 47.2(b)(ii), clause 47.2(b)(iii) and clause 47.2(b)(iv) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking substantially in a recommended form of the Loan Market Association from time to time or in any other form agreed between the Borrower and the relevant Finance Party (a Confidentiality Undertaking) except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to clause 47.2(b)(v) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to clause 47.2(b)(vi), clause 47.2(b)(vii) and clause 47.2(b)(viii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)
to any person appointed by that Finance Party or by a person to whom clause 47.2(b)(i) or clause 47.2(b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this clause47.2(c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

47.3	Disclosure to numbering service providers

(a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 51 (Governing law);

(vi)	the names of the Agent and the Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facility (and any tranches);

(ix)	amount of Total Commitments;

(x)	currency of the Facility;

(xi)	type of Facility;

(xii)	ranking of Facility;

(xiii)	Final Repayment Date for the Facility;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

48	Counterparts and electronic signing

(a)	Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

(b)
The Parties acknowledge and agree that any Party may execute this Agreement by electronic signature. The Parties agree that the use of an electronic signature appearing on this Agreement shall have the same validity and legal effect as a manuscript signature and is made with the intention of authenticating this Agreement and evidencing the relevant Party’s intention to be bound by the terms of this Agreement.

49	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party and each Obligor acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(c)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(d)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

50	Qualifying Financial Contract Acknowledgment

To the extent that the Finance Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, QFC Credit Support and each such QFC a Supported QFC), the Parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the U.S. Special Resolution Regimes) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other jurisdiction):

(a)
In the event a Covered Entity that is party to a Supported QFC (each, a Covered Party) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Rights and remedies of the Parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)	For the purposes of this Clause 39 (Qualifying Financial Contact Acknowledgment):

 BHC Act Affiliate of a Party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Party.

 Covered Entity means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

Default Right has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

  QFC has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

51	Waiver of Consequential Damages

To the extent permitted by applicable law, no Obligor shall assert, and hereby waives, any claim against any Lender or any of its Affiliates, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Finance Documents or any agreement or instrument contemplated thereby, the Loans or the use of the proceeds thereof.

52	US PATRIOT Act

Each Lender hereby notifies each Obligor that pursuant to the requirements of the United States PATRIOT Act, it may be required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify the Obligor in accordance with the said Act.

Section 12 -  Governing Law and Enforcement

53	Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

54	Enforcement

54.1	Jurisdiction of English courts

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This clause 52.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

54.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor which is a Party (other than an Obligor incorporated in England and Wales):

(i)
irrevocably appoints the person named in Schedule 1 (The original parties) as that Obligor's English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(iii)
if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent.  Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The original parties

Borrower

Name	Golar Partners Operating LLC

Original Jurisdiction	Marshall Islands

Registration number (or equivalent, if any)	961204

English process agent (if not incorporated in England)	Golar Management Ltd

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960

Address for service of notices	6th Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, England

The Original Guarantors

Name	Golar LNG Partners LP (the Parent)

Original Jurisdiction	Marshall Islands

Registration number (or equivalent, if any)	950020

English process agent (if not incorporated in England)	Golar Management Ltd

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960

Address for service of notices	6th Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, England

Name	Golar LNG Holding Co.

Original Jurisdiction	Marshall Islands

Registration number (or equivalent, if any)	40127

English process agent (if not incorporated in England)	Golar Management Ltd

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960

Address for service of notices	6th Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, England

Name	Golar Freeze Holding Co. (Owner of Golar Freeze)

Original Jurisdiction	Marshall Islands

Registration number (or equivalent, if any)	40129

English process agent (if not incorporated in England)	Golar Management Ltd

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960

Address for service of notices	6th Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, England

Name	Golar Hull M2024 Corporation (Bareboat Charterer of the Golar Freeze)

Original Jurisdiction	Marshall Islands

Registration number (or equivalent, if any)	05427166

English process agent (if not incorporated in England)	Golar Management Ltd

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960

Address for service of notices	6th Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, England

Name	Golar Grand Corporation (Owner of Golar Grand)

Original Jurisdiction	Marshall Islands

Registration number (or equivalent, if any)	59790

English process agent (if not incorporated in England)	Golar Management Ltd

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960

Address for service of notices	6th Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, England

Name	Golar 2226 UK Limited (Bareboat Charterer of Golar Grand)

Original Jurisdiction	England

Registration number (or equivalent, if any)	N/A

English process agent (if not incorporated in England)	Golar Management Ltd

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960

Address for service of notices	6th Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, England

Name	Golar Hull M2031 Corp. (Owner of Golar Igloo)

Original Jurisdiction	Marshall Islands

Registration number (or equivalent, if any)	47445

English process agent (if not incorporated in England)	Golar Management Ltd

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960

Address for service of notices	6th Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, England

Name	Golar LNG 2234 LLC (Owner of Golar Maria)

Original Jurisdiction	Liberia

Registration number (or equivalent, if any)	960060

English process agent (if not incorporated in England)	Golar Management Ltd

Registered office	80 Broad Street, Monrovia, Republic of Liberia

Address for service of notices	6th Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, England

Name	Golar Spirit Corporation (Owner of Golar Spirit)

Original Jurisdiction	Marshall Islands

Registration number (or equivalent, if any)	45732

English process agent (if not incorporated in England)	Golar Management Ltd

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960

Address for service of notices	6th Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, England

Name	Golar Spirit UK Ltd (Bareboat Charterer of Golar Spirit)

Original Jurisdiction	England

Registration number (or equivalent, if any)	04679402

English process agent (if not incorporated in England)	Golar Management Ltd

Registered office	6th Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, England

Address for service of notices	6th Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, England

Name	Golar Winter Corporation (Owner of the Golar Winter)

Original Jurisdiction	Marshall Islands

Registration number (or equivalent, if any)	59789

English process agent (if not incorporated in England)	Golar Management Ltd

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960

Address for service of notices	6th Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, England

Name	Golar Winter UK Ltd. (Bareboat Charterer of the Golar Winter)

Original Jurisdiction	England

Registration number (or equivalent, if any)	05073292

Registered office	6th Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, England

Address for service of notices	6th Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, England

Name	Golar LNG 2215 Corporation (Owner of the Methane Princess)

Original Jurisdiction	Marshall Islands

Registration number (or equivalent, if any)	21327

English process agent (if not incorporated in England)	Golar Management Ltd

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960

Address for service of notices	6th Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, England

Name	Golar 2215 UK Ltd. (Bareboat Charterer of the Methane Princess)

Original Jurisdiction	England

Registration number (or equivalent, if any)	04871293

Registered office	6th Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, England

Address for service of notices	6th Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, England

The Original Lenders

Name	Citibank, N.A.

Term Loan Commitment ($)	$150,000,000

Lending Office	N/A

Name	Morgan Stanley Senior Funding, Inc.

Term Loan Commitment ($)	$150,000,000

Lending Office	To be confirmed in writing to the Borrower

Name	HSBC Bank USA, N.A.

Term Loan Commitment ($)	$100,000,000

Lending Office	New York

Name	Goldman Sachs Bank USA

Term Loan Commitment ($)	$30,000,000

Lending Office	To be confirmed in writing to the Borrower

The Agent

Name	CITIBANK EUROPE PLC, UK BRANCH

The Security Agent

Name	Citibank N.A., London Branch

The Hedging Providers

Name	Citigroup Global Markets Limited

Name	HSBC Bank Plc

The Bookrunners

Name	Citigroup Global Markets Limited

Name	Morgan Stanley Senior Funding, Inc.

The Mandated Lead Arrangers

Name	Citigroup Global Markets Limited

Name	Morgan Stanley Senior Funding, Inc.

Name:	HSBC Bank USA, N.A.

The Arranger

Name:	Goldman Sachs Bank USA

The Co-ordinators

Name	Citigroup Global Markets Limited

Name	Morgan Stanley Senior Funding, Inc.

Schedule 2
Ship information

Ship A

Name of Ship:	Golar Freeze

Capacity:	129,000 cbm

Year built:	1977

Type of ship:	Floating storage and regasification vessel

Owner:	Golar Freeze Holding Co.

Flag State:	Marshall Islands

Port of Registry:	Majuro

IMO Number:	7361922

Bareboat Charter description:
The bareboat charter dated 28 March 2011 (as supplemented and amended from time to time) and as novated to Golar Hull M2024 Corporation as bareboat charterer pursuant to a novation agreement dated 9th August 2021

Bareboat Charterer:	Golar Hull M2024 Corporation

Classification:	DNV +1A1 Tanker for Liquified Gas EO Regas 2

Classification Society:	DNV GL

Major Casualty Amount:	$10,000,000

Ship B

Name of Ship:	Golar Grand

Capacity:	145,700 cbm

Year built:	2006

Type of ship:	Liquefied natural gas carrier

Owner:	Golar Grand Corporation

Flag State:	Marshall Islands

Port of Registry:	Majuro

IMO Number:	9303560

Bareboat Charter description:	The bareboat charter dated 20 August 2021between the Owner and the Bareboat Charterer

Bareboat Charterer:	Golar 2226 UK Limited

Classification:	X 1A1 Tanker for Liquefied Gas E0 F-AMC ICS NAUT-OC CLEAN COAT-2 PLU-2 TMON NAUTICUS (Newbuilding, Operation)

Classification Society:	DNV GL

Major Casualty Amount:	$5,000,000

Ship C

Name of Ship:	Golar Igloo

Capacity:	170,000 cbm

Year built:	2014

Type of ship:	Floating storage and regasification vessel

Owner:	Golar Hull M2031 Corp.

Flag State:	Marshall Islands

Port of Registry:	Majuro

IMO Number:	9633991

Time Charter description:
The LNG storage and regasification services contract no. CA/4111 between Golar LNG Limited and the Time Charterer dated 9 February 2020  (as novated to the Owner pursuant to an assignment and novation agreement dated 13 January 2021 and as supplemented and amended from time to time)

Time Charterer:	Kuwait National Petroleum Company

Classification:	X 1A1 Tanker for Liquefied Gas REGAS-2 COMF-V(2)C(3) E0 NAUT-OC CLEAN Recyclable COAT-PSPC(B) CSA-2 BIS GAS FUELLED TMON NAUTICUS(Newbuilding)

Classification Society:	DNV GL

Major Casualty Amount:	$10,000,000

Ship D

Name of Ship:	Golar Maria

Capacity:	145,700 cbm

Year built:	2006

Type of ship:	Liquefied natural gas carrier

Owner:	Golar LNG 2234 LLC

Flag State:	Marshall Islands

Port of Registry:	Majuro

IMO Number:	9320374

Time Charter description:	The time charter between the Owner and the Time Charterer dated 18 October 2019 (as supplemented and amended from time to time)

Time Charterer:	Cheniere Marketing International LLP

Classification:	X 1A1 Tanker for Liquefied Gas E0 F-AMC ICS NAUT-OC CLEAN COAT-2 PLUS-2 TMON NAUTICUS(Newbuilding, Operation)

Classification Society:	DNV GL

Major Casualty Amount:	$5,000,000

Ship E

Name of Ship:	Golar Spirit

Capacity:	129,000 cbm

Year built:	1981

Type of ship:	Floating storage and regasification vessel

Owner:	Golar Spirit Corporation

Flag State:	Marshall Islands

Port of Registry:	Majuro

IMO Number:	7373327

Bareboat Charter description:	Bareboat charter dated 31 August 2021

Bareboat Charterer:	Golar Spirit UK Ltd

Classification:	X 1A1 Tanker for Liquefied Gas E0 Regas 2

Classification Society:	Det Norske Veritas

Major Casualty Amount:	$10,000,000

Ship F

Name of Ship:	Golar Winter

Capacity:	138,000 cbm

Year built:	2004

Type of ship:	Floating storage and regasification vessel

Owner:	Golar Winter Corporation

Flag State:	Marshall Islands

Port of Registry:	Majuro

IMO Number:	9256614

Bareboat Charter description:
The bareboat charter entered into between the Owner and the Bareboat Charterer (as novated from Golar LNG 2220 Corporation to the Owner pursuant to a novation agreement dated 27 June 2013 and as further supplemented and amended from time to time)

Bareboat Charterer:	Golar Winter UK Ltd.

Time Charter description:
The time charter entered into between the Bareboat Charterer and the Time Charterer dated 4 September 2007 (as amended by an interim charter party dated 12 August 2009, an amendment dated 26 March 2011, an amendment dated 16 May 2011, an amendment dated 26 January 2012 and an amendment dated 27 June 2013 and as supplemented and amended from time to time)

Time Charterer:	Petróleo Brasileiro S.A.

Classification:	X 1A1 Tanker for Liquefied Gas REGAS-2 E0 NAUT-OC LCS-SID CLEAN PLUS-2 TMON NAUTICUS(Newbuilding)

Classification Society:	Det Norske Veritas

Major Casualty Amount:	$10,000,000

Ship G

Name of Ship:	Methane Princess

Capacity:	138,000 cbm

Year built:	2003

Type of ship:	Liquefied natural gas carrier

Owner:	Golar LNG 2215 Corporation

Flag State:	Marshall Islands

Port of Registry:	Majuro

IMO Number:	9253715

Bareboat Charter description:	The bareboat charter entered into between the Owner and the Bareboat Charterer dated 27 August 2003 (as supplemented and amended from time to time)

Bareboat Charterer:	Golar 2215 UK Ltd.

Time Charter description:
The time charter entered into between the Owner and the Time Charterer dated 25 October 2001 (as amended and supplemented from time to time and as novated to the Bareboat Charterer and amended and restated pursuant to a novation agreement dated 27 August 2003)

Time Charterer:	Methane Services Limited

Classification:	X 1A1 Tanker for Liquefied Gas E0, NAUT-OC LCS-SID NAUTICUS (Newbuilding)

Classification Society:	Det Norske Veritas

Major Casualty Amount:	$5,000,000

Schedule 3

Conditions precedent

Part 1

Conditions precedent to any Utilisation

1	Original Obligors' corporate documents

(a)	A copy of the Constitutional Documents of each Original Obligor.

(b)
A copy of a resolution of the board of directors (or, in relation to the Parent, its equivalent) of each Original Obligor (or, if applicable, any committee of such board empowered to approve and authorise the following matters):

(i)
approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party (Relevant Documents) and resolving that it execute the Relevant Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Relevant Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and any Selection Notice) to be signed and/or despatched by it under or in connection with the Relevant Documents to which it is a party.

(c)
If applicable, a copy of a resolution of the board of directors (or, in relation to the Parent, its equivalent) of the relevant company, establishing any committee referred to in paragraph (b) above and conferring authority on that committee.

(d)
A certified true copy of the passport (containing a specimen signature) of each person (i) authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents and (ii) who has executed any such document.

(e)
A copy of a resolution signed by all the holders of the issued shares or limited liability company interests in each Original Obligor or, in the case of the Parent, of a resolution of the General Partner, approving the terms of, and the transactions contemplated by, the Relevant Documents to which such Obligor is a party.

(f)	A certificate of the Parent (signed by a director) confirming that:

(i)	borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded; and

(ii)
no consents, authorisations, licences or approvals are necessary for any Original Obligor to authorise or are required by any Original Obligor in connection with the borrowing by the Borrower of the Loan pursuant to this Agreement or the execution, delivery and performance of any Finance Document.

(g)	A copy of any power of attorney under which any person is to execute any of the Relevant Documents on behalf of any Original Obligor (other than any manager of a Ship).

(h)
A certificate of an authorised signatory of the relevant Original Obligor (other than any manager of a Ship) certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

2	Legal opinions

The following Legal Opinions, each addressed to the Agent, the Security Agent, the Original Lenders and the Hedging Providers and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:

(a)	A Legal Opinion of Norton Rose Fulbright LLP, London on matters of English law, substantially in the form approved by all of the Lenders prior to signing this Agreement.

(b)
A Legal Opinion of the legal advisers to the Agent in each jurisdiction (other than England and Wales) in which an Obligor is incorporated and/or which is or is to be the Flag State of a Ship, or in which an Account opened at the relevant time is established substantially in the form approved by all of the Lenders prior to signing this Agreement.

3	Other documents and evidence

(a)	The Pre-Approved New Lender List.

(b)
Evidence that any process agent referred to in clause 52.2 (Service of process) or any equivalent provision of any other Finance Document entered into on or before the relevant Utilisation Date, if not an Original Obligor, has accepted its appointment.

(c)	Each Fee Letter duly executed by the parties thereto.

(d)	A copy, certified by an approved person to be a true and complete copy, of each of the Charter Documents and the OSAs.

(e)
A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(f)	The Original Financial Statements, together with a Compliance Certificate.

(g)
Evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the relevant Utilisation Date.

4	Hedging Contract Security

Evidence that:

(a)	If a Hedging Master Agreement has been executed, the Borrower has executed the Hedging Contract Security in favour of the Security Agent; and

(b)	any notice required to be given to each Hedging Provider under the Hedging Contract Security has been given to it and acknowledged by it in the manner required by the Hedging Contract Security.

5	"Know your customer" information

Such documentation and information as any Finance Party may reasonably request through the Agent to comply with "know your customer" or similar identification procedures under all laws and regulations applicable to that Finance Party.

6	Taxation

If relevant, evidence in a form acceptable to the Agent that any withholding tax will be paid or any necessary applications have been or will be sent to the relevant tax authorities.

7	Further documentation

Such further documentation, evidence, authorisations or opinions as the Agent may reasonably require.

 Part 2
Ship and security conditions precedent

1	Corporate documents

(a)
A certificate of an authorised signatory of the relevant Owner certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

(b)
A certificate of an authorised signatory of each other Obligor which is party to any of the Original Security Documents required to be executed at or before the relevant Utilisation Date certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

2	Security

(a)	The Mortgage and the Assignment Deed in respect of each Ship (other than Ship H) duly executed.

(b)	Any Manager's Undertaking in respect of each Ship (other than Ship H) then required pursuant to the Finance Documents duly executed by the relevant manager.

(c)
Duly executed notices of assignment and acknowledgements of those notices as required by any of the above Security Documents and in respect of the acknowledgments required from each Time Charterer, the relevant acknowledgments shall be provided as conditions subsequent in accordance with clause 4.7(a) (Conditions subsequent).

(d)
If Quiet Enjoyment Letters are required by the relevant Time Charterer pursuant to the terms of the relevant Time Charter, evidence acceptable to the Agent that the Quiet Enjoyment Letters are in a form agreed to by the Security Agent and the relevant Owner, Bareboat Charterer and Time Charterer (which have consented to the relevant Security Documents) and that the duly executed and dated Quiet Enjoyment Letters will follow as conditions subsequent in accordance with clause 4.7(b) (Conditions subsequent). The forms of quiet enjoyment letters entered into in respect of previous finance agreements entered into by the Borrower in respect of the Ships are deemed to be in a form agreed by the Security Agent.

3	Registration of Ships

Evidence that each of the Ships (other than Ship H):

(a)	is legally and beneficially owned by the relevant Owner and registered in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)	is classed with the relevant Classification free of all material overdue requirements and recommendations of the relevant Classification Society;

(c)	is insured in the manner required by the Finance Documents;

(d)	where applicable, has been delivered, and accepted for service, under its Time Charter and Bareboat Charter;

(e)	is free of any other charter commitment which would require approval under the Finance Documents;

(f)	is managed on terms approved pursuant to clause 22.4 (Manager); and

(g)	any prior registration (other than through the relevant Registry in the relevant Flag State) of each of the Ships has been or will be cancelled.

4	Mortgage registration

Evidence that the Mortgage in respect of each of the Ships (other than Ship H) has been registered against each of the Ships (other than Ship H) through the relevant Registry under the laws and flag of the relevant Flag State.

5	Legal opinions

To the extent required by the Agent, the following further Legal Opinions, each addressed to the Agent, the Security Agent, the Original Lenders and the Hedging Providers and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:

(a)
A Legal opinion of Norton Rose Fulbright LLP, London on matters of English law, substantially in the form approved by all of the Lenders prior to signing this Agreement in relation to Security Documents.

(b)
A Legal opinion of the legal advisers to the Security Agent and the Agent in each jurisdiction (other than England and Wales) in which an Obligor is incorporated and/or which is or is to be the Flag State of a Ship (other than Ship H), or in which an Account opened at the relevant time is established substantially in the form approved by all of the Lenders prior to signing this Agreement.

6	Insurance

In relation to each of the Ships (other than Ship H)' Insurances:

(a)	an opinion from insurance consultants appointed by the Agent on such Insurances;

(b)	evidence that such Insurances have been placed in accordance with clause 24 (Insurance); and

(c)	evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Security Agent in an approved form in relation to the Insurances.

7	ISM and ISPS Code

Copies of:

(a)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of each of the Ships for the purposes of that code;

(b)	the safety management certificate in respect of each of the Ships issued in accordance with the ISM Code; and

(c)	the international ship security certificate in respect of each of the Ships issued under the ISPS Code.

8	Value of security

Valuations obtained (not more than 90 days before the relevant Utilisation Date) in accordance with clause 25 (Minimum security value) showing that the Security Value will be not less than 115 per cent of the Loan upon execution of the Security Documents specified in paragraph 2 (Security) of this Part 2 of this Schedule and the relevant Utilisation.

9	Management Agreement

Where a manager of the relevant Ship has been approved in accordance with clause 22.4 (Manager), a copy, certified by an approved person to be a true and complete copy, of the agreement between the relevant Owner and the manager relating to the appointment of the manager.

10	Bank Accounts

Evidence that any Account required to be established under clause 27 (Bank accounts) has been opened and established, that any Account Security in respect of each such Account (other than relative to Ship H)  has been executed and delivered by the relevant Account Holder in favour of the Security Agent and that any notice required to be given to the Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that an amount has been credited to it.

11	Share Security

The Share Security in respect of each of the Owners (other than relative to Ship H) and the Bareboat Charterers duly executed by the relevant Holding Company together with all letters, transfers, certificates and other documents required to be delivered under the Share Security.

12	People with Significant Control (PSC Regime)

In respect of each Bareboat Charterer, either:

(a)	a certificate of an authorised signatory of that Bareboat Charterer certifying that:

(i)	each Group Member has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Bareboat Charterer; and

(ii)
no Warning Notice or Restrictions Notice has been issued in respect of its shares, together with a copy of the PSC register of that Bareboat Charterer, which is certified by an authorised signatory of that Bareboat Charterer to be correct, complete and not amended or superseded as at a date no earlier than the date three Business Days before the relevant Utilisation Date; or

(b)	a certificate of an authorised signatory of that Bareboat Charterer certifying that it is not required to comply with Part 21A of the Companies Act 2006.

13	Beneficial Ownership Regulation

Receipt by each Lender of the documentation and other information requested by such Lender to comply with the requirements of the Beneficial Ownership Regulation.

Part 3
Conditions Precedent required to be delivered by the Additional Guarantor

1	An Accession Letter, duly executed by the Additional Guarantor.

2	A copy of the Constitutional Documents of the Additional Guarantor.

3	A copy of a resolution of the board of directors or sole member, as applicable, of the Additional Guarantor (or, if applicable, any committee empowered to approve and authorise the following matters):

(a)
approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter and any other Finance Documents to which the Additional Guarantor is a party;

(b)	authorising a specified person or persons to execute the Accession Letter and any other Finance Documents to which the Additional Guarantor is a party on its behalf; and

(c)
authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

4	If applicable, a copy of a Resolution of the board of directors of the relevant company, establishing any committee referred to in paragraph 3 above and conferring authority on that committee.

5	A notarised passport copy (containing a specimen signature) of each person authorised by the resolution referred to in paragraph 3 above.

6
A copy of a resolution signed by all the holders of the issued shares in the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

7	A copy of a resolution of the board of directors or sole member, as applicable, of any member or shareholder of the Additional Guarantor approving the terms of the resolution referred to in 6 above.

8
A certificate of the Additional Guarantor (signed by a director) confirming that guaranteeing, as appropriate, the Total Commitments would not cause any guaranteeing or similar limit binding on it to be exceeded.

9	A copy of a goodstanding certificate in respect of the Additional Guarantor.

10
A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part 3 of Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

11	A copy of a power of attorney under which any person is appointed by an Additional Guarantor to execute any of the Finance Documents on its behalf.

12
Such documentation and information as any Finance Party may reasonably request through the Agent to comply with "know your customer" or similar identification procedures under all laws and regulations applicable to that Finance Party.

13	A legal opinion of Norton Rose Fulbright LLP, London addressed to the Agent, the Security Agent and the Original Lenders.

14	A legal opinion of the legal advisers to the Agent, the Security Agent and the Original Lenders in the jurisdiction in which the Additional Guarantor is formed.

15	Evidence that the process agent specified in clause 52.2 (Service of process) has accepted its appointment in relation to the proposed Additional Guarantor.

Part 4
Golar Eskimo and security conditions precedent

1	Corporate documents

(a)
A certificate of an authorised signatory of the Owner of Ship H certifying that each copy document relating to it specified in Part 3 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 3 of this Schedule in relation to it have not been revoked or amended.

(b)
A certificate of an authorised signatory of each other Obligor which is party to any of the Original Security Documents required to be executed at or before the relevant Utilisation Date certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

2	Security

(a)	The Mortgage and the Assignment Deed in respect of Ship H duly executed.

(b)	Any Manager's Undertaking in respect of Ship H then required pursuant to the Finance Documents duly executed by the relevant manager.

(c)
Duly executed notices of assignment and acknowledgements of those notices as required by any of the above Security Documents and in respect of the acknowledgments required from the relevant Time Charterer, the relevant acknowledgments shall be provided as conditions subsequent in accordance with clause 4.7(a) (Conditions subsequent).

(d)
If Quiet Enjoyment Letters are required by the relevant Time Charterer pursuant to the terms of the relevant Time Charter, evidence acceptable to the Agent that the Quiet Enjoyment Letters are in a form agreed to by the Security Agent and the relevant Owner and Time Charterer (which have consented to the relevant Security Documents) and that the duly executed and dated Quiet Enjoyment Letters will follow as conditions subsequent in accordance with clause 4.7(b) (Conditions subsequent). The forms of quiet enjoyment letters entered into in respect of previous finance agreements entered into by the Borrower in respect of Ship H are deemed to be in a form agreed by the Security Agent.

3	Registration of Ship H

Evidence that Ship H:

(a)	is legally and beneficially owned by the relevant Owner and registered in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)	is classed with the relevant Classification free of all material overdue requirements and recommendations of the relevant Classification Society;

(c)	is insured in the manner required by the Finance Documents;

(d)	where applicable, has been delivered, and accepted for service, under its Time Charter;

(e)	is free of any other charter commitment which would require approval under the Finance Documents;

(f)	is managed on terms approved pursuant to clause 22.4 (Manager); and

(g)	any prior registration (other than through the relevant Registry in the relevant Flag State) of Ship H has been or will be cancelled.

4	Mortgage registration

Evidence that the Mortgage in respect of Ship H has been registered against Ship H through the relevant Registry under the laws and flag of the relevant Flag State.

5	Legal opinions

To the extent required by the Agent, the following further Legal Opinions, each addressed to the Agent, the Security Agent, the Original Lenders and the Hedging Providers and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:

(a)
A Legal opinion of Norton Rose Fulbright LLP, London on matters of English law, substantially in the form approved by all of the Lenders prior to signing this Agreement in relation to Security Documents.

(b)
A Legal opinion of the legal advisers to the Security Agent and the Agent in each jurisdiction (other than England and Wales) in which an Obligor is incorporated and/or which is or is to be the Flag State of Ship H, or in which an Account opened at the relevant time is established substantially in the form approved by all of the Lenders prior to signing this Agreement.

6	Termination of Golar Eskimo Lease

Evidence that the Golar Eskimo Lease has terminated and any amounts due and payable by the Golar Eskimo Lessee thereunder have been paid prior to the relevant Utilisation Date

7	Insurance

In relation to Ship H's Insurances:

(a)	an opinion from insurance consultants appointed by the Agent on such Insurances;

(b)	evidence that such Insurances have been placed in accordance with clause 24 (Insurance); and

(c)	evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Security Agent in an approved form in relation to the Insurances.

8	Value of security

Valuations obtained (not more than 90 days before the relevant Utilisation Date) in accordance with clause 25 (Minimum security value) showing that the Security Value will be not less than 115 per cent of the Loan upon execution of the Security Documents specified in paragraph 2 (Security) of this Part 2 of this Schedule and the relevant Utilisation.

9	Management Agreement

Where a manager of Ship H has been approved in accordance with clause 22.4 (Manager), a copy, certified by an approved person to be a true and complete copy, of the agreement between the relevant Owner and the manager relating to the appointment of the manager.

10	Bank Accounts

Evidence that any Account required to be established under clause 27 (Bank accounts) has been opened and established, that any Account Security in respect of each such Account relative to Ship H  has been executed and delivered by the relevant Account Holder in favour of the Security Agent and that any notice required to be given to the Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that an amount has been credited to it.

11	Share Security

The Share Security in respect of the Owner relative to Ship H duly executed by the relevant Holding Company together with all letters, transfers, certificates and other documents required to be delivered under the Share Security.

Schedule 4
Utilisation Request

From:	Golar Partners Operating LLC

To:	[●]

Dated:	[●]

Dear Sirs

Up to $725,000,000 Facility Agreement dated [●] 2021 (the Agreement)

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow an Advance on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Amount:	$[•]

3	We confirm that each condition specified in clause 4.5 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	The purpose of this Advance is [[●] and its proceeds should be credited to [●]].

5	[We request that the first Interest Period for the Loan be [●] months.][We note that the Interest Period for this Advance shall expire on [●].]

6	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

Golar Partners Operating LLC

Schedule 5

Selection Notice

From:	Golar Partners Operating LLC

To:	[●]

Dated:	[●]

Dear Sirs

Up to $725,000,000 Facility Agreement dated [●] 2021 (the Agreement)

1	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We request that the next Interest Period for the Loan be [●] months.

3	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

Golar Partners Operating LLC

Schedule 6

Form of Transfer Certificate

To:	[●] as Agent

From:	[●] (the Existing Lender) and [●] (the New Lender)

Dated:

Up to $725,000,000 Facility Agreement dated [●] 2021 (the Agreement)

1
We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to clause 33.5 (Procedure for assignment):

(a)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in the Loans under the Agreement as specified in the Schedule.

(b)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitment(s) and participations in the Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

(d)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 41.2 (Addresses) are set out in the Schedule.

3	The proposed Transfer Date is [●].

4	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in sub-clause (c) of clause 33.4 (Limitation of responsibility of Existing Lenders).

5	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6	This Transfer Certificate and any non-contractual obligations connected with it are governed by English law.

7	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

The Schedule

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments. To also include the Market Entity Identifier for Existing Lender and New Lender.]

[Existing Lender]	[New Lender]

By:	By:

This is accepted by the Agent as a Transfer Certificate and the Transfer Date is confirmed as [•].

Signature of this Transfer Certificate by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

Schedule 7

Form of Compliance Certificate

To:	[●] as Agent

From:	[Golar LNG Partners LP] (the Company)

Dated: [●]

Dear Sirs

Up to $725,000,000 Facility Agreement dated [●] 2021 (the Agreement)

1
I refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	I confirm that:

(a)
the aggregate value of the Free Liquid Assets of the Group is $[●], and was at all times in the period for which the financial statements [and managements accounts] attached hereto relate, not less than the higher of: (i) $30,000,000 and the lower of (x) an amount equal to four per cent. of Total Indebtedness on a consolidated basis minus debt in relation to Hilli Episeyo and (y) $50,000,000.

(b)
the ratio of EBITDA (including distributable cash in relation to Hilli Episeyo) to Consolidated Debt Service for the previous twelve months has been [●], calculated on a trailing four quarter basis (EBITDA: [●] and Consolidated Debt Service: [●]);

(c)	the ratio of Net Debt to EBITDA for the previous twelve months has been [●], on a trailing four quarter basis (Net Debt: [●] and EBITDA: [●]); and

(d)	the Company’s Consolidated Net Worth is $[●] and was at all times in the period for which the financial statements and management accounts attached hereto relate, greater than $250,000,000.

3	[I confirm that no Default is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

4
[I confirm that the Borrower is in compliance with the provisions of clause 25 (Minimum security value) of the Facility Agreement and attach evidence demonstrating such compliance over the last twelve months.]

5	I attach the financial statements and management accounts required to be provided pursuant to clause 19.2 (Financial statements) of the Facility Agreement.

Signed by:

Chief Financial Officer

Schedule 8
Permitted Security Interests

Security Interests covered by (b) of the definition of Permitted Security Interests as at the Utilisation Date

A.	Existing Security Interests as at the Utilisation Date:

1.          In relation to each Ship:

(a)	a second mortgage dated on or about the Utilisation Date executed by the relevant Owner of each Ship in favour of Citigroup Global Markets Limited; and

(b)	a second assignment deed dated on or about the Utilisation Date executed by the relevant Owner and, where applicable, Bareboat Charterer in favour of Citigroup Global Markets Limited.

2.          In relation to the Golar Eskimo:

a)
an account security deed dated 25 November 2015 and made between Golar Eskimo Corporation as bareboat charterer and Sea 23 Leasing Co. Limited as owner in relation to certain accounts of the bareboat charterer from time to time;

b)
an account pledge agreement dated 26 July 2021 and made between Golar Eskimo Corporation as pledgor and Sea 23 Leasing Co. Limited as pledgee in relation to certain accounts of the pledgor from time to time;

c)	an assignment of time charter documents relating to m.v. Golar Eskimo dated 25 November 2015 and made between Golar Eskimo Corporation as bareboat charterer and Sea 23 Leasing Co. Limited as owner;

d)	a bareboat charter guarantee dated 4 November 2015 and made between Golar LNG Partners LP. as guarantor and Sea 23 Leasing Co. Limited as owner and seller;

e)	a general assignment dated 25 November 2015 and made between Golar Eskimo Corporation as bareboat charterer and Sea 23 Leasing Co. Limited as owner;

f)	an insurance undertaking dated 25 November 2015 and made by Golar LNG Partners L.P. in favour of Sea 23 Leasing Co. Limited;

g)	a manager’s undertaking dated 25 November 2015 made by Golar Management Ltd in favour of Sea 23 Leasing Co. Limited;

(g)	a manager’s undertaking dated 25 November 2015 made by Wilhelmsen Ship Management AS in favour of Sea 23 Leasing Co. Limited;

(h)	a manager’s undertaking dated 25 November 2015 made by Wilhelmsen Ship Management (Norway) AS in favour of Sea 23 Leasing Co. Limited; and

(i)	a shares security dated 25 November 2015 and made between Golar Partners Operating LLC as shareholder and Sea 23 Leasing Co. Limited as charge in relation to the shares in Golar Eskimo Corporation.

3.          In relation to the Hilli Episeyo:

a)	a shares security dated 12 July 2018 and made between Golar Hilli LLC as shareholder and Fortune Lianjiang Shipping S.A. as chargee in relation to the shares in Golar Hilli Corporation;

b)	a general assignment dated 20 June 2018 and made between Golar Hilli Corporation as bareboat charterer and Fortune Lianjiang Shipping S.A. as owner;

c)	a bareboat charter guarantee dated 28 November 2018 and made by Golar LNG Partners LP as guarantor in favour of Standard Chartered Bank;

d)	a manager’s undertaking dated 20 June 2018 made by Golar Management Norway AS in favour of Fortune Lianjiang Shipping S.A.;

e)	a manager’s undertaking dated 20 June 2018 made by Golar Management Ltd in favour of Fortune Lianjiang Shipping S.A.;

f)	a corporate guarantee dated 29 November 2016 and made by Golar LNG Limited as guarantor in favour of Standard Chartered Bank;

g)
an account security deed dated 20 June 2018 and made between Golar Hilli Corporation as bareboat charterer and Fortune Lianjiang Shipping S.A. as owner in relation to certain accounts of the bareboat charterer from time to time; and

h)
an account pledge agreement dated [●] 2021 and made between Golar Hilli Corporation as pledgor and Fortune Lianjiang Shipping S.A.  as pledgee in relation to certain accounts of the pledgor from time to time.

B.	Security to be granted in connection with any refinancing of the Golar Eskimo or the Nusantara Regas Satu pursuant to Clause 28.4:

Any Security Interest in connection with (a) the Golar Eskimo or the Golar Eskimo Lessee or (b) the Nusantara Regas Satu or the Nusantara Regas Satu Owner which is equivalent to the Security Interests in respect of these ships set out in section (A) above.

Schedule 9
Screen Rate Contingency Period

Screen Rate	Period

LIBOR	One month

Schedule 10
Compounded Rate Terms

Definitions

Additional Business Days:	An RFR Banking Day.

Backstop Rate Switch Date:	31 March 2023 or any other date agreed as such by the Agent, the Lenders and the Borrower.

Break Costs:	None.

Business Day Conventions (definition of "Month" and clause 9.3 (Non‑Business Days)):
(a)      If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)          subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)         if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)        if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)      If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(a)      The short‑term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

Central Bank Rate:
(b)       if that target is not a single figure, the arithmetic mean of:

(i)         the upper bound of the short‑term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii)          the lower bound of that target range,

and shall include any successor rate to, or replacement rate for, that rate which is identified as such in a Compounded Rate Supplement.

Central Bank Rate Adjustment:
In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent trimmed arithmetic mean (calculated by the Agent) of the Central Bank Rate Spread for the 5 most immediately preceding RFR Banking Days for which the RFR is available.
For this purpose the Central Bank Rate Spread means, in relation to a RFR Banking Day, the difference expressed as a percentage rate (per annum) calculated by the Agent between (a) the RFR for that RFR Banking Day and (b) the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Credit Adjustment Spread:	The percentage rate per annum specified in the column entitled "Relevant Spread Adjustment" below for each Relevant Tenor, where "Relevant Tenor" is determined as set out below:

Length of Interest Period	Relevant Tenor	Relevant Spread Adjustment (%)

One Month or less	One Month	0.11448

Three Months or less, but greater than one Month	Three Months	0.26161

Greater than three Months	Six Months	0.42826

or as otherwise agreed by the Agent (acting on the instructions of the Majority Lenders and each acting reasonably and taking into account guidance from a Relevant Nominating Body) and the Borrower.

For this purpose the Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Daily Rate:
The "Daily Rate" for any RFR Banking Day is:

(a)     the RFR for that RFR Banking Day; or

(b)     if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i)           the Central Bank Rate for that RFR Banking Day; and

(ii)          the applicable Central Bank Rate Adjustment; or

(c)      if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i)         the most recent Central Bank Rate for a day which is no more than 5 RFR Banking Days before that RFR Banking Day; and

(ii)         the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places and if, in either case, the aggregate of that rate and the applicable Credit Adjustment Spread is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the Credit Adjustment Spread is zero.

Lookback Period:	Five RFR Banking Days.

Market Disruption Rate:	None.

Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.

Reporting Day:	The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.

RFR:
The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:
Any day other than:

(a)       a Saturday or Sunday; and

(b)     a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

RFR Contingency Period	Five Business Days
Interest Periods

Length of Interest Period in absence of selection (clause 9.1(c) (Selection of Interest Periods)):	Three Months.

Periods capable of selection as Interest Periods (clause 9.1(d) (Selection of Interest Periods)):	At any time prior to Completion, three or six Months.

Schedule 11
Daily Non‑Cumulative Compounded RFR Rate

The "Daily Non‑Cumulative Compounded RFR Rate" for any RFR Banking Day "i" during an Interest Period for a Compounded Rate Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Agent, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:

"UCCDRi" means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day "i";

"UCCDRi‑1" means, in relation to that RFR Banking Day "i", the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

"dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

"ni" means the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day; and

the "Unannualised Cumulative Compounded Daily Rate" for any RFR Banking Day (the "Cumulated RFR Banking Day") during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Agent, taking into account the capabilities of any software used for that purpose):

where:

"ACCDR" means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

"tni" means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

"Cumulation Period" means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

"dcc" has the meaning given to that term above; and

the "Annualised Cumulative Compounded Daily Rate" for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to 4 decimal places) calculated as set out below:

where:

"d0" means the number of RFR Banking Days in the Cumulation Period;

"Cumulation Period" has the meaning given to that term above;

"i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period; and

"DailyRatei‑LP" means, for any RFR Banking Day "i" in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day "i".

"ni" means, for any RFR Banking Day "i" in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;

"dcc" has the meaning given to that term above; and

"tni" has the meaning given to that term above.

Schedule 12
Form of Accession Letter – Additional Guarantor

To:	[●] as Agent

From:	Golar Eskimo Corporation as Additional Guarantor

Dated:	[●]

Dear Sirs

Up to $725,000,000 Facility Agreement dated [●] 2021 (the Agreement)

1	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2
Golar Eskimo Corporation agrees to become the Additional Guarantor and to be bound by the terms of the Agreement as the Additional Guarantor pursuant to clause 34.2 (Additional Guarantor) of the Agreement.

3	Golar Eskimo Corporation is a limited liability company duly formed under the laws of the Marshall Islands.

4	Golar Eskimo Corporation’s administrative details are as set out in Schedule 13 to the Agreement.

5	Golar Eskimo Corporation intends to give a guarantee and indemnity under the terms of clause 17 (Guarantee and indemnity) of the Agreement.

6	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

7	This Accession Letter is entered into as a deed.

EXECUTED as a DEED	)
for and on behalf of	)
GOLAR ESKIMO CORPORATION	)	Attorney-in-fact
under a power of attorney dated [●] Attorney-in-fact in the presence of:	)

Witness
Name:
Address:
Occupation:

Schedule 13
Additional Guarantor and Ship H

The Additional Guarantor

Name:	Golar Eskimo Corporation

Original Jurisdiction	Marshall Islands

Registration number (or equivalent, if any)	60998

English process agent (if not incorporated in England)	Golar Management Ltd

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960

Address for service of notices	6th Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, England

Ship H

Name of Ship:	Golar Eskimo

Capacity:	160,000 cbm

Year built:	2014

Type of Ship:	Floating storage and regasification vessel

Owner:	Golar Eskimo Corporation

Flag State:	Marshall Islands

Port of Registry:	Majuro

IMO Number:	9624940

Time Charter description:
The FSRU Lease Agreement entered into in 2013 between The Government of the Hashemite Kingdom of Jordan, represented by the Ministry of Energy and Mineral Resources of the Hashemite Kingdom of Jordan and Golar Eskimo Corporation

Time Charterer:	The Government of the Hashemite Kingdom of Jordan, represented by the Ministry of Energy and Mineral Resources of the Hashemite Kingdom of Jordan

Classification:	✠ 1A1 Tanker for liquefied gas BIS Clean COAT-PSPC(B) COMF (C-3, V-2) CSA(2) E0 Gas fuelled NAUT(OC) NAUTICUS(Newbuilding) Recylcable REGAS(2) TMON

Classification Society:	DNVGL

Major Casualty Amount:	$10,000,000

Schedule 14
Form of Increase Confirmation

To:	[●] as Agent, and

From:	the [Accordion] Lender[s] (the [Accordion] Lender[s]) and the Borrower

Dated:	[●]

Dear Sirs

Up to $725,000,000 Facility Agreement dated [●] 2021 (the Agreement)

1
We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2	We refer to clause [2.3 (Ship H)][clause 2.4 (Additional Advances)] of the Agreement.

3
The [Accordion] Lender[s] agree[s] to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the Relevant Commitment) [as if it was an Original Lender under the Agreement].

4	The proposed date on which the increase in relation to the [Accordion] Lender[s] and the Relevant Commitment is to take effect (the Increase Date) is [●].

5	[On the Increase Date, the Accordion Lender[s] become[s] a party to the relevant Finance Documents as a Lender.]

6	The repayment instalments for the purposes of clause 6.2(a) of the Agreement shall be:

Repayment Date	Amount ($)

First to Twelfth	[●]

7	[The Facility Office and address and attention details for notices to the Accordion Lender for the purposes of clause 41.2 (Addresses) are set out in the Schedule.]

8	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

9	This Increase Confirmation and any non‑contractual obligations arising out of or in connection with it are governed by English law.

10	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

The Borrower

GOLAR PARTNERS OPERATING LLC

By:

Name:

Title:

[Lender/Accordion Lender]

[Insert name of Lender/Accordion Lender]

By:

Name:

Title:

Signatures

The Borrower

GOLAR PARTNERS OPERATING LLC

By: /s/ Cameron MacDougall

Name: Cameron MacDougall

Title: Attorney in fact

The Parent

GOLAR LNG PARTNERS LP

By: /s/ Cameron MacDougall

Name: Cameron MacDougall

Title: Attorney in fact

The Guarantors

GOLAR LNG PARTNERS LP

By: /s/ Cameron MacDougall

Name: Cameron MacDougall

Title: Attorney in fact

GOLAR LNG HOLDING CO.

By: /s/ Cameron MacDougall

Name: Cameron MacDougall

Title: Attorney in fact

GOLAR FREEZE HOLDING CO.

By: /s/ Cameron MacDougall

Name: Cameron MacDougall

Title: Attorney in fact

GOLAR HULL M2024 CORPORATION

By: /s/ Cameron MacDougall

Name: Cameron MacDougall

Title: Attorney in fact

GOLAR GRAND CORPORATION

By: /s/ Cameron MacDougall

Name: Cameron MacDougall

Title: Attorney in fact

GOLAR 2226 UK LIMITED

By: /s/ Cameron MacDougall

Name: Cameron MacDougall

Title: Attorney in fact

GOLAR HULL M2031 CORP.

By: /s/ Cameron MacDougall

Name: Cameron MacDougall

Title: Attorney in fact

GOLAR LNG 2234 LLC

By: /s/ Cameron MacDougall

Name: Cameron MacDougall

Title: Attorney in fact

GOLAR SPIRIT CORPORATION

By: /s/ Cameron MacDougall

Name: Cameron MacDougall

Title: Attorney in fact

GOLAR SPIRIT UK LTD.

By: /s/ Cameron MacDougall

Name: Cameron MacDougall

Title: Attorney in fact

GOLAR WINTER CORPORATION

By: /s/ Cameron MacDougall

Name: Cameron MacDougall

Title: Attorney in fact

GOLAR WINTER UK LTD.

By: /s/ Cameron MacDougall

Name: Cameron MacDougall

Title: Attorney in fact

GOLAR LNG 2215 CORPORATION

By: /s/ Cameron MacDougall

Name: Cameron MacDougall

Title: Attorney in fact

GOLAR 2215 UK LTD.

By: /s/ Cameron MacDougall

Name: Cameron MacDougall

Title: Attorney in fact

The Mandated Lead Arrangers

CITIGROUP GLOBAL MARKETS LIMITED

By: /s/ Andrew Mason

Name: Andrew Mason

Title: Director

MORGAN STANLEY SENIOR FUNDING, INC.

By: /s/ Maya Venkatraman

Name: Maya Venkatraman

Title: Authorized Signatory

HSBC BANK USA, N.A.

By: /s/ James Edmons

Name: James Edmons

Title: Director

The Arranger

GOLDMAN SACHS BANK USA

By: /s/ Jacob Elder

Name: Jacob Elder

Title: Authorized Signatory

The Bookrunners

CITIGROUP GLOBAL MARKETS LIMITED

By: /s/ Andrew Mason

Name: Andrew Mason

Title: Director

MORGAN STANLEY SENIOR FUNDING, INC.

By: /s/ Maya Venkatraman

Name: Maya Venkatraman

Title: Authorized Signatory

The Co-ordinators

CITIGROUP GLOBAL MARKETS LIMITED

By: /s/ Andrew Mason

Name: Andrew Mason

Title: Director

MORGAN STANLEY SENIOR FUNDING, INC.

By: /s/ Maya Venkatraman

Name: Maya Venkatraman

Title: Authorized Signatory

The Agent

CITIBANK EUROPE PLC, UK BRANCH

By: /s/ Gary Brine

Name: Gary Brine

Title: Vice President

The Security Agent

CITIBANK N.A., LONDON BRANCH

By: /s/ Vanessa Evans

Name: Vanessa Evans

Title: Vice President

The Lenders

CITIBANK, N.A.

By: /s/ Andrew Mason

Name: Andrew Mason

Title: Director

MORGAN STANLEY SENIOR FUNDING, INC.

By: /s/ Maya Venkatraman

Name: Maya Venkatraman

Title: Authorized Signatory

HSBC BANK USA, N.A.

By: /s/ James Edmons

Name: James Edmons

Title: Director

GOLDMAN SACHS BANK USA

By: /s/ Jacob Elder

Name: Jacob Elder

Title: Authorized Signatory